      As filed with the Securities and Exchange Commission on May 25, 1999



                                                      Registration No. 333-76859

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                              TOWNE SERVICES, INC.
             (Exact Name of Registrant as Specified in its Charter)

            GEORGIA                            7374                          62-1618121
(State or Other Jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer Identification
 Incorporation or Organization)    Classification Code Number)                Number)

 3295 RIVER EXCHANGE DRIVE, SUITE 350, NORCROSS, GEORGIA 30092, (770) 734-2680,
                           (770) 582-8350 (FACSIMILE)
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                                DREW W. EDWARDS
                            CHIEF EXECUTIVE OFFICER
                              TOWNE SERVICES, INC.
                           3295 RIVER EXCHANGE DRIVE
                                   SUITE 350
                            NORCROSS, GEORGIA 30092
                                 (770) 734-2680
                           (770) 582-8350 (FACSIMILE)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                   Copies to:

             GLENN W. STURM, ESQ.                            DAVID A. STOCKTON, ESQ.
            SUSAN L. SPENCER, ESQ.                            JAN M. DAVIDSON, ESQ.
  NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.                 KILPATRICK STOCKTON, LLP
        FIRST UNION PLAZA, SUITE 1400                         1100 PEACHTREE STREET
          999 PEACHTREE STREET, N.E.                                SUITE 2800
            ATLANTA, GEORGIA 30309                            ATLANTA, GEORGIA 30309
                (404) 817-6000                                    (404) 815-6500
          (404) 817-6050 (FACSIMILE)                        (404) 815-6555 (FACSIMILE)

                             ---------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]---------------------
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]---------------------
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]---------------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF                AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
          SECURITIES TO BE                    TO BE           OFFERING PRICE          AGGREGATE            AMOUNT OF
             REGISTERED                   REGISTERED(1)        PER SHARE(2)       OFFERING PRICE(2)    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value...........       8,050,000             $10.50             $84,525,000          $23,500(3)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


(1) Includes 1,050,000 shares which the Underwriters have an option to purchase from Towne Services, Inc. to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

(3) Previously paid.


    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 25, 1999


                                7,000,000 SHARES

                              TOWNE SERVICES, INC.
[LOGO]                            COMMON STOCK

     Towne Services, Inc. is offering 7,000,000 shares of its common stock.


     Since our initial public offering in July 1998, our common stock has traded on the Nasdaq National Market under the symbol "TWNE." As of May 24, 1999, the price per share of our common stock was $9.50.


                             ---------------------

               INVESTING IN THE COMMON STOCK INVOLVES MANY RISKS.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ---------------------

                                                      PER SHARE       TOTAL
                                                      ---------       -----
        Public Offering Price.......................  $              $
        Underwriting Discounts......................  $              $
        Proceeds to Towne Services..................  $              $

     Towne Services has granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of common stock to cover any over-allotments. If the underwriters exercise this right in full, the Public Offering Price will
total $           , the Underwriting Discounts will total $           and the
Proceeds to Towne Services will total $           . The underwriters expect to
deliver the shares of common stock to purchasers on              , 1999.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

FIRST UNION CAPITAL MARKETS CORP.                              HAMBRECHT & QUIST

                              J.C. BRADFORD & CO.

           The date of this prospectus is                     , 1999.

     [Inside front cover: graphic presentation of the 'State of Business' showing four maps of the United States shaded in to display the territories covered by Towne's sales representatives and the location of its customers as of January 1, 1998 and 1999. To the right is Towne's logo and the words 'Small Business Equates to Vast Opportunity.']

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    6
Use of Proceeds.............................................   16
Price Range of Common Stock and Dividend Policy.............   17
Capitalization..............................................   18
Dilution....................................................   19
Selected Historical Financial Information...................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   23
Business....................................................   33
Management..................................................   44
Related Party Transactions..................................   53
Principal Shareholders......................................   56
Description of Capital Stock................................   58
Shares Eligible for Future Sale.............................   62
Underwriting................................................   64
Legal Matters...............................................   65
Experts.....................................................   65
Additional Information......................................   65
Index to Financial Statements...............................  F-1


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                    SUMMARY


     This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, and you should consider the information set forth under "Risk Factors" and in the financial statements and related notes, before deciding to invest in shares of our common stock. Unless we indicate otherwise, we have assumed that the offering price per share of common stock will be $9.50 and that the underwriters will not exercise their over-allotment option.


                              TOWNE SERVICES, INC.


     Towne Services is a leading provider of services and products that process sales and payment information and related financing transactions for small businesses and community banks in the United States. We deliver these services and products online by linking our business and bank customers to our processing systems using the internet and telecommunications lines. Our systems capture sales and payment information, process it electronically and communicate the results to our customers, often the same day. Our systems also act as a hub, or electronic gateway, through which our customers can access a variety of business and management tools provided by us and other companies to help our customers succeed in an electronic commerce marketplace. The primary business capabilities we offer our customers include:


     - a "virtual credit card" system that processes the in-house credit transactions of small businesses in much the same way as credit card transactions are processed;

     - an automated receivables management system that allows banks to quickly finance the working capital needs of their small business customers; and

     - related billing, payment and presentment and debt collection services.


     For more detailed information about Towne and its business operations, please see the "Business" section beginning on page 33.


                                 TOWNE'S MARKET

     A variety of small and medium size retail merchants use our systems, including hardware stores, clothing stores, florists, auto parts stores and pharmacies. We also market our products and services to small commercial businesses, such as furniture manufacturers, equipment distributors, plumbing suppliers and other industry supply stores. We believe there are more than 5 million small and medium size retail merchants and 12 million small commercial businesses in the United States. Our processing systems allow these small businesses to automate many business management tasks that currently are conducted manually. We believe that the market for our electronic processing services and products is largely untapped, as most electronic payment processing companies typically focus instead on larger businesses and on credit and debit card transactions.

                               TOWNE'S STRATEGIES

     Our goal is to become one of the leading providers of online business solutions to small and medium size businesses in the United States. We intend to continue to develop and deliver the business and management tools that small businesses need to compete in an electronic commerce marketplace. We will need to continue to grow significantly to reach our goal, and we plan to do so by implementing the following key business strategies:

     - we intend to maximize our electronic gateway to cross-market and deliver a variety of business services and products to our growing customer base;

     - we plan to continue to enter into relationships with organizations that can expand the types of business solutions we offer or the groups of customers to which we offer our products and services;

     - we plan to aggressively hire and train additional sales and marketing personnel across the country;

     - we will continue to attract new business and bank customers by leveraging existing and future community bank relationships and the expertise of our executive officers and directors; and

     - we intend to identify and acquire businesses, products and services that complement or expand our electronic commerce solutions and business strategies.

                   RECENT DEVELOPMENTS -- THE FORSEON MERGER


     On March 25, 1999 we entered into a merger agreement to acquire Forseon Corporation, a company based in Riverside, California. Forseon provides products and services that process inventory, accounts receivable and point of sale transaction information and generate merchandise forecasts and management reports for retail businesses in the United States and Canada. These products and services often improve small retail businesses' ability to compete with larger chain retailers by providing automated processing and business management capabilities similar to those used by these larger competitors. Forseon's management reports assist these small business owners in developing and implementing their merchandising strategies as well as receivables management and marketing plans. Forseon's net revenues for the year ended December 31, 1998 were approximately $11.8 million. See Forseon's financial statements and related notes included later in this prospectus.



     The merger agreement provides for the combination of Towne's and Forseon's businesses through the merger of Forseon with a subsidiary of Towne. Towne will issue a total of 2,075,345 shares of its common stock in exchange for all outstanding stock and options to acquire stock in Forseon. Ten percent of the Towne common stock will be held back in escrow to satisfy the indemnification obligations of Forseon stockholders under the merger agreement. The merger will be accounted for as a pooling of interests. Towne requires that the holders of at least 90% of the shares of Forseon stock approve the merger. There are many other risks involved with this merger and it may not actually occur for a variety of reasons. Please see "Risk Factors -- Even if a majority of Forseon stockholders approve the merger, it may not close if several conditions which are beyond our control are not satisfied" and other risk factors describing potential risks related to this merger.

                                  THE OFFERING

Common Stock offered by Towne...............    7,000,000 shares

Common Stock offered by Towne
  if the underwriters exercise their
  over-allotment option.....................    8,050,000 shares

Common Stock to be outstanding
  after the offering........................    26,803,611 shares(1)


Assumed offering price per share............    $9.50



Estimated net proceeds to Towne
  (after deducting expenses
  related to this offering).................    $61.0 million


Use of proceeds.............................    To fund the rapid growth in our
                                                operations, make capital
                                                expenditures, pay expenses of
                                                the Forseon merger and provide
                                                additional monies for general
                                                corporate purposes, including
                                                possible acquisitions of
                                                complementary businesses or
                                                technologies.

Nasdaq National Market symbol...............    TWNE
-------------------------


(1) Based on the number of shares of common stock outstanding on April 30, 1999. This does not include an aggregate of 3,798,815 shares issuable upon the exercise of stock options and warrants outstanding as of April 30, 1999. In addition, this figure does not include 2,075,345 shares of our common stock related to the Forseon merger.


     TOWNE CREDIT(R) and TOWNE FINANCE(R) are registered marks of Towne Services. CASHFLOW(SM) MANAGER is a service mark of Towne Services. This prospectus also refers to the trademarks and trade names of other companies.

     Our principal executive offices are located at 3295 River Exchange Drive, Suite 350, Norcross, Georgia 30092, and our telephone number is (770) 734-2680.

                            SUMMARY HISTORICAL DATA
           (IN THOUSANDS, EXCEPT PER SHARE AND OTHER OPERATING DATA)


     You should read the summary information set forth below in conjunction with the financial and other information presented elsewhere in this prospectus, including the consolidated financial statements and unaudited pro forma consolidated financial statements beginning on page F-1. The pro forma statements of operations and other operating data include the financial information of Banking Solutions, Inc. and Forseon Corporation as if both mergers were completed on January 1, 1998. The pro forma adjusted balance sheet data includes the financial information of Forseon Corporation as if the merger was completed on March 31, 1999. The pro forma information is based upon currently available information and some assumptions that we believe are reasonable. It does not necessarily represent what our financial position or results of operations would have been if the events described had occurred on the dates indicated. The as adjusted information assumes that we will sell 7,000,000 shares at $9.50 in this offering. In addition, the as adjusted and pro forma information do not indicate what our actual future financial position or results of operations may be.



                             INCEPTION            YEARS ENDED DECEMBER 31,            THREE MONTHS ENDED MARCH 31,
                            PERIOD ENDED   ---------------------------------------   -------------------------------
                            DECEMBER 31,                                 PRO FORMA                         PRO FORMA
                                1995        1996     1997       1998       1998        1998       1999       1999
                            ------------   ------   -------   --------   ---------   --------   --------   ---------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA; PRO FORMA AND THREE MONTH PERIODS, UNAUDITED)
STATEMENTS OF OPERATIONS
  DATA:
Revenues..................     $    6      $  105   $   722   $  6,398   $ 26,263    $    548   $  4,605   $  7,494
Costs of processing,
  servicing and support...          2         220       832      2,027      8,245         374        954      1,519
Research and
  development.............          0          52       332        306      1,471          74         72        249
Sales and marketing.......          4         118       839      6,252     14,420         486      3,240      5,343
Stock compensation
  expense(1)..............          0          10         0      6,268      6,268       5,972         36         36
Employee termination
  costs(2)................          0           0         0      2,291      2,291           0          0          0
General and
  administrative..........         19         358     1,140      3,859      9,033       1,347      1,438      1,867
                               ------      ------   -------   --------   --------    --------   --------   --------
Total costs and
  expenses................         25         758     3,143     21,003     41,728       8,253      5,740      9,014
                               ------      ------   -------   --------   --------    --------   --------   --------
Operating loss............        (19)       (653)   (2,421)   (14,605)   (15,465)     (7,705)    (1,135)    (1,520)
                               ------      ------   -------   --------   --------    --------   --------   --------
Net loss..................     $  (19)     $ (662)  $(2,516)  $(15,135)  $(16,038)   $ (8,092)  $ (1,057)  $ (1,334)
                               ======      ======   =======   ========   ========    ========   ========   ========
Preferred stock
  dividends...............          0           0         0     (5,108)    (5,108)     (5,108)         0          0
Net loss attributable to
  common shareholders.....     $  (19)     $ (662)  $(2,516)  $(20,935)  $(21,838)   $(13,411)  $ (1,057)  $ (1,334)
                               ======      ======   =======   ========   ========    ========   ========   ========
Net loss per common
  share...................     $(0.00)     $(0.10)  $ (0.26)  $  (1.35)  $  (1.20)   $  (1.11)  $  (0.05)  $  (0.06)
                               ======      ======   =======   ========   ========    ========   ========   ========
Weighted average common
  shares outstanding......      5,000       6,337     9,601     15,516     18,128      12,077     19,765     21,841
                               ======      ======   =======   ========   ========    ========   ========   ========
OTHER OPERATING DATA AT
  END OF PERIOD:
Number of sales people....          0           2        15         99        157          33         97         --
Number of bank
  contracts(3)............          0          17        74        641        641         122        733         --
Number of business
  customers...............          0          11        96      1,662      3,062         161      2,055         --



                                                                         AT MARCH 31, 1999
                                                              ---------------------------------------
                                                                        AS ADJUSTED FOR    PRO FORMA
                                                              ACTUAL     THIS OFFERING    AS ADJUSTED
                                                              -------   ---------------   -----------
BALANCE SHEET DATA:
Working capital.............................................  $ 7,870       $68,879         $66,930
Total assets................................................   30,159        91,168          93,507
Long-term debt..............................................        0             0             273
Shareholders' equity........................................   27,271        88,280          87,962

---------------


(1) During the year ended December 31, 1998, we sold shares of common stock and issued options to acquire common stock to employees, officers, directors and non-employees at what we believed to be the fair market value of the common stock at that time. Based upon third-party sales, a valuation and the initial public offering price, we subsequently valued the common stock at a higher price. We recorded a one-time non-cash stock compensation charge for the additional value.

(2) Represents costs associated with severance payments made in connection with the consolidation of business operations after we acquired Banking Solutions, Inc. in December 1998.
(3) Number of bank contracts includes each processing agreement executed with a bank. In some cases, we enter into an agreement with a bank that has several branches and the numbers presented above do not reflect the number of branches operated by the bank. We also enter into contracts with bank holding companies that are the parent of several different banks and may count the contract as multiple contracts to represent the banks or communities covered by the contract.

                                  RISK FACTORS

     You should carefully consider the risks described below before investing in our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that case, the trading price of our common stock would likely decline, and you may lose all or part of your investment in our company.


     The risks and uncertainties described below are not the only ones that may impact our company. The risks set forth below are in addition to risks that apply to most businesses, which could also seriously harm the business of Towne.



WE HAVE A LIMITED OPERATING HISTORY AND HAVE HAD SIGNIFICANT LOSSES, AND, CONSEQUENTLY WE CANNOT GUARANTEE WE WILL BECOME PROFITABLE.



     We have only a limited operating history. We released our flagship TOWNE CREDIT(TM) product and related services in June 1997. We have incurred significant losses since we began operations. We had net losses of $660,000 in 1996, $2.5 million in 1997 and $15.1 million in 1998. For the first quarter ended March 31, 1999, we had a net loss of $1.1 million. We will continue to incur net losses until we are able to attain sufficient revenues to support our business and outweigh our expenses, which may never occur.



     You should evaluate our company in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development and in relatively new and changing markets. Our products and services are relatively new. Businesses and banks may not accept these products and services, or any others we may offer, quickly or at all. Although we have increased our revenues in recent periods, our costs and expenses have also grown substantially. We may not be able to continue our revenue growth, control costs or become profitable. Our ability to achieve and maintain profitability depends on a number of factors, including:


        - gaining market acceptance for our current and future products and services;


        - increasing revenues while reducing costs, including costs of integrating acquired businesses;


        - implementing our business strategies; and

        - many other factors outside our control.

     We cannot guarantee that we will succeed in achieving these goals, and our failure to do so would have a material adverse effect on our business, prospects, financial condition and operating results.


WE HAVE GROWN OUR BUSINESS RAPIDLY, AND WE MAY NOT BE ABLE TO SUSTAIN OR MANAGE OUR GROWTH TO IMPROVE OUR PERFORMANCE.



     We have grown rapidly both internally and by acquisitions of other businesses. For example, our customer base has increased from 96 businesses and 74 bank contracts at the end of 1997 to 1,662 businesses and 641 bank contracts at the end of 1998. We have had to recruit and hire more personnel, modify our processing systems and otherwise expand our operations to accommodate our growth. We may not be successful in continuing or managing our growth. Further, our growth has placed, and will continue to place, significant demands on all aspects of our business, including our systems, management and personnel. We cannot guarantee that we will be able to fund our growth, manage costs, adapt our operating systems, respond to changing business conditions or otherwise achieve or manage our growth and improve our operating performance.

WE DEPEND ON INCREASING OUR SALES AND MARKETING FORCE AND FORMING NEW MARKETING RELATIONSHIPS TO GROW OUR BUSINESS, AND A FAILURE TO ACCOMPLISH THIS STRATEGY MAY ADVERSELY AFFECT OUR CUSTOMER BASE AND REVENUE GROWTH.



     We must aggressively hire sales and marketing personnel and enter into new marketing relationships to help gain access to large groups of potential bank and business customers. Competition for experienced sales and marketing personnel is intense, and we may not be able to retain existing personnel or locate and attract additional qualified personnel in the future. In addition, we have relationships with various organizations for the marketing, support and endorsement of our products and services. For example, we rely upon our agreements with bankers banks across the country to market our transaction processing services and products to community banks. We rely on these companies to market our processing systems and services to their existing and future customer base of banks across the country. If we were to lose any of these key marketing relationships or fail to enter into new ones, it could prevent or delay growth in our customer base and revenues and have a material adverse effect on our business, financial condition and operating results.



THERE ARE MANY FACTORS THAT HAVE CAUSED AND MAY CAUSE OUR OPERATING RESULTS AND STOCK PRICE TO FLUCTUATE, INCLUDING FACTORS THAT ARE BEYOND OUR CONTROL.



     Our operating results have varied significantly in the past and are likely to vary significantly in the future. This is in large part because the market for our products and services is emerging and because our processing volume differs substantially from customer to customer and quarter to quarter. Our stock price has also fluctuated significantly and is likely to remain relatively volatile in the future. Our future success depends on a number of factors, many of which are unpredictable and beyond our control. These factors include:



        - whether or not the market accepts our current and future products and services like the products we intend to offer as a result of the Forseon merger and other acquisitions;


        - whether new competitors emerge or existing competitors gain market share faster than us;


        - whether new technologies are developed which make our transaction processing systems outdated or obsolete;



        - whether costs of doing business increase as a result of higher wages and sales commissions needed to attract and retain qualified personnel, acquisitions of businesses, taxes, competitors' pricing and other factors;


        - whether we can identify and locate good businesses to acquire and integrate the businesses we acquire in a cost-effective manner;


        - whether seasonal trends in consumer purchasing impact the volume of transactions processed by our small business customers;



        - general economic factors and market conditions that impact our small business and bank customers and the electronic commerce industry; and



        - the impact of future acquisitions on our operations, including the pending Forseon merger .

     Due to all of these factors, historical results cannot be relied upon to indicate future results, and it is likely that in some future period our results of operations will fall below market expectations. This would likely cause the price of our common stock to drop substantially.

BECAUSE IT IS NOT DIFFICULT TO ENTER OUR INDUSTRY, WE EXPECT INCREASED COMPETITION WHICH COULD HARM OUR BUSINESS.

     Our industry is very competitive. Increased competition is likely from both existing competitors and new entrants into our existing or future markets. We believe it is not very difficult to enter into business in our industry. Our competitors have significant advantages, and future competitors may also have advantages, including:

        - established products and services;

        - substantially greater resources and market presence;

        - better customer service and technological expertise;

        - additional personnel;

        - the ability to adapt quickly to new technologies and changes in customer demands;

        - the ability to devote greater resources to marketing;

        - longer operating histories; and

        - larger and more established customer bases and operations.


     For instance, one of our major competitors is expected to complete an initial public offering of shares of its common stock by the end of May 1999, which will increase the financial resources it has to compete with us. The effect of such heightened competition could include a decline in the number of customers we serve and an increase in the costs we have to incur to conduct our marketing and advertising efforts and win new business.



WE RELY UPON SIGNIFICANT NEW CUSTOMERS TO GENERATE SET-UP FEES AND THE ONGOING TRANSACTION FEES THAT CONSTITUTE THE MAJORITY OF OUR REVENUES.



     We rely upon and will continue to rely upon significant new customers or large numbers of new customers for the set-up fees that are a substantial portion of our revenues. If we are unable to sell our products and services to a significant number of new customers, it would negatively impact the amount of revenues generated from set-up and ongoing transaction fees. The amount of revenues derived from any given customer during a given period of time may vary significantly, and we expect that the identity of customers accounting for large portions of revenues will change from quarter to quarter and year to year.



TO GROW OUR BUSINESS, WE PLAN TO ACQUIRE OTHER COMPANIES AND RAISE CAPITAL BY ISSUING SHARES OF OUR COMMON STOCK, WHICH MAY SUBJECT US TO ADDITIONAL RISKS AND WILL DILUTE YOUR OWNERSHIP.



     To carry out our growth strategies, we plan to acquire other businesses and products using a combination of stock and cash, and we may also sell additional shares of our stock to raise money for expanding our operations. An inability to identify, acquire and integrate businesses, products or services that complement our business may negatively affect our financial results and our ability to grow. We cannot guarantee that we will be able to identify and acquire suitable candidates on acceptable terms. We also cannot promise that we will be able to arrange adequate financing, complete any transaction or successfully integrate the acquired business. We may issue more shares of stock in future acquisitions or in sales of our stock, which would dilute the shares you own. For example, if the Forseon merger is completed, we will issue an additional 2,075,345 shares which will decrease the percentage of Towne stock you hold as a result of this offering. Acquisitions and stock offerings may also distract management and result in additional debt, loss of key employees, expenses related to goodwill and other intangible assets and unforeseen liabilities, all of which could have a material adverse effect on our business and financial condition. In addition, we may not be able to successfully compete with other companies for acquisition candidates.



IF WE DO NOT INTEGRATE OUR BUSINESS WITH FORSEON SUCCESSFULLY OR IMPROVE FORSEON'S PERFORMANCE, WE MAY NOT BENEFIT FROM THE FORSEON MERGER AND THE VALUE OF YOUR INVESTMENT MAY DECREASE SIGNIFICANTLY.



     In order to increase the benefits of the merger with Forseon, we must successfully combine our businesses and operations. We must:



     - make Forseon's technologies, products, services and personnel operate together with our technologies, products, services and personnel in a cost-effective manner;



     - cross-market and sell Towne's services and products to Forseon's customers, and vice versa; and



     - minimize duplicative managerial, sales and marketing efforts and eliminate redundant costs of our operations.



     If we do not integrate our operations successfully and quickly, we may lose customers, fall behind on important projects such as new product development and fail to obtain our business goals. This would likely cause a slow-down in our growth rate which may result in a decrease in the value of your investment. We may need to replace or convert some of Forseon's computer systems in order to work with our computer systems. In addition, we must improve Forseon's performance. Forseon's revenues did not grow in the last fiscal year, and have not grown significantly in recent years. It is possible that Forseon's business will not grow in the future, or that its costs and expenses will increase. If it is not profitable, or if it does not increase its revenues or control its expenses, Forseon could become a drain on our financial performance, or on the price of our common stock. This may inhibit our growth and reduce the value of your investment in our stock.



EVEN IF A MAJORITY OF FORSEON STOCKHOLDERS APPROVE THE MERGER, IT MAY NOT CLOSE IF SEVERAL CONDITIONS WHICH ARE BEYOND OUR CONTROL ARE NOT SATISFIED.



     Even if most of Forseon's stockholders approve the merger, it may not close unless several conditions are satisfied, including:



        - we require that the merger agreement and related matters must be approved by holders of at least 90% of the outstanding Forseon common stock and we cannot guarantee this approval will be obtained;


        - the shares we will issue in the Forseon merger must be registered with the Securities and Exchange Commission;

        - Forseon must have instituted proceedings to correct problems with its employee benefit plans;

        - our continued investigation of Forseon's business and operations must not reveal any material breaches by Forseon of the representations and agreements it made in the merger agreement;

        - many other events specified in the merger agreement must occur, or not occur, prior to closing; and


        - the other conditions set forth in the merger agreement must be satisfied or waived by the party entitled to benefit from the condition.


     We cannot assure you that the conditions to the merger will be satisfied or waived in a timely manner or at all. In that case, the merger will be delayed or may not occur at all, and some or all of the potential benefits of the merger may be lost.


IF THE FORSEON MERGER DOES NOT CLOSE OR IS DELAYED, OUR BUSINESS AND YOUR INVESTMENT VALUE WOULD BE HARMED.


     If the Forseon merger does not close or is delayed, our business will be greatly harmed because the announcement of the merger and our efforts to close the merger will:

        - deplete our cash;

        - disrupt our sales and marketing efforts;

        - likely increase employee turnover; and

        - distract our management from our business plan and strategies.


     These factors would also likely cause harm to the value of your investment in Towne. We currently estimate that the Forseon merger will result in transaction costs of approximately $1.5 million. This is an estimate and the actual transaction costs may be much larger, especially if the merger is delayed. Many of these costs have been incurred already. If the merger is not consummated, we will have incurred significant costs but will receive no benefits.



BECAUSE OUR CUSTOMERS ARE SUBJECT TO INDUSTRY CONSOLIDATION, ECONOMIC DOWNTURN AND OTHER FACTORS, AND BECAUSE OF THE FORSEON MERGER, WE MAY LOSE CUSTOMERS WITH LITTLE NOTICE.



     Customer attrition is a normal part of the electronic transaction processing business. This attrition occurs among our customer base due to consolidation in the community banking industry, small business failures and other reasons. We have experienced and will experience losses of customers due to attrition. Our written agreements with customers generally provide that either party may terminate the agreement upon 30 to 60 days' notice for any reason. Continued consolidation in the financial services industry in the United States may result in fewer potential bank customers for our company. In addition, we may elect not to process or continue processing for customers that experience financial difficulties or other problems.



     One of our key strategies for making the combination of Towne and Forseon successful is to cross-market our products and services to Forseon's customers, and vice versa, to increase recurring revenues generated from the combined customer base of Towne and Forseon. As a result of the Forseon merger, some of our customers may not continue to do business with us or may decide to purchase products and services from our competitors. Our customers might cancel agreements if we experience difficulties in integrating Forseon's business into our operations. Cancellations or failures to renew our customer contracts, both before and after the merger, could decrease our recurring revenues and seriously harm our business and operating results and our ability to grow the business.

QUALIFIED MANAGEMENT, MARKETING AND SALES PERSONNEL ARE DIFFICULT TO LOCATE, HIRE AND TRAIN, AND IF WE CANNOT ATTRACT AND RETAIN KEY MANAGEMENT AND OTHER QUALIFIED PERSONNEL, IT WILL HARM OUR ABILITY TO OPERATE AND GROW OUR BUSINESS.



     If we cannot attract and retain key management and other qualified personnel, it will harm our business. Our ability to successfully operate and grow our business depends in large part on retaining our senior officers and other key personnel. Despite our efforts to retain quality employees, we have lost employees in the past and might do so in the future. The loss of employees has negatively affected our ability to operate and grow our business in the past. Similarly, our future performance depends on our ability to continue to attract qualified personnel. Competition for qualified management, technical, sales and marketing employees in our industry is intense. Employees, including senior officers, might leave our company and go to work for competitors. We cannot assure you that we will be able to attract, retain and integrate employees to develop and continue our business and strategies.


WE WILL HAVE BROAD DISCRETION TO SPEND A LARGE PORTION OF THE NET PROCEEDS FROM THIS OFFERING.


     We estimate that the net proceeds from the sale of the 7,000,000 shares of common stock offered by us will be approximately $61.0 million, after deducting estimated underwriting discounts and estimated offering expenses. We intend to use a substantial portion of the net proceeds:


     - to fund the rapid growth in our operations, including to fund expansion of our sales and marketing and development of additional products and services;

     - to fund capital expenditures and costs of moving to new operating facilities; and

     - for acquisitions and other general corporate purposes.


     We have not determined specific uses for over 90% of the offering proceeds. Consequently, our board of directors and management may apply much of the net proceeds of this offering to uses you may not consider desirable. The failure of management to apply these funds effectively could have a material adverse effect on our business, financial condition and operating results. For more information on how we intend to use proceeds from this offering, see "Use of Proceeds."


FUTURE SALES OF SHARES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK
PRICE.


     If our shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, we will have 26,803,611 shares of common stock outstanding. Also, there are options and warrants to acquire another 3,798,815 shares outstanding at this time. Upon completion of this offering, approximately 13,710,000 shares, including the 7,000,000 shares being offered in this offering, will be freely tradeable by people who are not affiliates of our company. In addition, if we complete the Forseon merger, there will be another 2,075,345 shares of common stock registered for public sale.


     Because the Forseon merger will be accounted for as a pooling of interests, the directors, executive officers and holders of more than 10% of the shares of each of Forseon and Towne are not permitted to sell shares of our common stock for a period of time beginning 30 days prior to completion of the merger and ending when we announce operating results which include 30 days of activities of the combined company. The underwriters will not receive separate agreements that restrict any shareholder's ability to sell shares in connection with this offering. As a result, if the Forseon merger is terminated, our affiliates will not be restricted from selling their shares, except as provided under the securities laws. See "Shares Eligible for Future Sale" for more information on the ability of several other shareholders to sell their shares.



WE PLAN TO EXPAND OUR OPERATIONS BY ADDING NEW ELECTRONIC COMMERCE BUSINESS TOOLS AND PROCESSING CAPABILITIES TO THE SERVICES AND PRODUCTS WE OFFER, AND NEW TECHNOLOGIES INTRODUCED BY OTHERS COULD MAKE OUR PRODUCTS AND SERVICES OBSOLETE.



     Our business strategies include (1) upgrading our network connections and systems capabilities and (2) offering newly developed or acquired electronic commerce products to our established customer base. Other companies may develop new technologies or introduce new products that are more effective than our products and services. This may make the products and services we offer and plan to offer obsolete or less attractive to potential customers. If this occurs, we may be unable to grow our customer base and may lose customers to other companies.



MANY OF OUR CUSTOMERS OPERATE IN A REGULATED INDUSTRY, WHICH COULD ADVERSELY IMPACT OUR BUSINESS.



     Many of our customers are banks. The banking industry is highly regulated and subject to supervision by several federal and state governmental regulatory agencies. If bank regulations change or if new regulations are adopted to regulate the financing of small business accounts receivable, our business, financial condition and results of operations could be materially adversely affected.



BECAUSE OUR CUSTOMERS MAY USE OUR SYSTEMS AND PRODUCTS FOR CRITICAL BUSINESS OPERATIONS, WE MAY BE LIABLE FOR ANY PROBLEMS WITH OUR SYSTEMS AND PRODUCTS.



     Many of our products are connected to our customers' operating systems and assist our customers with critical business needs. We may be liable if the use of any of our systems and products causes damage to our customers' businesses. We also may be required to recall certain of our products if they become damaged or unable to perform their intended functions. We have not experienced any product liability judgments or claims. However, a product liability judgment or claim could negatively affect our business, financial condition and results of operations.



OUR BUSINESS DEPENDS ON OUR NETWORK INFRASTRUCTURE AND COMPUTER EQUIPMENT, THE FAILURE OF WHICH WOULD HINDER OUR SERVICES AND MAY MAKE IT MORE DIFFICULT TO CONDUCT OUR BUSINESS.



     Our operations depend on our ability to protect our network infrastructure and equipment. Damage to this equipment may be caused by human error, natural disasters, power and telecommunications failures, intentional acts of vandalism and similar events. Despite precautions we have taken, the occurrence of human error, a natural disaster or other unanticipated problems could halt our services, damage network equipment and result in substantial expense to repair or replace damaged equipment. In addition, the failure of our telecommunications providers to supply the necessary services could also interrupt our business. The inability to supply services to our customers could negatively affect our business, may lead to lawsuits or loss of customers and may also harm our reputation.

WE HAVE SPENT A SIGNIFICANT AMOUNT OF TIME AND MONEY DEVELOPING OUR BUSINESS TECHNOLOGIES AND CREATING RECOGNIZED TRADE NAMES, AND WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS.



     We believe that our electronic processing systems and technologies, trademarks and other proprietary rights, including Towne Credit(TM) and Towne Finance(TM), are important to our success. We have spent a significant amount of time and money developing these technologies, trademarks and other rights and the name recognition that accompanies them. We have no patents on our technology. We attempt to protect our rights through a combination of copyright law, trademark and trade secret laws, employee and third party confidentiality agreements and other methods. However, unauthorized parties may attempt to copy aspects of our technology, products and services or to otherwise obtain and use information that we regard as proprietary, despite our efforts to protect them. Third parties may claim that our current or future products and services infringe the patent, copyright or trademark rights of such third parties. We cannot guarantee that, if such actions or claims are brought, we will ultimately prevail. Any such claims, whether with or without merit, could be costly and time consuming, cause delays in introducing new or improved products and services and require us to enter royalty or licensing agreements or discontinue using the challenged technology. This would make it more difficult and expensive to conduct our business and may drain our resources, which could adversely impact our revenues and operating margins.



WE MAY NOT BE ABLE TO USE THE TAX BENEFIT FROM OUR OPERATING LOSSES AND MAY FACE OTHER TAX ISSUES.



     At December 31, 1998, we had available net operating losses, or NOLs, of approximately $17.6 million, which will expire beginning in 2011 if not used. If taxable income in future years is less than the NOLs we are permitted to use, some NOLs will not be realized. Once these NOLs are used or expire, our projected effective tax rate will increase, which will adversely affect our operating results and financial condition. In addition, we may become subject to state taxation of fees charged for our products and services. This may decrease profits, if any, derived from these services.



A FEW PEOPLE CONTROL A LARGE PORTION OF OUR STOCK AND MAY VOTE THEIR SHARES IN WAYS WITH WHICH YOU DO NOT AGREE.



     Our executive officers and directors beneficially own 39.9% of the outstanding common stock. After this offering, these people will continue to own 30.5% of our stock. Accordingly, they control our company to a great extent and have the power to influence the election of a majority of the directors, the appointment of management and the approval of actions requiring a majority vote of our shareholders. They also have the ability to keep some transactions from happening even if the transactions might be favorable to other shareholders. The interests of senior management could conflict with the interests of our other shareholders.


THE BOOK VALUE OF THE SHARES YOU PURCHASE IN THIS OFFERING WILL BE SIGNIFICANTLY DILUTED.


     The public offering price per share will exceed our net tangible book value per share. Accordingly, purchasers of common stock sold in this offering will experience immediate and substantial dilution of $6.81 per share in their investment, while the value of shares held by current shareholders will increase. For a more comprehensive discussion of the effect of the offering on the value of the shares of common stock, see "Dilution."

OUR CORPORATE ORGANIZATIONAL DOCUMENTS AND SOME OF OUR EMPLOYMENT AGREEMENTS CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.

     Some provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of our company, even if such change in control would be beneficial to shareholders. Some of our executive officers also have employment agreements that contain change in control provisions. These provisions also may discourage or prevent a tender offer, proxy contest or other attempted takeover.


BECAUSE WE RELY ON COMPUTERS AND OTHER ELECTRONIC DEVICES IN OUR BUSINESS, PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD DISRUPT OR DAMAGE OUR BUSINESS OPERATIONS.


     Our business and customer relationships rely on computer software programs, internal operating systems and telephone and other network communications connections. If any of these programs, systems or network connections are not programmed to recognize and properly process dates after December 31, 1999, significant system failures or errors may result which could have a material adverse effect on our and our customers' business, financial condition, or results of operations. For our internal accounting and operating systems and network communications, we use software and other products provided by third parties. If these products are affected by the year 2000 problem, our ability to provide services to our customers may be materially adversely affected.


     We supply point of sale terminals and other products needed to run our processing systems to our customers and have not tested any other products or systems used in our customers' businesses. If our customers do not successfully address year 2000 issues in their operations and, as a result, experience temporary or permanent interruptions in their businesses, we may lose revenues from these customers. We believe that many financial institutions and small businesses, including our customers, are still in the preliminary stages of analyzing their systems for year 2000 issues. It is impossible to estimate the potential expenses involved or delays which may result from the failure of these institutions and third parties to resolve their year 2000 issues in a timely manner. We cannot guarantee that such expenses, failures or delays will not have a material adverse effect on our business, financial condition or results of operations. In addition, we have no contingency plan in place to address any large-scale problems our customers, vendors or other persons with whom we conduct business may face related to year 2000 issues.


BECAUSE OUR BUSINESS INVOLVES THE ELECTRONIC STORAGE AND TRANSMISSION OF DATA, WE COULD BE ADVERSELY AFFECTED BY SECURITY BREACHES.


     Our online transaction processing systems electronically store and transmit sensitive business information of our customers. The difficulty of securely storing confidential information electronically has been a significant barrier to conducting electronic commerce. We may be required to spend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that our activities or the activities of our customers involve the storage and transmission of confidential information, such as banking records or credit information, security breaches could expose us to claims, litigation or other possible liabilities. Our inability to prevent security breaches could also cause customers to lose confidence in our systems and terminate their agreements with us.

                 FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES


     We have made forward-looking statements in this prospectus. These statements are subject to risks and uncertainties, and there can be no guarantees that such statements will prove to be correct. Forward-looking statements include assumptions as to how we may perform in the future. When we use words like "believe," "expect," "anticipate," "predict," "potential," "seek," "continue," "will," "may," "could," "intend," "plan" and "estimate" or similar expressions, we are making forward-looking statements. For those statements we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this prospectus, could affect the future results of our company and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include:


        - our limited operating history and whether we will be able to achieve or maintain profitability;

        - whether we can obtain, continue and manage growth or execute agreements with new customers;

        - whether we can enter new marketing alliances or attract and retain sales and marketing personnel to grow our business;


        - increased competition, including from other companies with greater resources than Towne;


        - termination of or any significant delay in the expected completion of the merger with Forseon;


        - whether we can successfully integrate the operations of companies we acquire, including the proposed merger with Forseon;



        - the unknown effects of possible system failures, security breaches and rapid changes in technology; and



        - adverse changes in economic, legal and regulatory conditions which impact our small business and community bank customers, the electronic transaction processing industry and the geographic markets we serve.



     Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined under the "Risk Factors" section beginning on page 6. You should also consider the cautionary statements contained in the reports we have filed with the Securities and Exchange Commission. These factors may cause our actual results, both before and after the proposed merger with Forseon, to differ materially from any forward-looking statements.



     In addition, we cannot guarantee that any of the assumptions from which we have developed the pro forma financial information set forth in this prospectus are complete or correct. Projections or estimates of our future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. You should read the particular discussions under "Risk Factors" beginning on page 6 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 23.

                                USE OF PROCEEDS


     We estimate that the net proceeds to us from the sale of the 7,000,000 shares of common stock will be $61.0 million after deducting the estimated underwriting discounts and other estimated offering expenses of approximately $2.0 million payable by us.


     The principal purposes and uses of proceeds from this offering are to:

     - fund the rapid growth in our operations needed to achieve our goals, including to fund expansion of our sales and marketing efforts and the development of our online transaction based services and products;

     - fund a total of approximately $3.5 million in capital expenditures related to the additional development of our electronic processing and customer management systems and for moving our operating facilities to a new location;

     - pay estimated expenses of $1.5 million we currently expect to incur in connection with the Forseon merger;

     - fund possible acquisitions and for other general corporate purposes;

     - increase our equity capital; and

     - increase our visibility in the marketplace.


     We have not identified specific uses for a large portion of the offering proceeds, and management will have significant discretion over their use and investment. We intend to seek acquisitions that could provide additional products, personnel and technologies, and a portion of the net proceeds may be used for those acquisitions. While we discuss potential acquisitions from time to time and have recently entered into a merger agreement with Forseon, we currently have no commitments or agreements for any other acquisitions. Further, we cannot guarantee that we will complete the Forseon merger or any future acquisitions. Pending these uses, we intend to invest the net proceeds from this offering in investment-grade, interest-bearing instruments. For more information on the risks to you from the proposed use of proceeds of this offering, see "Risk Factors -- We will have broad discretion to spend a large portion of the net proceeds from this offering" on page 11 of this prospectus.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Since our initial public offering became effective in July 1998, our common stock has traded on the Nasdaq National Market under the symbol TWNE. As of April 5, 1999, we had approximately 1,800 beneficial holders of our common stock. Of this total, approximately 365 were shareholders of record.

     The following table sets forth the high and low sales price information for our common stock, as reported by Nasdaq, since it began trading publicly:


                                                               STOCK PRICE
                                                              -------------
                                                               HIGH    LOW
                                                              ------  -----
Third Quarter 1998..........................................  $ 8.25  $4.63
Fourth Quarter 1998.........................................    8.50   4.38
First Quarter 1999..........................................   10.63   5.38
Second Quarter 1999, through May 24.........................   11.31   7.63



     On May 24, 1999, the last reported sales price of the common stock as reported by the Nasdaq National Market was $9.50 per share.


     We have never paid any cash dividends on our common stock, and we anticipate that for the foreseeable future we will continue to retain any earnings for use in the operation of our business.

                                 CAPITALIZATION


     The following table describes our capitalization at March 31, 1999:



     - on an actual basis,



     - as adjusted to reflect our sale of 7,000,000 shares of common stock offered by this prospectus and the application of the estimated net proceeds from the offering, and



     - on a pro forma basis giving effect to this offering and the Forseon merger as if it occurred on January 1, 1999.



See "Selected Historical Financial Information" and "Use of Proceeds" for information on these events.


     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and the other financial information appearing elsewhere in this prospectus.


                                                                         MARCH 31, 1999
                                                             --------------------------------------
                                                                           AS
                                                                        ADJUSTED
                                                                           FOR
                                                                          THIS         PRO FORMA
                                                              ACTUAL    OFFERING      AS ADJUSTED
                                                             --------   ---------   ---------------
                                                                   (UNAUDITED; IN THOUSANDS)
Long-term debt, including current maturities, net of
  original issue discount..................................  $      0   $      0       $    273
Redeemable common stock....................................         0          0            190
Shareholders' equity:
Preferred stock, 20,000,000 shares authorized; none issued
  and outstanding..........................................         0          0              0
Common stock, 50,000,000 shares authorized, 19,803,611
  shares issued and outstanding, actual; 26,803,611 shares
  issued and outstanding, as adjusted; and 28,878,956
  shares issued and outstanding on a pro forma, as adjusted
  basis....................................................    52,419    113,428        114,929
Warrants outstanding to purchase common stock..............        41         41             41
Accumulated deficit........................................   (25,189)   (25,189)       (27,008)
                                                             --------   --------       --------
     Total shareholders' equity............................    27,271     88,280         87,962
                                                             --------   --------       --------
     Total capitalization..................................  $ 27,271   $ 88,280       $ 88,425
                                                             ========   ========       ========


     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 1999 and does not include:

     - 1,050,000 shares that are issuable pursuant to the underwriters' over-allotment option;


     - 3,798,815 shares subject to options and warrants outstanding as of March 31, 1999 at a weighted average exercise price of $2.13 per share; and


     - 2,075,345 shares related to the Forseon merger, except for the pro forma information, which includes these shares.

                                    DILUTION


     Our net tangible book value as of March 31, 1999 was $11.2 million, or $0.57 per share of common stock. The formula for calculating net tangible book value per share is the amount by which our net tangible assets exceed our total liabilities divided by the fully diluted number of shares of common stock outstanding. After giving effect to the sale of 7,000,000 shares of common stock in this offering and the application of the estimated net proceeds as set forth under "Use of Proceeds," our pro forma net tangible book value as of March 31, 1999 would have been $72.2 million, or $2.69 per share. This amount represents an immediate increase of $2.12 in net tangible book value per share to existing shareholders and an immediate dilution of $6.81 in net tangible book value per share to new investors. The following table illustrates this per share dilution:



Assumed public offering price...............................          $9.50
  Net tangible book value before this offering..............  $0.57
  Increase attributable to the sale of shares offered
     hereby.................................................   2.12
Pro forma net tangible book value after this offering.......           2.69
                                                                      -----
Dilution in net tangible book value to new investors........          $6.81
                                                                      =====


     The following table summarizes the number of shares of common stock purchased from Towne, the total consideration and the average price per share paid by existing shareholders and to be paid by new investors in this offering:


                                         SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                        -------------------   ---------------------     PRICE
                                          NUMBER    PERCENT      AMOUNT     PERCENT   PER SHARE
                                        ----------  -------   ------------  -------   ---------
Existing shareholders.................  19,803,611    73.9%    $42,320,619    38.9%     $2.14
New investors.........................   7,000,000    26.1%     66,500,000    61.1%      9.50
                                        ----------   -----    ------------   -----

Total.................................  26,803,611   100.0%   $108,820,619   100.0%
                                        ==========   =====    ============   =====



     If the underwriters exercise their over-allotment option in full, the number of shares of common stock to be held by new investors will increase to 28.9% of the total shares of common stock to be outstanding after this offering. See "Principal Shareholders" and "Description of Capital Stock."



     The above computations exclude 3,798,815 shares of common stock issuable upon the exercise of options or warrants outstanding as of March 31, 1999 at a weighted average exercise price of $2.13 per share. To the extent any of these options and warrants are exercised, new investors will incur further dilution. See "Management -- 1998 Stock Option Plan," "-- 1996 Stock Option Plan" and Note 8 of the notes to our consolidated financial statements for further details on these options and warrants.

                   SELECTED HISTORICAL FINANCIAL INFORMATION


     The following selected historical consolidated financial information should be read in conjunction with, our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations." These results are summaries of what we believe is the most important financial information about our company and may not be indicative of our future results.



     Our selected consolidated statements of operations data for the inception period from October 23 to December 31, 1995 and for each of the three years ended December 31, 1998, and our balance sheet data as of December 31, 1996, 1997 and 1998 were derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, Towne's independent public accountants. Our selected consolidated statement of operations data for the three months ended March 31, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1995 and March 31, 1998 and 1999 were derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our financial condition and results of operations.



     On March 25, 1999, we entered into a merger agreement to acquire Forseon Corporation. The transaction will be accounted for as a pooling of interests. The total number of shares of Towne common stock to be issued in the merger is 2,075,345. See "Business -- Acquisitions of Complementary Companies and
Products -- Proposed Acquisition -- The Forseon Merger." Management believes that, as a consequence of this merger, Towne's future financial results will not be comparable to its historical financial results. See the unaudited pro forma combined condensed financial statements beginning on page F-55.

                                     INCEPTION                                                           THREE MONTHS ENDED
                                   PERIOD ENDED               YEARS ENDED DECEMBER 31,                       MARCH 31,
                                   DECEMBER 31,       ----------------------------------------     ------------------------------
                                       1995             1996           1997           1998            1998              1999
                                  ---------------     ---------     ----------     -----------     -----------     --------------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA AND OTHER OPERATING DATA; THREE MONTH PERIODS, UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
REVENUES........................      $    6           $  105        $   722        $  6,398        $    548          $ 4,605
COSTS AND EXPENSES:
  Costs of processing, servicing
    and support.................           2              220            832           2,027             374              954
  Research and development......           0               52            332             306              74               72
  Sales and marketing...........           4              118            839           6,252             486            3,240
  Stock compensation
    expense(1)..................           0               10              0           6,268           5,972               36
  Employee termination
    costs(2)....................           0                0              0           2,291               0                0
  General and administrative....          19              358          1,140           3,859           1,347            1,438
                                      ------           ------        -------        --------        --------          -------
         Total costs and
           expenses.............          25              758          3,143          21,003           8,253            5,740
                                      ------           ------        -------        --------        --------          -------
OPERATING LOSS..................         (19)            (653)        (2,421)        (14,605)         (7,705)          (1,135)
                                      ------           ------        -------        --------        --------          -------
OTHER EXPENSES:
  Interest expense (income),
    net.........................           0                6             96            (263)             64              (78)
  Other expense (income)........           0                3             (1)             (6)              0                0
  Financing costs for stock
    issued to nonemployees(1)...           0                0              0             323             323                0
                                      ------           ------        -------        --------        --------          -------
         Total other expenses...           0                9             95              54             387              (78)
                                      ------           ------        -------        --------        --------          -------
  Loss before extraordinary loss
    on early extinguishment of
    debt........................         (19)            (662)        (2,516)        (14,659)         (8,092)          (1,057)
  Extraordinary loss on early
    extinguishment of debt......           0                0              0             476               0                0
                                      ------           ------        -------        --------        --------          -------
NET LOSS........................      $  (19)          $ (662)       $(2,516)       $(15,135)       $ (8,092)         $(1,057)
                                      ======           ======        =======        ========        ========          =======
PREFERRED STOCK DIVIDENDS(3)....           0                0              0          (5,108)         (5,108)               0
ACCRETION OF WARRANTS WITH
  REDEMPTION FEATURE(3).........           0                0              0            (692)           (211)               0
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS BEFORE
  EXTRAORDINARY LOSS............      $  (19)          $ (662)       $(2,516)       $(20,459)       $(13,411)         $(1,057)
                                      ======           ======        =======        ========        ========          =======
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS PER COMMON SHARE
  BEFORE EXTRAORDINARY LOSS
  Basic.........................      $(0.00)          $(0.10)       $ (0.26)       $  (1.32)       $  (1.11)         $ (0.05)
                                      ======           ======        =======        ========        ========          =======
  Diluted.......................      $(0.00)          $(0.10)       $ (0.26)       $  (1.32)       $  (1.11)         $ (0.05)
                                      ======           ======        =======        ========        ========          =======
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS..................      $  (19)          $ (662)       $(2,516)       $(20,935)       $(13,411)         $(1,057)
                                      ======           ======        =======        ========        ========          =======
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS PER COMMON SHARE
  Basic.........................      $(0.00)          $(0.10)       $ (0.26)       $  (1.35)       $  (1.11)         $ (0.05)
                                      ======           ======        =======        ========        ========          =======
  Diluted.......................      $(0.00)          $(0.10)       $ (0.26)       $  (1.35)       $  (1.11)         $ (0.05)
                                      ======           ======        =======        ========        ========          =======
Weighted average common shares
  outstanding...................       5,000            6,337          9,601          15,516(4)       12,077           19,765
                                      ======           ======        =======        ========        ========          =======

                                     INCEPTION                                                           THREE MONTHS ENDED
                                   PERIOD ENDED               YEARS ENDED DECEMBER 31,                       MARCH 31,
                                   DECEMBER 31,       ----------------------------------------     ------------------------------
                                       1995             1996           1997           1998            1998              1999
                                  ---------------     ---------     ----------     -----------     -----------     --------------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA AND OTHER OPERATING DATA; THREE MONTH PERIODS, UNAUDITED)
OTHER OPERATING DATA AT END OF
  PERIOD:
Number of sales people..........           0                2             15              99              33               97
Number of bank contracts(5).....           0               17             74             641             122              733
Number of business customers....           0               11             96           1,662             161            2,055



                                                                                                           AT MARCH 31, 1999
                                                               AT DECEMBER 31,                         --------------------------
                                           --------------------------------------------------------               AS ADJUSTED FOR
                                              1995           1996           1997           1998        ACTUAL      THIS OFFERING
                                           -----------    -----------    -----------    -----------    -------    ---------------
                                           (UNAUDITED)                                                        (UNAUDITED)
BALANCE SHEET DATA:
Working capital..........................      $18           $  2          $1,946         $ 9,884      $ 7,870        $68,879
Total assets.............................       28            367           3,586          35,420       30,159         91,168
Long-term debt, net of current portion...       30             90           1,290               0            0              0
Shareholders' (deficit) equity(4)........       (3)           119           1,262          28,272       27,271         88,280


---------------


(1) During the year ended December 31, 1998, we sold shares of common stock and issued options to acquire common stock to employees, officers, directors and non-employees at what management believed to be the fair market value of the common stock at that time. Based upon third-party sales, a valuation and the initial public offering price, we subsequently valued the common stock at a higher price. We recorded a one-time non-cash compensation charge or financing cost, under the appropriate items shown above, for the additional value.


(2) Represents costs associated with severance payments made in connection with the consolidation of business operations after we acquired Banking Solutions, Inc. in December 1998.


(3) Dividends have been recorded with respect to convertible preferred stock issued on March 13, 1998 for the difference between the estimated fair market value of the common stock on that date and the conversion price of the preferred stock. Accretion has been recorded with respect to warrants with a redemption feature which were issued on December 18, 1997 based upon the estimated fair market value of the common stock issuable upon exercise of the warrants. See note (2) above and Note 7 of the notes to our consolidated financial statements.


(4) In August 1998, we completed an initial public offering of common stock. The total proceeds of the offering, net of underwriting discounts and offering expenses, were approximately $27.0 million. We issued 3,850,000 shares at an offering price of $8.00 per share. Subsequent to the offering, we converted all outstanding shares of Series A preferred stock to 1,217,903 shares of common stock and warrants for 308,982 shares of common stock were exercised.


(5) Number of bank contracts includes each processing agreement executed with a bank. In some cases, we enter into an agreement with a bank that has several branches and the numbers presented above do not reflect the number of branches operated by the bank. We also enter into contracts with bank holding companies that are the parent of several different banks and may count the contract as multiple contracts to represent the banks or communities covered by the contract.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We establish an electronic gateway that links our business and bank customers with us and other providers of products and services. We currently generate our revenues through the deployment and use of three primary products and ancillary services: TOWNE CREDIT, TOWNE FINANCE, and CASHFLOW MANAGER. With each of these products, we generate initial set-up fees, discount fees and monthly transaction processing fees. Management believes the prices charged for both the initial set-up fees and the recurring transaction fees are based upon the relative fair value of the related services provided. Accordingly, we recognize these fees as the related services are provided.

     Set-up fees include charges for installation, implementation and training of our bank and business customers. We recognize revenues related to our set-up fees upon execution of the related contract or, if appropriate, upon settlement of any contract contingencies. Set-up fees charged to each bank vary depending on the asset size of the bank and the number of communities served. We also charge set-up fees to our business customers based either upon a flat rate or upon the expected transaction volume. Revenues are deferred for contracts that contain certain cancellation clauses or return guarantees until the cancellation or guarantee period has expired.

     With each of our transaction processing products, our business customer pays a discount fee to its bank equal to a percentage of the value of each transaction processed. In addition, the business' customer pays to the bank interest and fees for amounts owed on account. We generate recurring revenue by collecting a portion of the discount fee and, if applicable, interest paid on these accounts, as well as by charging monthly transaction processing fees. Monthly transaction processing fees include charges for electronic processing, statement rendering and mailing, settling payments, recording account changes and new accounts, leasing and selling point of sale terminals and collecting debts.

     Costs of processing, servicing and support include installation costs for our products and costs related to customer service, information systems personnel and installation services.

     Research and development expenses consist of salary and related personnel costs, including costs for employee benefits, computer equipment and support services, used in product and technology development. We believe that our research and development expenditures, which aid in the design of new products and product enhancements to respond to changes in customer demand, are essential for obtaining and retaining a leadership position in our marketplace. Most research and development expenditures are expensed as incurred; however, we have capitalized certain development costs under Statement of Financial Accounting Standards ("SFAS") No. 86 when the products reached technological feasibility.

     Sales and marketing expenses consist primarily of salaries and commissions, travel expenses, advertising costs, trade show expenses and costs of marketing materials. These expenses also include the costs incurred to develop our indirect marketing channels.

     On July 30, 1998 our initial public offering was declared effective by the Securities and Exchange Commission. We sold 3,850,000 shares of common stock at $8.00 per share and received proceeds of $27.0 million, after deducting underwriting discounts and other expenses related to the offering.

     In December 1998, we acquired the outstanding capital stock of Banking Solutions, Inc., for approximately $14.9 million in cash and stock. Banking Solutions is a developer and provider of a transaction processing system, CASHFLOW MANAGER, an accounts receivable financing program similar to the TOWNE FINANCE product. In connection with the acquisition of Banking Solutions, we issued 744,431 shares of common stock at $6.73 per share. The remainder of the purchase price was paid in cash. We recorded this transaction using the purchase method of accounting. We have recorded goodwill in the amount of $14.6 million as a result of this merger, which is being amortized over a period of 25 years.


     For the years ended December 31, 1997 and 1998, we had net losses of approximately $2.5 million and $15.1 million, respectively. For the three months ended March 31, 1999, we had a net loss of $1.1 million. As of December 31, 1997, we had an accumulated deficit of $3.2 million. As of December 31, 1998, this accumulated deficit was $24.1 million. Approximately $12.9 million of this accumulated deficit resulted from one-time non-cash charges, and $2.3 million of this accumulated deficit resulted from a one-time charge relating to employee termination agreements subsequent to the purchase of Banking Solutions, Inc. in December 1998. As of March 31, 1999, we had an accumulated deficit of $25.2 million.



     Our business has grown rapidly with total revenues increasing from $722,000 for 1997 to $6.4 million in 1998 and $4.6 million for the first quarter ended March 31, 1999. However, we have experienced net losses in each of these periods and expect to continue to incur losses for the foreseeable future. The number of our employees increased from 25 at December 31, 1997 to 169 at December 31, 1998 to 177 at March 31, 1999. We currently intend to expand our sales and marketing operations, to invest more in product research and development, to pursue strategic acquisitions and to improve our internal operating and financial infrastructure, all of which will increase our operating expenses.



     Because of our limited operating history, management believes that period to period comparisons of our operating results are not meaningful. Although we have experienced significant revenue growth recently, there can be no assurance that these growth rates are sustainable, and they should not be relied upon as indicators of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development and relatively new and changing markets. There can be no assurance that we will be successful in addressing these risks and difficulties or that we will achieve profitability in the future.

RESULTS OF OPERATIONS

     The following table sets forth our condensed historical operating information, in dollars and as a percentage of total revenues, for the periods indicated:


                                                                                     THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,           MARCH 31,
                                                    ----------------------------    --------------------
                                                    1996      1997        1998        1998        1999
                                                    -----    -------    --------    --------    --------
                                                           (IN THOUSANDS)               (UNAUDITED)
Revenues........................................    $ 105    $   722    $  6,398    $    548    $  4,605
Costs of processing, servicing and support......      220        832       2,027         374         954
Research and development........................       52        332         306          74          72
Sales and marketing.............................      118        839       6,252         486       3,240
Stock compensation expense......................       10          0       6,268       5,972          36
Employee termination costs......................        0          0       2,291           0           0
General and administrative......................      358      1,140       3,859       1,347       1,438
                                                    -----    -------    --------    --------    --------
         Total costs and expenses...............      758      3,143      21,003       8,253       5,740
                                                    -----    -------    --------    --------    --------
Operating loss..................................     (653)    (2,421)    (14,605)     (7,705)     (1,135)
                                                    -----    -------    --------    --------    --------
Interest expense (income), net..................        6         96        (263)         64         (78)
Other expense (income)..........................        3         (1)         (6)          0           0
Financing costs for stock issued to
  nonemployees..................................        0          0         323         323           0
                                                    -----    -------    --------    --------    --------
         Total other expenses...................        9         95          54         387         (78)
                                                    -----    -------    --------    --------    --------
Net loss before extraordinary loss on early
  extinguishment of debt........................    $(662)   $(2,516)   $(14,659)   $ (8,092)   $ (1,057)
                                                    =====    =======    ========    ========    ========
Net loss........................................    $(662)   $(2,516)   $(15,135)   $ (8,092)   $ (1,057)
                                                    =====    =======    ========    ========    ========
Net loss attributable to common shareholders....    $(662)   $(2,516)   $(20,935)   $(13,411)   $ (1,057)
                                                    =====    =======    ========    ========    ========



                                                                                     THREE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,           MARCH 31,
                                                    ----------------------------    --------------------
                                                    1996      1997        1998        1998        1999
                                                    -----    -------    --------    --------    --------
                                                                                        (UNAUDITED)
Revenues........................................      100%       100%        100%        100%        100%
Costs of processing, servicing and support......      209        115          32          68          21
Research and development........................       49         46           5          14           2
Sales and marketing.............................      112        116          98          89          70
Stock compensation expense......................       10          0          98       1,090           1
Employee termination costs......................        0          0          36           0           0
General and administrative......................      340        158          60         246          31
                                                    -----    -------    --------    --------    --------
         Total costs and expenses...............      720        435         328       1,506         125
                                                    -----    -------    --------    --------    --------
Operating loss..................................     (620)      (335)       (228)     (1,406)        (25)
                                                    -----    -------    --------    --------    --------
Interest expense (income), net..................        6         13          (4)         12          (2)
Other expense (income)..........................        3          0           0           0           0
Financing costs for stock issued to
  nonemployees..................................        0          0           5          59           0
                                                    -----    -------    --------    --------    --------
         Total other expenses...................        9         13           1          71          (2)
                                                    -----    -------    --------    --------    --------
Net loss before extraordinary loss on early
  extinguishment of debt........................     (629)%     (348)%      (229)%    (1,477)%       (23)%
                                                    =====    =======    ========    ========    ========
Net loss........................................     (629)%     (348)%      (237)%    (1,477)%       (23)%
                                                    =====    =======    ========    ========    ========
Net loss attributable to common shareholders....     (629)%     (348)%      (327)%    (2,477)%       (23)%
                                                    =====    =======    ========    ========    ========

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1999



     Revenues. Our revenues increased from $548,000 for the three months ended March 31, 1998 to $4.6 million for the three months ended March 31, 1999. During these two periods, set-up fees accounted for approximately 68% and 31% of total revenues, respectively. Recurring revenues accounted for approximately 35% and 64% of total revenues, respectively. The increase in revenues during these periods resulted primarily from an increase in the number of customers from 161 as of March 31, 1998 to 2,055 as of March 31, 1999 and a higher number of set-up fees charged to new bank customers as the number of bank contracts increased from 48 for the first quarter ended March 31, 1998 to 91 for the first quarter ended March 31, 1999. The increase in recurring revenues as a percentage of total revenues resulted primarily from an increase in the number of transaction processing fees that are generated due to the increase in customers. We expect this trend to continue as additional merchants are obtained, causing increased transactions.



     Costs of Processing, Servicing and Support. Costs of processing, servicing and support increased from $374,000 for the three months ended March 31, 1998 to $954,000 for the three months ended March 31, 1999. These costs were approximately 68% and 21% of total revenues, respectively, for these two periods. The dollar amount of costs of processing, servicing and support increased as a result of the addition of new customers and additional services and support functions required to support our growth, including the results of our acquisitions. We anticipate that these costs will continue to increase as new customers are added. Costs of processing, servicing and support decreased as a percentage of revenue as a result of substantially increased revenues and improved operating efficiencies.



     Research and Development. Our research and development expenses decreased slightly from $74,000 for the three months ended March 31, 1998 to $72,000 for the three months ended March 31, 1999. Research and development expenses represented approximately 14% and 2% of total revenues, respectively, during these two periods. We do not expect to incur significant costs to make our products year 2000 compliant because we believe our products are currently designed to properly function through and beyond the year 2000. Please see "Effects of the Year 2000" on page 31 for further discussion about the efforts we have made to make our systems and operations ready for the year 2000.



     Sales and Marketing. Sales and marketing expenses increased from $486,000 for the three months ended March 31, 1998 to $3.2 million for the three months ended March 31, 1999. Sales and marketing expenses were approximately 89% and 70% of total revenues, respectively, during these two periods. The increase in the dollar amount of these expenses is primarily the result of a significant increase in the number of sales personnel in remote locations, related travel expenses and increased costs for marketing materials used to recruit potential bank and business customers. We anticipate that sales and marketing expenses will increase as we continue to expand our direct sales and marketing force and hire additional personnel to promote our indirect sales channels.



     Stock Compensation Expense. Stock compensation expense was $6.0 million for the three months ended March 31, 1998 and $36,000 for the three months ended March 31, 1999. During the three months ended March 31, 1998, we sold shares of common stock and issued options to acquire common stock at what management believed to be the fair market value of the common stock at that time. Based upon outside sales to third parties, a valuation and the initial public offering price at the time, we recorded a one time non-cash charge for the additional value. We will record approximately $727,000 ($145,000 per year) of compensation expense over the five year vesting period of the options.



     General and Administrative. General and administrative expenses increased from $1.3 million for the three months ended March 31, 1998 to $1.4 million for the three months ended March 31, 1999. These costs represented approximately 246% and 31% of total revenues, respectively, for these two periods. The increase in the dollar amount of these expenses was primarily the result of increases in the number of executive and administrative employees and the costs associated with executive and administrative expenses related to our growth. In addition, we incurred costs related to being a public company, including annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and professional services fees. We anticipate that general and administrative expenses will continue to increase in the near future as we upgrade internal and financial reporting systems to enhance management's ability to obtain and analyze information about our operations.



     Interest (Income) Expense, Net. Interest expense decreased from $64,000 for the three months ended March 31, 1998 to interest income of $78,000 for the three months ended March 31, 1999. Net interest expense decreased as a result of the repayment of debt obligations, and net interest income increased as a result of earnings on investments of cash proceeds received from the initial public offering.



COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1998



     Revenues. Our revenues increased from $722,000 in 1997 to $6.4 million in 1998. During these two periods, set-up fees accounted for approximately 53% and 51% of total revenues, respectively. Recurring revenues accounted for approximately 18% and 35% of total revenues, respectively. The increase in revenues during these periods resulted primarily from an increase in the number of business customers from 96 at December 31, 1997 to 1,662 at December 31, 1998 (including as a result of the acquisition of Banking Solutions in December
1998). The increase in set-up fee revenues resulted primarily from an increase in the number of bank contracts from 74 at December 31, 1997 to 279 at December 31, 1998.


     Costs of Processing, Servicing and Support. Costs of processing, servicing and support increased from $832,000 in 1997 to $2.0 million in 1998. These costs were approximately 115% and 32% of total revenues, respectively, for these two periods. The dollar amount of costs of processing, servicing and support increased as a result of the addition of new customers and additional services and support functions necessary to support our growth. We anticipate that these costs will continue to increase as new customers are added. Costs of processing, servicing and support decreased as a percentage of revenue as a result of substantially increased revenues and improved operating efficiencies.


     Research and Development. Our research and development expenses decreased from $332,000 in 1997 to $306,000 in 1998. Research and development expenses represented approximately 46% and 5% of total revenues, respectively, during these two periods. We expect that the dollar amount of research and development expenses will increase as we recruit and hire additional experienced programmers and develop new products and services. We do not expect to incur significant costs to make our products year 2000 compliant because we believe our products are currently designed to properly function through and beyond the year 2000. For further information on year 2000 matters related to our products and operations, see "-- Effects of the Year 2000."

     Sales and Marketing. Sales and marketing expenses increased from $839,000 in 1997 to $6.3 million in 1998. Sales and marketing expenses were approximately 116% and 98% of total revenues, respectively, during these two periods. The increase in these expenses is primarily the result of significant increases in the number of sales personnel in remote locations, related travel expenses and costs for marketing materials used to recruit potential bank and business customers. We anticipate that sales and marketing expenses will continue to increase as we continue to expand our direct sales and marketing force and hire additional personnel to promote our indirect sales channels.

     Stock Compensation Expense. Stock compensation expense was $6.3 million for the year ended December 31, 1998. In the first quarter of 1998, we sold shares of common stock and issued options to acquire common stock at what management believed to be the fair market value of the common stock at that time. Based upon outside sales to third parties, a valuation and the initial public offering price at the time, we subsequently valued the stock at a higher price and recorded a one time non-cash charge for the additional value.


     Employee Termination Costs. We recognized a one time charge in the amount of $2.3 million in December 1998, related to employee terminations which were not identified at the date of purchase.


     General and Administrative. General and administrative expenses increased from $1.1 million in 1997 to $3.9 million in 1998. These costs represented approximately 158% and 60% of total revenues, respectively, for these two periods. The increase in the dollar amount of these expenses was primarily the result of increases in the number of executive and administrative employees and the costs associated with executive and administrative expenses related to our growth. Also, we incurred additional costs related to being a public company, including annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and professional services fees. We anticipate that general and administrative expenses will continue to increase in the near future as we upgrade internal and financial reporting systems to enhance management's ability to obtain and analyze information about our operations.

     Interest (Income) Expense, Net. We reported net interest expense of $96,000 in 1997 and net interest income of $264,000 in 1998. Interest expense decreased as a result of the repayment of debt obligations and interest income increased as a result of earnings on investments of cash proceeds received from the initial public offering.

     Extraordinary Loss. We reported an extraordinary loss during 1998 resulting from the early extinguishment of debt in the amount of $476,000. The extraordinary loss was comprised of $218,000 unamortized discount on a promissory note and $258,000 deferred debt issuance costs. See note 5 of notes to our consolidated financial statements.


     Income Taxes. As of December 31, 1998, we had net operating losses, or NOLs, of approximately $17.6 million for federal tax purposes which will expire if not utilized beginning in 2011. We have not recognized any benefit from the future use of such NOLs because management's assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize such tax benefits currently.


COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1997

     Revenues. Our revenues increased from $105,000 in 1996 to $722,000 in 1997. Set-up fees accounted for approximately 44% and 53% of total revenues in 1996 and 1997, respectively. Recurring revenues accounted for approximately 5% and 18% of total revenues in 1996 and 1997,

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

respectively. The increases in the dollar amount of revenues during this period resulted primarily from an increase in the number of customers and higher set-up and transaction processing fees charged to new customers. The increase in recurring revenues as a percentage of revenues resulted primarily from an increase in the monthly transaction processing revenues that generate recurring revenues.

     Costs of Processing, Servicing and Support. Costs of processing, servicing and support increased from $220,000 in 1996 to $832,000 in 1997. The costs were approximately 209% and 115% of total revenues, respectively, for these two periods. The dollar amount of costs of processing, servicing and support increased as a result of the addition of new customers, additional servicing and increased support functions required to support our growth.

     Research and Development. Towne increased its research and development expenses from $52,000 in 1996 to $332,000 in 1997. Research and development expenses represented approximately 49% and 46% of total revenues, respectively, during these two periods. The increase in dollar amounts was due primarily to the continued development of TOWNE CREDIT and TOWNE FINANCE.

     Sales and Marketing. Sales and marketing expenses increased from $118,000 in 1996 to $839,000 in 1997. Sales and marketing expenses were approximately 112% and 116% of total revenues, respectively, during these two periods. The increase in dollar amount was primarily the result of a significant increase in the number of sales personnel in remote locations, related travel expenses and increased costs for marketing materials used to recruit potential bank and business customers.

     General and Administrative. General and administrative expenses increased from $359,000 in 1996 to $1.1 million in 1997. These costs were approximately 341% and 158% of total revenues, respectively, for these two periods. The increase in dollar amounts was primarily the result of increases in the number of administrative and operational employees, and the costs associated with administrative expenses and building infrastructure to support our growth.

     Interest (Income) Expense, Net. Interest expense increased from $6,000 in 1996 to $96,000 in 1997, primarily as a result of a loan facility obtained in late 1997.

     Income Taxes. As of December 31, 1997, we had NOLs of approximately $3.0 million for federal tax purposes which will expire if not utilized by 2011 and 2012. We have not recognized any benefit from the future use of such NOLs because management's assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize such tax benefits currently.

     During our short history, our operating results have varied significantly and are likely to fluctuate significantly in the future as a result of a combination of factors. These factors include:


     - gaining market acceptance for our current and future products and services;



     - increasing revenues while reducing costs, including costs of integrating acquired business;



     - implementing our business strategies; and



     - many other factors outside our control.



     In addition, the amount of revenues associated with particular set-up fees can vary significantly based upon the number of products used by customers for any particular period. We establish our expenditure levels for product development, sales and marketing and other operating expenses based, in large part, on our anticipated revenues. As a result, if revenues fall


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

below expectations, operating results and net income are likely to be adversely and disproportionately affected because only a portion of our expenses vary with revenues.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations primarily through sales of equity securities in private placements, our initial public offering and through credit facilities. Through December 1997, we received aggregate net proceeds of $4.3 million from the sale of common stock. In March 1998, we received net proceeds of $1.5 million from the sale of Series A preferred stock in a private placement. In July 1998, we received net proceeds of $27.0 million from the initial public offering.

     In August 1998, we paid off all then existing current and long term debt obligations, which consisted of a $1.5 million term note and several lines of credit, with proceeds received from the initial public offering. The early extinguishment of some of these debt obligations resulted in an extraordinary loss of $476,000, which is comprised of $218,000 in unamortized discounts on the $1.5 million term note and $258,000 in deferred debt issuance costs.


     In December 1998, we borrowed $5.0 million on a short-term line of credit from First Union National Bank. The line of credit has a term of one year with an interest rate of LIBOR plus 2.0%, or 7.1% at December 31, 1998. It is secured by a deposit account we maintain with the lender. The line of credit was paid in full in January 1999. We will continue to negotiate with certain other financial institutions to establish a credit facility for future working capital and acquisition financing, but there can be no assurance that these negotiations will be successful.



     Net cash used in operating activities was approximately $2.1 million for 1997, $10.2 million for 1998 and $1.7 million for the three months ended March 31, 1999. Net cash used in operating activities during 1997 represents a $2.5 million net loss, a $120,000 increase in accounts receivable and a $260,000 increase in prepaid expenses and other assets partially offset by a $599,000 increase in accounts payable and accrued expenses. Net cash used in operating activities during 1998 primarily represents a $15.1 million net loss and $3.0 million increase in accounts receivable partially offset by $6.3 million in non-cash compensation expense and $1.0 million in accrued expenses. Net cash used in operating activities for the three months ended March 31, 1999 represents a $1.1 million net loss partially offset by a $688,000 increase in accounts payable and accrued expenses, a $1.6 million increase in accounts receivable and a $143,000 increase in prepaid expenses and other assets.



     Net cash used in investing activities was approximately $531,000 for 1997, $12.9 million for 1998 and $1.4 million for the three months ended March 31, 1999. Net cash used in investing activities during 1997 represents $452,000 for the purchase of computer equipment used in conducting our business and $79,000 of notes receivable due from a shareholder. Net cash used in investing activities during 1998 represents an increase of $10.4 million to acquire Banking Solutions, Inc., $1.9 million for the purchase of computer equipment and other capital equipment used in conducting our business, $510,000 to acquire some of the assets and liabilities of Credit Collection Solutions, Inc. and $170,000 in notes due from shareholders. Net cash used in investing activities for the three months ended March 31, 1999 represents an increase of $153,000 of expenses related to the purchase of Banking Solutions, Inc., $1.2 million for the purchase of computer equipment and other capital equipment used in conducting our business and $5,000 in notes receivable due from employees.


     Net cash provided by financing activities was $5.0 million for 1997 and $33.7 million for 1998, which consisted primarily of $27.0 million of net proceeds received from our initial public

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


offering, $1.5 million from the issuance of preferred stock, $584,000 from the exercise of stock options and $4.6 million of net proceeds from the issuance of other securities and payment of all outstanding debt obligations. Net cash used in financing activities for the three months ended March 31, 1999 consisted primarily of $5.0 million for the repayment of outstanding short term debt obligations.


EFFECTS OF THE YEAR 2000


     Our business and customer relationships rely on computer software programs, internal operating systems and telephone and other network communications connections. If any of these programs, systems or network connections are not programmed to recognize and properly process dates after December 31, 1999, significant system failures or errors may result. These matters are commonly referred to as year 2000 issues and they could have a material adverse effect on the business, financial condition, or results of operations of both our company and the affected customers. We have conducted tests on our proprietary point of sale terminals, network connections and transaction processing software and believe that our TOWNE CREDIT, TOWNE FINANCE and CASHFLOW MANAGER products and network connections we maintain are able to process dates after December 31, 1999. For our internal accounting and operating systems and network communications, we use software and other products provided by third parties and we have received warranties or other assurances that these products are programmed to address the year 2000 issue. Our personnel will continue to test our network connections to help ensure that these programs and systems continue to address the year 2000 issue. We intend to modify or replace any products or systems that are unable to properly function as a result of the year 2000 issue and currently believe we will be able to do so without incurring costs or delays which would have a material adverse effect on our financial condition.



     We supply point of sale terminals and other products needed to run our processing systems to our customers and have not tested any other products or systems used in our customers' businesses. If our customers do not successfully address year 2000 issues in their operations and, as a result, experience temporary or permanent interruptions in their businesses, we may lose revenues from these customers, which could have a material adverse effect on its business, financial condition and results of operations. We believe that many financial institutions and small businesses, including our customers, are still in the preliminary stages of analyzing their systems for year 2000 issues. It is impossible to estimate the potential expenses involved or delays which may result from the failure of these institutions and third parties to resolve their year 2000 issues in a timely manner and there can be no assurance that these expenses, failures or delays will not have a material adverse effect on our business, financial condition or results of operations.


EFFECTS OF ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. This statement is effective for periods beginning after December 15, 1997. Towne adopted SFAS No. 130 on January 1, 1998. The adoption of SFAS 130 did not have a material impact on Towne's financial statements as comprehensive income did not differ from the reported net loss for all periods presented.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements

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

and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 did not have an impact on our financial statements, as we operate in one business segment, electronic transaction processing. Our operating business segments provide electronic transaction processing for small business in-house accounts. The segments use our central administrative offices for customer support, centralized processing and sales support. In addition, our sales force markets all products within their assigned markets. We consequently consider all of our products as one reportable segment under the definitions in SFAS No. 131.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement SFAS No. 133 as of the beginning of any fiscal quarter after issuance, that is, fiscal quarters beginning June 16, 1988 and thereafter. SFAS No. 133 cannot be applied retroactively; it must be applied to (1) derivative instruments and (2) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. The adoption of SFAS No. 133 will not have a material impact on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We do not use derivative financial instruments in our operations or investments and do not have significant operations subject to fluctuations in foreign currency exchange rates. Our $5.0 million credit facility has an interest rate which is based, at our election, upon the lender's prime rate. As of March 31, 1999, no amounts were outstanding under this credit facility and, therefore, we do not believe it has a significant risk due to potential fluctuations in interest rates at this time. Changes in interest rates which dramatically increase the interest rate on the credit facility would make it more costly to borrow proceeds under that facility and may impede our acquisition and growth strategies if management determines that the costs associated with borrowing funds are too high to implement these strategies.

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

                                    BUSINESS

GENERAL


     Towne Services provides services and products that process sales and payment information and related financing transactions for small businesses and community banks in the United States. We deliver these services and products online via an electronic hub, or gateway, that links our business and bank customers with us and other providers of products and services that can benefit these customers. We use this electronic gateway to deliver a variety of business and management solutions using internet and telecommunications connections. Our primary business capabilities include a "virtual credit card" system that processes the in-house credit transactions of small businesses and an automated receivables management system that allows banks to quickly finance the working capital needs of their small businesses customers.


     Traditionally, the in-house credit transactions of small businesses have been recorded and processed manually and then billed to the customer at a later date. Because of the paperwork and delays involved with this manual process, banks have been reluctant to finance these business credit transactions. To automate, expedite and support funding for this process, we offer three main processing systems, TOWNE CREDIT, TOWNE FINANCE and CASHFLOW MANAGER. These systems capture sales and payment information at the point of sale. We then record and process this information electronically and communicate the results to our business customers and their banks, often the same day.

     Through the use of our online services and products, our business customers are able to:

          - automate their records and reduce paperwork;

          - accelerate cash flow;

          - improve customer services;

          - shift other administrative burdens to Towne; and

          - utilize the internet to conduct business electronically.

     Our systems also benefit our bank customers who can:

          - receive secure, reliable and prompt information;

          - closely monitor customer accounts;

          - generate status reports;

          - finance the accounts receivable of their small business customers;
            and

          - generate fee income and potential new customers.

     Our electronic processing systems enable businesses to offer in-house credit to their customers at costs comparable to traditional credit card transactions. As with credit card transactions, the business pays a discount fee to the bank on each transaction. In addition, the business' customer pays interest and fees to the bank for amounts owed by the customer for purchases made on in-house credit. The discount fees and interest create a pool of funds from which we collect our transaction fees. The remaining amounts generate fee income for the bank. We also generate revenue by charging our business and bank customers initial set-up fees.

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

TOWNE'S MARKET

     We provide our products and services to retail merchants and small commercial businesses that extend in-house credit to their customers and to the banks these businesses use. We believe there are more than 5 million small and medium size retail merchants and 12 million small commercial businesses in the United States. The electronic transaction processing industry generally has not offered these businesses a way to process their in-house credit transactions electronically, focusing instead on credit and debit card transactions.

     Based on our current customer base, we believe many of these merchants process more than half of their sales using in-house credit, and use manual labor-intensive processes and products to run their businesses. These credit receivables are generally collected by the merchant manually through a month-end billing process. We believe that the manual billing and collections process utilized by many small merchants is highly inefficient, causing these merchants to carry excess receivables and bad debts. Our processing systems allow small merchants to automate many of their manual business tasks including the processing of in-house accounts, payment processing and bad debt collections. In addition, because of the difficulties in tracking and managing receivables from this manual process, banks have been reluctant to finance these businesses based on their receivables.

     A variety of small and medium size retail merchants use the TOWNE CREDIT system, including hardware stores, clothing stores, florists, auto parts stores and pharmacies. We market the TOWNE FINANCE and CASHFLOW MANAGER products and services to small commercial businesses, such as furniture manufacturers, equipment distributors, plumbing suppliers and other industry supply stores.

TOWNE'S STRATEGIES

     Our goal is to become one of the leading providers of electronic commerce business solutions for small and medium size businesses in the United States. We plan to grow significantly to attain this goal by implementing the following key business strategies:

  Maximize Electronic Gateway to Customers

     When a business customer installs TOWNE CREDIT and TOWNE FINANCE, it establishes an electronic gateway that links it with Towne, the business' bank and other companies that provide products and services that can benefit its business. We intend to maximize this distribution channel by developing, acquiring and implementing the business and management tools that small businesses need to succeed in an electronic commerce marketplace. We believe that the cross-marketing of a variety of online services and products to our customers will allow us to develop and maintain long-term relationships.

  Enter New Relationships For Marketing and Product Enhancements

     We have established marketing and other business relationships that enhance our services and products and channels of distribution. We have agreements with several companies, which provide complementary services to the TOWNE CREDIT, TOWNE FINANCE and CASHFLOW MANAGER systems. For example, we recently entered into an agreement with Princeton eCom Corporation for them to make available internet bill payment and presentment services to our customers. We also have agreements with entities that have banks or small businesses as their customers, such as bankers bank organizations and the Midwest Hardware Association, under which these organizations encourage their customers to use our systems. We intend to enter into

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

more relationships with companies that can expand the number of our products and services, complement our existing and future systems and provide access to large groups of banks and small businesses.

  Expand Direct Sales and Marketing Efforts Nationwide


     During 1998, we expanded our direct sales and marketing force from 15 persons in 7 states to 99 persons in 35 states. As of March 31, 1999, we had 97 persons in 35 states performing sales and marketing tasks. Of this total, 36 persons are dedicated to developing bank customer relationships and 61 persons are focused on developing small business customers. We intend to continue aggressively hiring sales and marketing personnel nationwide and increase our participation in seminars and trade programs to strengthen our direct marketing efforts, increase our customer base and expand into new markets.


  Continue to Leverage Bank Relationships

     Our executive officers and directors have an average of over 15 years experience in the electronic processing and financial services industries, and all 12 members of the board of directors have experience in the management of banks or companies that have banks as customers. Through these relationships, we believe we attract customers that would be difficult to reach through traditional marketing methods. In addition, we intend to provide new products and services that may allow banks to attract new customers for both the banks and our company, as well as sign additional agreements with existing bank customers.

  Acquire Complementary Companies and Products

     We intend to acquire providers of complementary products and services that may enhance and expand our operations, product and service offerings, market share or geographic presence. For more information on our proposed and completed acquisitions, please see "-- Acquisitions of Complementary Companies and Products."

PRODUCTS AND SERVICES

     We design our products and services to be simple to use, fast and reliable. Our automated processing systems, TOWNE CREDIT and TOWNE FINANCE, process in-house credit transactions for small businesses in much the same way as credit card transactions are processed. The CASHFLOW MANAGER system is similar to the TOWNE FINANCE system except that commercial business customers manually transmit their transaction information to their banks for processing.

  Towne Credit

     TOWNE CREDIT is an automated transaction processing system designed for consumer-based credit transactions conducted by small businesses. The system uses remote point of sale terminals and communications networks to capture and transmit transaction data and generate a "virtual credit card" account funded by a business' bank. A typical in-house credit transaction for our business customers is processed through TOWNE CREDIT as follows:

          Step 1: The participating business sells goods or services on an in-house account. No money changes hands and no credit cards are used.

          Step 2: The business enters sales information at the point of sale into an electronic cash register or computer terminal loaded with our proprietary computer software.

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

          When a customer makes a purchase on account, a store clerk records the transaction on a point of sale terminal. The PC-based terminal stores names and addresses of customers, account balances and payment activity, which the business owner can retrieve quickly at the point of sale. The TOWNE CREDIT system captures the transaction data, including dollar amount and customer information, for use in billing, tracking inventory and generating sales and tax reports.

          Step 3: The business closes out its daily transactions and electronically transmits transaction data to Towne through the computer system across internet or telecommunications lines.

          Step 4: We process the data, calculate receivables, perform other accounting functions and transmit reports to the business and its community bank upon request by the next business day.

          On a daily basis, the business owner or manager transmits the sales activity by batch to our computer processing center across an ordinary telephone line or internet connection. Our customer communication software supports a wide range of business customers, including those in rural areas. Our systems process data from purchase transactions, calculate receivables, post these transactions and perform other accounting functions automatically and can be programmed to generate daily customized reports. Our network systems then transmit reports to businesses and their banks by the business day following receipt of transaction data.

          Step 5: The community bank retrieves the sales and payment information and advances funds to the business' bank account based upon pre-set lending terms.

          Step 6: We bill the business' customer, collect and process the customer's payment and transmit payment information to the bank for credit to the business' bank account.

          The community bank that serves the business usually offers a line of credit, in which case the bank funds the prior day's sales at discounts similar to those in major credit card transactions. Through a graphic interface with our communications server, the bank has daily access to the information it needs to finance the business' accounts receivable. If no line of credit is in place, the business' funds are deposited at the bank as we collect them. TOWNE CREDIT works with the bank's current loan processing systems and creates the general ledger account entries necessary for the bank to account for the line of credit loans to the business. We assume no credit risk from business customers in these transactions.

     With TOWNE CREDIT, many administrative burdens of running a small business are outsourced to us. We generate and print statements and send them to the business customers. We maintain an automated lock box through which payments can be received. If a customer chooses to pay the business directly when he or she receives the bill, the business owner can record that payment in the point of sale terminal to be processed electronically on our system. The system allows businesses to quickly track account balances and payment history and verify customer transaction information by checking the receivables reports generated or, if needed, by dialing into our processing network to verify or update information.

     We also settle payments for our customers. We transmit, upon request, transaction information directly to the bank and arrange for funds to be transferred from our automated lock box via Automated Clearing House or Fedwire transfer to the community bank. Funds are then transferred to the business' bank account via the bank's internal deposit system.

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

     Through TOWNE CREDIT, businesses receive accelerated funding for in-house charge accounts and eliminate costly and inefficient manual processing. Sales also may be enhanced by the business' ability to offer finance options, such as sales on account, to its customers. The bank that serves the business generates fee income in the form of transaction discounts and may profit from interest-bearing consumer credit accounts. If the bank elects not to fund the business' accounts receivable, the system still functions as an automated billing and collection system, and the bank generates fee income. In both cases, the TOWNE CREDIT processing system provides us with fee income.

  Towne Finance

     Our automated asset management and financing software system, TOWNE FINANCE, is a commercial version of TOWNE CREDIT that addresses business-to-business credit transactions. TOWNE FINANCE facilitates accounts receivable financing for small commercial businesses by allowing these businesses and their community banks to better manage and control assets that fluctuate in value. With TOWNE FINANCE, businesses have the ability to convert the invoices to needed cash to finance their ongoing operations.

     Using TOWNE FINANCE, banks can assign percentage values to specific assets of their small business customers, such as accounts receivable, inventory, real estate, furniture, fixtures and equipment. By assigning these values, banks can develop a risk-based formula for lending to their business customers. TOWNE FINANCE tracks the accounts receivable, maintains a parallel aging of the accounts and allows the bank to control advances and pay downs based on daily activity of new sales and account payments. The system supports discretionary lines of credit as well as automatic daily funding of eligible assets. TOWNE FINANCE works with the banks' current loan processing systems and creates the general ledger account entries necessary for community banks to account for these asset-based accounts receivable loans.

     Once a bank customer agrees to use TOWNE FINANCE, the bank must approve a credit line for the customer. After credit is established, we load historical invoice data onto our host computer. The bank specifies a set of standards at the processing level and assigns a loan officer to monitor the credit as it would any other loan. We then take over the statement rendering and remittance processing functions for the bank much like we do for TOWNE CREDIT. Access to an automated lock box allows the bank to control the payments associated with the accounts and apply the payments to the outstanding loan balance. After payments are received, we process the payments and transmit funds electronically to the customers' operating account at the bank.

     The bank provides a line of credit that is controlled using TOWNE FINANCE daily processing and reporting functions. The bank retains all credit and funding responsibility and we provide a specialized sales force, back room processing and monitoring services. TOWNE FINANCE allows community banks to provide a profitable and cost effective accounts receivable financing program for its small commercial customers. Community banks using TOWNE FINANCE gain interest-bearing loans on funds, net of all processing expenses, and strengthen relationships with business customers that experienced cash flow problems or that might have otherwise turned to non-traditional lenders.

  CashFlow Manager

     The CASHFLOW MANAGER system is an asset management system that also addresses business-to-business credit transactions. The software program enables the community banks that service commercial businesses to better manage and control assets that fluctuate in value so they can make lending decisions with respect to these assets. CASHFLOW MANAGER transaction processing occurs in much the same way as TOWNE FINANCE processing, except that the commercial business manually transmits the information for processing.

     The CASHFLOW MANAGER system uses special deposit tickets to batch process invoices turned into the bank. The CASHFLOW MANAGER system provides general ledger reports that help the bank manually interface with the bank general ledger system. At the end of the month, statements are sent to the business' customer directing payments to the bank's lock box. The bank typically purchases all of the business' accounts receivable and adjusts the reserve percentage after the month-end close period. Any excess reserves are deposited into the business' operating account after the month-end reconciliation.

     With CASHFLOW MANAGER, banks generate income from the discount fee charged from each batch of receivables purchased, interest charged either to the merchant, the merchant's customers, or both parties and spread income generated from the reserve account. The bank provides multiple services to the borrower by establishing a loan account, operating account and restricted reserve account, as well as by implementing the CASHFLOW MANAGER program. The restricted reserve account and the receivables act as collateral in addition to other collateral that may be required by the bank.

SUPPORTING SERVICES AND NEW PRODUCTS

     We provide an array of value-added services in connection with our processing systems, including:

     Collection Services. Our processing systems help our customers identify delinquent accounts. We maintain an agreement with Wallace and de Mayo P.C., a national collections firm, that enables our customers to have on-line access to professional debt collection services. We maintain an electronic interface with Wallace and de Mayo so account information is readily delivered to assist in collecting past due amounts.

     Internet Bill Payments and Presentment. To provide small business customers the ease and convenience of receiving bills and making their payments via the internet, we have an agreement with Princeton eCom Corporation for internet bill payment and presentment services.

     Marketing Programs and Materials. Our primary marketing tool is our direct sales force. However, we also offer a number of services designed to allow community banks to target businesses in their communities. We provide advertising, marketing brochures and inserts and direct mail to increase market penetration for our bank customers.

     We plan to design and develop new and improved products and services that small business customers can access through our electronic gateway to help automate their businesses and provide better service to their clients. We also plan to enter new agreements and relationships with other companies and organizations to give our customers access to a variety of other business management tools.

ACQUISITIONS OF COMPLEMENTARY COMPANIES AND PRODUCTS

     We intend to pursue acquisitions of providers of complementary products and services that may enhance and expand our operations, product and service offerings, marketing and sales forces, market share and geographic presence.

  Proposed Acquisition -- The Forseon Merger


     On March 25, 1999, we entered into a merger agreement to acquire Forseon Corporation. Forseon provides products and services that process inventory, accounts receivable and point of sale transaction information and generate merchandise forecasts and management reports for retail businesses in the United States and Canada. Forseon's management reports assist its customers in developing and implementing their merchandising strategies as well as receivables management and marketing plans. Forseon's business was founded in 1955. It operates using Retail Merchandising Service Automation, or RMSA, as a trade name. Forseon's business did not grow in its last fiscal year and has not grown significantly in recent years. Revenues for the 12 months ended December 31, 1998 were $11.8 million, 87.0% of which were recurring revenues. See Forseon's financial statements and related notes included later in this prospectus for more information about Forseon and its financial performance.


     Forseon targets small to mid-sized independent specialty retail businesses, such as men's and women's apparel stores, sporting goods stores, golf pro shops, shoe stores and college bookstores throughout the United States. These businesses typically have annual revenues of less than $10 million. We believe that Forseon's products and services often improve its business customers' ability to compete with larger chain retailers by providing automated processing and business management capabilities similar to those used by larger competitors.


     The merger agreement provides for the combination of Towne's and Forseon's businesses through the merger of Forseon with a subsidiary of Towne. We will issue a total of 2,075,345 shares of our common stock in exchange for all outstanding stock and options to acquire stock in Forseon. Ten percent of the Towne common stock will be held back in escrow to satisfy the indemnification obligations of Forseon stockholders under the merger agreement. The merger will be accounted for as a pooling of interests. While we believe Forseon's business and customer base offers an attractive acquisition opportunity which is consistent with our strategies, the Forseon merger may not be completed. See "Risk Factors -- Even if a majority of Forseon stockholders approve the merger, it may not close if several conditions which are beyond our control are not satisfied" and the other risk factors related to the Forseon merger in "Risk Factors" beginning on page 6.


  Completed Acquisitions


     In December 1998 we acquired Banking Solutions, Inc., a Texas-based provider of accounts receivable financing products to banks and their commercial customers under the name CASHFLOW MANAGER. With the addition of Banking Solutions' sales force, we added to our sales and marketing forces over 20 people who specialize primarily in larger merchants and commercial receivables. We purchased Banking Solutions, Inc. for approximately $14.9 million in cash and stock. In connection with the acquisition of Banking Solutions, we issued 744,431 shares of our common stock at $6.73 per share. The remainder of the purchase price was paid in cash. We also agreed to pay former officers of Banking Solutions fees contingent upon future performance criteria. These fees will be earned, if at all, if the CASHFLOW MANAGER product generates required amounts of revenue in the first four months of 1999. No amounts were earned by the former officers of Banking Solutions during the first quarter of 1999 under this agreement. Through this acquisition, we more than doubled our merchant customer base, added more than 200 bank relationships, gained a sales team with an average of five years experience in selling commercial financing products and increased our market presence into seven new states.

     In addition, in June 1998, we acquired accounts receivable, fixed assets, intangibles and certain trade payables of Credit Collection Solutions, Inc. These assets included computer software for processing payments and tracking collections and COLLECTION WORKS(SM), an operating system developed to address the debt collection needs of banks and collection agencies. Liabilities we assumed included loan obligations, salary payments and other debts owned by Credit Collection. Pursuant to this acquisition, we paid $510,000 and granted options to acquire 100,000 shares of our common stock to the former president of Credit Collection that vest if minimum financial results are achieved from the acquired assets, including COLLECTION WORKS. Our management believes the 1998 acquisitions advanced our growth strategies by adding complementary technology solutions and greatly increasing our customer base.


SALES AND MARKETING

     We employ two distinct sales forces to market our products and services. The bank sales force focuses on developing relationships with banks through which TOWNE CREDIT, TOWNE FINANCE and CASHFLOW MANAGER are marketed to business customers. Our business representatives call on small business customers of banks that have contracted with us, as well as other merchants who might use our products.

     We have leveraged our board members' and senior managers' expertise and contacts to develop relationships with community banks and banking organizations. We believe that endorsements by local community bankers are the most effective sales tools to reach small businesses. Banks often have long standing relationships with their small business customers and provide immediate credibility and access for our products and services. We believe that our relationships with community banks enable us to attract small business customers that would be difficult and expensive to reach when employing traditional marketing methods.

     In addition to direct sales, we also market TOWNE CREDIT, TOWNE FINANCE and CASHFLOW MANAGER through several companies that have merchants and community banks across the United States as their customers or members. In addition, we have agreements with Datamatx Inc., Wallace and de Mayo P.C., Cash Management Services, Inc. and Princeton eCom Corporation to incorporate their products into our systems. These alliances enable us to reach and provide services to large groups of community banks and small businesses in new geographic markets. We will continue to pursue additional alliances with companies and organizations that will provide us access to large groups of banks and small businesses nationwide such as bankers banks, trade associations and merchant franchise operations.

RECRUITING AND TRAINING

     We hire sales personnel who are experienced in marketing products and services to community banks and small businesses. In recruiting experienced sales personnel, we focus on hiring people who have established relationships with banks and small businesses in a particular market. We have developed and implemented an intensive four-week training program for our sales force led by our training, sales and operations managers. The first week of training focuses on overviews of our policies and procedures as well as an introduction to all of our products. Instruction is also presented this first week on pricing of the products to customer banks and merchants. During the second week, sales representatives are sent to a field location and travel with a seasoned sales representative to observe sales calls and presentations. During the third week sales representatives return to our headquarters and discuss what they observed in the field with others in their training class. Based on these discussions, training techniques such as mock sales calls, role playing and formal presentations are utilized to enhance our training efforts. At the completion of the third week of training, the new sales representatives return to their respective territories and travel another week with an experienced sales representative or their sales manager calling on banks and merchants in that area, at which point they return to their assigned territories qualified to represent us and our products.

TECHNOLOGY

     Our automated electronic processing systems involve communicating data to and from remote customer locations and our computer processing center. We use our proprietary technologies together with third party telecommunications networks to transmit and process transaction data for our customers. Transactions are interactively processed and returned to the sending system. Our systems can use telephone lines, internet connections, satellite linkages and bank automated teller machine communication lines to transport transaction data. This system architecture allows us to access customers located across the country.

     We designed our communications systems to support a large number of telecommunications lines and high volumes of data traffic. This configuration is scalable, allowing us to add new servers and new communications lines as needed without having to rebuild our communications system. Our communications servers process multiple data protocols. This allows us to service a wide range of customers without requiring them to change the communications systems they currently use.

     Our communications and processing system servers can manage data traffic across multiple time zones as well as balance both client/server and on-line batch mode processing loads. This "cluster processing" uses multiple servers that work in tandem. A bank of pentium-based processors work in a shared network environment to co-process reporting jobs. The host processing system is also scalable.

     We designed our systems using software and hardware capable of interacting with the variety of operating platforms used by our customers, including client/server and mainframe operating systems. We have developed software to support a wide range of operating systems used by our customers. Our transaction reporting software is not hardware dependent, which allows us to change our equipment to take advantage of the most recent technologies in our operations. This could include a complete change-over of operating systems and/or hardware. The CASHFLOW MANAGER system is single- or multi-user capable and runs in Windows 95.

     Our computer processing system stores data redundantly at both the customer terminal location and at our processing center and in a secure environment. Potential service interruptions are minimized by hosting the client's data on multiple servers and locations so that no single hardware failure would result in service interruption. In addition, we keep mirror servers on location, create daily digital backup tapes and store them in fireproof safes and maintain a full "hot-site" backup processing center at another location separate from our main processing center. We believe that our system configuration and disaster recovery measures adequately protect us against system failures that may occur due to destruction of our processing center, natural disasters, bomb threats or other loss or impairment of our network capabilities.

CUSTOMERS


     As of March 31, 1999, we provided processing services to a diverse customer base of 2,055 small and medium size retail merchants and small commercial businesses located in 33 states. A variety of small and medium size retail merchants use the TOWNE CREDIT system, including hardware stores, clothing stores, florists, auto parts stores and pharmacies. TOWNE CREDIT merchant customers typically have $1 million or less in annual revenues. TOWNE FINANCE and CASHFLOW MANAGER products and services are marketed to small commercial businesses with $5 million or less in revenues, such as furniture manufacturers, equipment distributors, plumbing suppliers and agricultural supply stores.


     As of March 31, 1999, we had executed 733 contracts with banks in 33 states. Most of our current bank customers have asset sizes of $2 billion or less. These bank customers market our products and services to small businesses in their communities. There are over 10,000 financial institutions in the United States that we consider to be potential bank customers.


     The majority of our contracts with our customers are cancelable at will or on short notice or provide for renewal at frequent periodic intervals, and, accordingly, we may have to rebid or modify such contracts on a frequent basis. No single small business customer accounted for more than 0.5% of our total revenues in 1998. No single bank customer accounted for more than 3.5% of our total revenues in 1998. We anticipate that one or more new customers will continue to account for large portions of the revenues generated for the particular quarter in which the underlying bank contract is signed. We believe that the identity of bank customers accounting for large portions of revenues will change from quarter to quarter and year to year.

CUSTOMER SERVICE

     Our products are supported by two levels of customer service. Each customer bank provides first line customer service support to the merchants on accounting and loan related issues and we provide a help desk for technical support for our network systems and terminals. We provide many service features to our merchants, including toll-free customer service and terminal support during business hours and on an emergency basis, 48-hour hardware replacement, turnkey installation and training for new merchants and flexible reporting capabilities. As part of the ongoing service of CASHFLOW MANAGER, the bank has a business specialist assigned to it who helps structure and market to prospects selected by the bank. We attempt to establish long-term relationships through the continued support and interaction of our professional account managers and consultants.

     Our staff of client representatives trains customers on the use of our processing system and hardware at the customer location. Customer service representatives provide technical support for all of our products and services through a call-in support center available during normal business hours. After hours, customers can reach our technical support personnel by pager.

COMPETITION

     There are numerous other providers of online processing products and services. In addition, many other companies market business-to-business software and marketing support to banks that allows the banks to track and finance the in-house charge accounts of their customers similar to a factoring operation. Most of these competitors do not offer a point of sale system, but rather require merchants to forward paper invoices to the banks where bank personnel input the invoices onto the software purchased by the banks. One such company has a system similar to TOWNE FINANCE but acts as the lender instead of marketing the system to community banks.

     The electronic transaction processing industry is intensely competitive. Increased competition is likely from both existing competitors and new entrants into its existing or future markets. We believe there are low barriers to entry in our markets. We may not be able to compete successfully as other companies develop new products and services, change prices, improve customer service and hire additional personnel. Competitors may offer new products and services resulting in greater competition and lower market share for us. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater resources than we have. Competitors may be able to adapt more quickly to new technologies and changes in customer requirements and may also be able to devote greater resources to marketing.

TRADEMARKS AND OTHER PROPRIETARY RIGHTS


     We attempt to protect ourselves through a combination of copyright law, trademark and trade secret laws, employee and third party confidentiality agreements and other methods. We do not have patents on our systems and products. Unauthorized parties may attempt to copy aspects of our technology, products and services or to otherwise obtain and use information that we regard as proprietary, despite our efforts to protect them. Third parties may claim that our current or future products and services infringe their patent, copyright or trademark rights. No assurance can be given that, if such actions or claims are brought, we will ultimately prevail. Any such claims, whether with or without merit, could be costly and time consuming, cause delays in introducing new or improved products and services, require us to enter royalty or licensing agreements or discontinue using the challenged technology and otherwise could have a material adverse effect on our business and financial results.


EMPLOYEES


     At March 31, 1999, we had 177 full-time employees, of which 109 were in sales and marketing, 51 were in operations and 17 were corporate and general administrative employees. Of these employees, 71 were based in Norcross, Georgia, and 106 were based in 38 other states. Management believes that our relationship with our employees is satisfactory.


SEASONALITY

     The electronic transaction processing industry is prone to seasonal fluctuations in purchase activity. Although we generally experience seasonality in our business, fluctuations are less pronounced than in the industry, due in part to our diverse customer base. We expect our revenues will be higher in the third and fourth calendar quarters and lower in the first calendar quarter of each year. The decline in retail activity following the holiday season typically results in lower first quarter revenues.

PROPERTY AND FACILITIES


     Our principal executive offices are located at 3295 River Exchange Drive, Suite 350, Norcross, Georgia 30092, and our telephone number is (770) 734-2680. We lease our principal executive offices in Norcross, Georgia and maintain an office in McKinney, Texas. We believe that our current facilities will be adequate to support our operations at least until mid - 1999 and we recently signed a lease to relocate our headquarters to a 41,000 square foot facility in Suwanee, Georgia. We plan to begin our move to these new facilities in June 1999.


LEGAL PROCEEDINGS

     We may be involved from time to time in legal proceedings arising in the normal course of our business and otherwise. We are not a party to any pending legal proceedings which we believe are material.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS


     The directors and executive officers and their ages and terms of office as of May 21, 1999 are as follows:



NAME                                           AGE   POSITION(S) WITH COMPANY
----                                           ---   ------------------------
Drew W. Edwards..............................   34   Chief Executive Officer and Chairman of the Board
                                                     of Directors
Henry M. Baroco..............................   55   President, Chief Operating Officer and Director
Bruce F. Lowthers, Jr........................   34   Senior Vice President and Chief Financial Officer
Cleve B. Shultz..............................   31   Executive Vice President and Secretary
G. Lynn Boggs................................   43   Director
Frank W. Brown...............................   45   Director
John W. Collins..............................   51   Director
J. Stanley Mackin............................   66   Director
Richardson M. Roberts........................   41   Director
Joe M. Rodgers...............................   65   Director
John D. Schneider, Jr........................   45   Director
J. Daniel Speight, Jr........................   42   Director
Glenn W. Sturm...............................   45   Director
J. Stephen Turner............................   52   Director
Bahram Yusefzadeh............................   53   Director


     DREW W. EDWARDS is a co-founder and has been Chief Executive Officer and Chairman of the Board of Directors of Towne since its formation. From 1990 until forming Towne Services, Mr. Edwards served in various marketing and management positions with The Bankers Bank which is headquartered in Atlanta, Georgia, most recently as its Senior Vice President and Director of Sales and Marketing. The Bankers Bank is a leading provider of correspondent banking services in the southeastern United States. From 1987 to 1990, Mr. Edwards worked for the Federal Reserve Bank of Atlanta. Mr. Edwards' term as a director expires in 2001.

     HENRY M. BAROCO has been President, Chief Operating Officer and a director of Towne since 1996. Mr. Baroco has over 30 years of experience with various credit, leasing and lending organizations. Before joining Towne Services, Mr. Baroco had been Senior Vice President and General Manager of the vendor finance division of The CIT Group, Inc. since September 1995. From November 1993 to September 1995, he served as Senior Vice President of Sales and Marketing for Norwest Equipment Finance. From April 1991 to November 1993, Mr. Baroco was Senior Vice President and General Manager of Sales and Marketing for LB Credit Corporation. Mr. Baroco also worked in various capacities for GE
Capital -- Vendor Financial Services for over 18 years. Mr. Baroco's term as a director expires in 2000.

     BRUCE F. LOWTHERS, JR. has been Senior Vice President and Chief Financial Officer of Towne since November 1997. Prior to joining Towne Services, Mr. Lowthers had been Chief Financial Officer and Treasurer of Quest Group International, Inc., a telecommunications company, since September 1994. From June 1992 to September 1994, he was an audit manager with Ernst & Young, L.L.P. Mr. Lowthers is a certified public accountant.

     CLEVE B. SHULTZ has been Executive Vice President of Towne since April 1998. He served as the Company's Senior Vice President from January 1996 to April 1998. Prior to joining Towne Services, Mr. Shultz had been Vice
President -- Marketing at The Bankers Bank which is headquartered in Georgia since August 1993. Before joining The Bankers Bank, Mr. Shultz served as campaign director for Representative John Linder's successful 1992 campaign for the U.S. House of Representatives, 4th Congressional District of Georgia.

     G. LYNN BOGGS is a co-founder and has been a director of Towne since its formation. Mr. Boggs recently became a Senior Vice President of Investments for The Bankers Bank which is headquartered in Georgia. Bankers Bank. Prior to this time, he served as the Senior Vice President and branch manager of Vining-Sparks Investment Banking Group, L.P., a fixed income broker-dealer to financial institutions in Nashville, Tennessee, since June 1996. Mr. Boggs has been in the securities industry for the past 15 years. From October 1994 to June 1996, he was Senior Vice President -- Investments at PaineWebber, Inc. in Nashville, Tennessee. From March 1993 to October 1994, he was Senior Vice
President -- Investments for Prudential Securities Incorporated in Nashville. From 1989 to March 1993, he was Senior Vice President of Vining-Sparks. Mr. Boggs is on the Advisory Board of Directors of The Bank of Green Hills in Nashville. Mr. Boggs' term as a director expires in 2001.


     FRANK W. BROWN has been a director of Towne since March 1998. Mr. Brown has been a principal with Brown, Burke Capital Partners, Inc. since 1991. Brown, Burke Capital Partners provides financial advisory services to community-oriented financial institutions and middle market corporations in connection with mergers and acquisitions and financing. He is also the managing member of the managing general partner of Capital Appreciation Partners, L.P., an Atlanta-based merchant banking fund, members of which are shareholders of Towne. From 1977 to 1991, Mr. Brown worked in various corporate finance and investment banking positions with Bankers Trust Company, The First Boston Corporation and The Robinson-Humphrey Company. Mr. Brown's term as a director expires in 2002.


     JOHN W. COLLINS has been a director of Towne since its formation. Mr. Collins is currently the Chairman of the Board of Directors and Chief Executive Officer of The InterCept Group, Inc., a publicly-traded provider of fully-integrated electronic commerce products and services for community financial institutions. Mr. Collins has over 25 years of experience in multiple areas of electronic commerce for community financial institutions. Prior to co-founding The InterCept Group in 1996, he had served as a director and executive officer of several of its predecessor companies and subsidiaries since 1986. Mr. Collins' term as a director expires in 2001.


     J. STANLEY MACKIN has been a director of Towne since June 1998. Mr. Mackin has been the Chairman of the Board of Directors of Regions Financial Corporation since 1990 and served as its Chief Executive Officer from August 1990 to January 1998. Prior to joining Regions Financial as its President and Chief Operating Officer in January 1990, Mr. Mackin had worked for Regions Bank since 1966. He served as Chairman and Chief Executive Officer of Regions Bank from 1986 to 1990, as President and Chief Executive Officer from 1983 to 1986, and as head of the commercial loan division from 1971 to 1983. Mr. Mackin's term as a director expires in 2002.



     RICHARDSON M. ROBERTS has been a director of Towne since May 1999. He has been Vice Chairman of the Board of Directors of Nova Corporation, a publicly-traded provider of transaction processing services, related software application products and value-added services primarily to small-to-medium sized merchants, since Nova acquired PMT Services, Inc. in September 1998. Mr. Roberts served with PMT Services, a publicly-traded marketer of electronic credit card authorization and payment systems from 1984 to December 1998, most recently as its Chief Executive Officer. Mr. Roberts' term as a director expires in 2000.


     JOE M. RODGERS has been a director of Towne since May 1998. He has been Chairman of Rodgers Capital Group, L.P. a private investment company specializing in merchant and investment banking, since February 1993. Mr. Rodgers served as Chairman of the Board of Directors and Chief Executive Officer of Berlitz International, Inc., a foreign language services company, from December 1991 to February 1993. From 1985 to 1989, Mr. Rodgers served as United States Ambassador to France. Mr. Rodgers is also a director of AMR Corporation/American Airlines, Inc.; American Constructors, Inc.; Gaylord Entertainment Company; Gryphon Holdings, Inc.; Lafarge Corporation; SunTrust Bank, Nashville, N.A.; Thomas Nelson, Inc.; Tractor Supply Company; and Willis Corroon Group, PLC. Mr. Rodgers' term as a director expires in 2000.


     JOHN D. SCHNEIDER, JR., has been a director of Towne since November 1998. For the past 12 years, Mr. Schneider has served as a director, President and Chief Executive Officer of Bankers Bancorp Inc., a bank holding company. He is a director, President and Chief Executive Officer of Independent Bankers Bank and Chairman of Bankers Bank Service Corporation, subsidiaries of Bankers Bancorp Inc., in Springfield, Illinois. Mr. Schneider is also a director of Sullivan Bancshares, Inc., First National Bank of Sullivan and Community Bank Mortgage Corp. Mr. Schneider's term as a director expires in 2001.



     J. DANIEL SPEIGHT, JR. has been a director of Towne since its formation. Mr. Speight is the President, Chief Executive Officer and a director of FLAG Financial Corporation, a bank holding company. He served as Chief Executive Officer and a director of Middle Georgia Bankshares, Inc. from 1989 until its merger with FLAG Financial in March 1998. He has been President, Chief Executive Officer and a director of Citizens Bank, a subsidiary of FLAG Financial in Vienna, Georgia, since 1984. Mr. Speight is currently vice-chairman of The Bankers Bank and a member of the State Bar of Georgia. He is past Chairman of the Georgia Bankers Association Community Banking Committee, past President of The Community Bankers Association of Georgia and past director of the Independent Bankers Association of America. Mr. Speight's term as a director expires in 2002.


     GLENN W. STURM has been a director of Towne since 1996. Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P. since 1992, where he serves as Corporate Chairman and as a member of the executive committee. Since 1996, Mr. Sturm has been a director of Phoenix International Ltd., Inc., a publicly-held provider of client/server retail banking software to financial institutions in the United States and abroad. He also has been a director of The InterCept Group since 1997. Mr. Sturm's term as a director expires in 2000.

     J. STEPHEN TURNER has been a director of Towne since 1997. He has been the Chairman of the Board of Directors and Chief Executive Officer of FNB Financial Corp., a bank holding company, since 1990. Mr. Turner is also a director of Farmers National Bank in Scottsville, Kentucky. He has also been the President and Chief Executive Officer of Allen Realty Corporation in Nashville, Tennessee since 1988. Mr. Turner's term as a director expires in 2000.

     BAHRAM YUSEFZADEH has been a director of Towne since 1997. Mr. Yusefzadeh has been Chairman of the Board of Directors and Chief Executive Officer of Phoenix International Ltd., Inc. since its formation in 1993. Mr. Yusefzadeh has over 28 years of experience in the banking software industry. He was a co-founder of Nu-Comp Systems, Inc., where he developed the Liberty Banking System and served as Nu-Comp's President and Chief Executive Officer from 1969 to 1986. Mr. Yusefzadeh also served as Chairman of the Board of Directors of Broadway &

Seymour, Inc. during 1986 and in various executive capacities for The Kirchman Corporation from 1986 to 1992. Mr. Yusefzadeh's term as a director expires in 2002.


     Executive officers are appointed by the board of directors and other officers are appointed by the executive officers. Officers serve at the pleasure of the board of directors or the executive officer authorized to make the appointment until their successors are chosen and qualified or until their earlier resignation or removal.

      COMMITTEES OF THE BOARD OF DIRECTORS AND NOMINATIONS BY SHAREHOLDERS

     We maintain three committees, an Audit Committee, a Compensation and Stock Option Committee and an Executive Committee. The Audit Committee consists of Messrs. Speight, Sturm, Turner and Yusefzadeh. The Compensation and Stock Option Committee consists of Messrs. Boggs, Brown, Speight, Turner and Yusefzadeh. The Executive Committee consists of Messrs. Boggs, Brown, Collins, Edwards, Sturm and Yusefzadeh. At least two members of each of the audit and compensation committees are non-employee independent directors.

     We do not have a standing nominating committee. The board of directors nominates candidates to stand for election as directors. Under our bylaws, shareholders may make nominations for directors, but only if nominations are delivered in writing to the Secretary no less than 60 and no more than 90 days before the first anniversary of the previous year's annual meeting. Nominations must also include the identity of the nominee and certain other information.

                             EXECUTIVE COMPENSATION


     The following table sets forth information concerning the cash and non-cash compensation during 1998 and 1997 earned by or awarded to the Chief Executive Officer and to the other three executive officers whose combined salary and bonus exceeded $100,000 during 1998. These four officers are the "named executive officers" of our company. The amounts reflected in "Other Compensation" represent automobile lease payments made by Towne on behalf of the executive.



                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                           ANNUAL COMPENSATION           ------------
                                                    ----------------------------------    SECURITIES
                                                                             OTHER        UNDERLYING
NAME AND PRINCIPAL POSITIONS                 YEAR    SALARY     BONUS     COMPENSATION     OPTIONS
----------------------------                 ----   --------   --------   ------------   ------------
Drew W. Edwards............................  1998   $150,000   $389,500     $ 8,875        170,000
  Chief Executive Officer and                1997   $ 62,000   $100,000     $ 5,382             --
  Chairman of the Board
Henry M. Baroco............................  1998   $150,000   $277,500     $10,543        170,000
  President and                              1997   $100,000   $ 50,000     $ 5,369             --
  Chief Operating Officer
Bruce F. Lowthers, Jr......................  1998   $125,000   $168,625     $ 5,600        120,000
  Senior Vice President and                  1997   $ 16,666         --          --        300,000
  Chief Financial Officer
Cleve B. Shultz............................  1998   $ 90,000   $116,500     $ 6,000         85,000
  Executive Vice President                   1997   $ 60,000         --     $ 6,200             --
  and Secretary

OPTION GRANTS AND EXERCISES DURING 1998


     The following table sets forth information with respect to grants of stock options to each of the named executive officers during 1998. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. We cannot guarantee that the actual stock price appreciation over the term will be the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.



                                                  INDIVIDUAL GRANTS
                              ---------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                            PERCENT OF                                      AT ASSUMED ANNUAL RATES
                              NUMBER OF       TOTAL                                             OF STOCK PRICE
                              SECURITIES     OPTIONS                                           APPRECIATION FOR
                              UNDERLYING    GRANTED TO                                            OPTION TERM
                               OPTIONS     EMPLOYEES IN   EXERCISE   GRANT   EXPIRATION   ---------------------------
            NAME               GRANTED     FISCAL YEAR     PRICE     DATE       DATE          5%             10%
            ----              ----------   ------------   --------   -----   ----------   -----------   -------------
Drew W. Edwards.............   170,000        20.7%        $7.20     5/98       5/03       $338,169      $  747,264
Henry M. Baroco.............   170,000        20.7%        $7.20     5/98       5/08       $869,455      $2,617,436
Bruce F. Lowthers, Jr.......   120,000        14.6%        $7.20     5/98       5/08       $613,200      $1,848,000
Cleve B. Shultz.............    85,000        10.4%        $7.20     5/98       5/08       $434,350      $1,309,000



     During 1998, three of the named executive officers exercised 275,000 stock options. The following table sets forth information with respect to each of the named executive officers concerning the value of all unexercised options held by such individuals at December 31, 1998. The "Value of Unexercised In-the-Money Options at Fiscal Year End" represents the difference between the exercise price per share and the $7.00 per share market value of the common stock at December 31, 1998 as reported on the Nasdaq National Market.



                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                 SHARES                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                ACQUIRED              OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                                   ON       VALUE     ---------------------------   ---------------------------
NAME                            EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            --------   --------   -----------   -------------   -----------   -------------
Drew W. Edwards...............  100,000    $412,500      350,923        50,000      $1,170,047      $325,000
Henry M. Baroco...............  100,000    $412,500    1,205,923        50,000      $6,878,547      $325,000
Bruce F. Lowthers, Jr.........   75,000    $337,500      195,000       150,000      $  450,000      $900,000
Cleve B. Shultz...............       --          --      365,923        50,000      $1,820,047      $325,000


1998 STOCK OPTION PLAN

     In May 1998, we adopted the Towne Services, Inc. 1998 Stock Option Plan. The 1998 plan advances our interests by giving eligible employees, directors, key consultants and advisors an opportunity to acquire or increase their proprietary interests in our company. This gives them an incentive to achieve our objectives by allowing them to participate in our success and growth.

     Awards under the plan can be incentive stock options, non-qualified stock options or restricted stock. These awards are granted by the Compensation and Stock Option Committee of the board of directors. This committee must have at least two non-employee independent directors. This committee generally has discretion to determine the terms of an option grant, within limitations, including the following:

          - the number of shares subject to options granted to a person in a year may not exceed 500,000 shares;

          - if an award is intended to be an incentive stock option and is granted to a shareholder holding more than 10% of the combined voting power of all classes of stock, the option price per share may not be less than 110% of the fair market value of such share at the time of grant; and

          - the term of an incentive stock option may not exceed 10 years, or 5 years if granted to a shareholder owning more than 10% of the total combined voting power of all classes of stock.

     When it was adopted, the 1998 plan provided that no more than 2,000,000 shares may be subject to outstanding options. This number automatically increases on January 1 of each year by the lesser of three percent of the number of shares outstanding on the preceding trading day or 500,000 shares. Accordingly, as of January 1, 1999, there are 2,500,000 shares available for grant under the 1998 plan.

     The 1998 plan may be amended by the board of directors without the consent of the shareholders. However, an amendment, although effective when made, will be subject to shareholder approval within one year after approval by the board if it does any of the following:

          - increases the total number of shares issuable pursuant to incentive stock options;

          - changes the class of employees eligible to receive incentive stock options that may participate; or

          - otherwise materially increases the benefits to recipients of incentive stock options.

1996 STOCK OPTION PLAN

     In November 1996, we adopted the Towne Services, Inc. 1996 Stock Option Plan. As of June 15, 1998, options to acquire 2,090,000 shares had been authorized for issuance and options to acquire 1,728,400 shares were outstanding. All of these options were issued at the fair market value of the common stock as determined by the board of directors. Effective May 19, 1998, we decided not to issue any additional options under this plan.

MANAGEMENT BONUS PLAN

     Our compensation committee has discussed and approved a 1999 management bonus plan. This plan creates a bonus pool of $750,000 which may be adjusted from time to time by the compensation committee or board of directors. All non-commission employees are eligible for a percentage of the pool based on their seniority level, length of employment and overall performance. If the 1999 revenue goal is exceeded, the bonus pool will increase by $0.078 for every $1.00 beyond the budgeted revenue goal, provided that the corresponding margins are in line with the budget.

     If the bonuses are paid, executive officers will receive the following percentages of the total bonus pool: Mr. Edwards, 20%; Mr. Baroco, 20%; Mr. Lowthers, 13.5%; and Mr. Shultz, 13.5%. Bonuses are payable as follows: 12.5% of the pool is payable following the end of each quarter if we meet our goals for that quarter, and the remaining 50% of the pool is payable following the end of the fiscal year if we have met our goals for the entire year. In addition, Mr. Edwards and Mr. Baroco will each receive $50,000 in additional bonus for 1999.

EMPLOYMENT AGREEMENTS

     Our four executive officers have entered into employment agreements with us. The current principal terms of these agreements are summarized below.

Drew W. Edwards

     - serves as Chairman of the Board and Chief Executive Officer;

     - current base salary: $200,000, which may be increased periodically;

     - term of three years, which renews daily for each day served;

     - incentive compensation based upon achievement of criteria established by board of directors;

     - participates in stock option plans, receives health insurance, club dues, automobile allowance and other benefits;

     - Towne may terminate the agreement upon death or disability or for cause;

     - the executive may terminate the agreement for any reason, including after a change in control;

     - if the agreement is terminated by either party after a change in control, other than for cause:

          - the executive receives accrued compensation and bonus, and 1/12 of his annual base salary and bonus each month for 36 months, and Towne must continue his insurance benefits until death; and

          - options held by the executive vest and become immediately exercisable; and

     - if the agreement is terminated for any reason, the executive has the right to demand that we register his shares.

Henry M. Baroco

     - serves as President and Chief Operating Officer;

     - current base salary: $200,000, which may be increased periodically;

     - term of two years, which renews daily for each day served;

     - incentive compensation based upon achievement of criteria established by board of directors;

     - participates in stock option plans, receives health insurance, club dues, automobile allowance and other benefits;

     - Towne may terminate the agreement upon death or disability or for cause;

     - the executive may terminate the agreement for any reason, including after a change in control; and

     - if terminated by either party after a change in control, other than for cause:

          - the executive receives accrued compensation and bonus, and 1/12 of his annual base salary and bonus each month for 24 months, and Towne must continue his insurance benefits until death; and

          - options held by the executive vest and become immediately exercisable.

Bruce F. Lowthers, Jr.

     - serves as Chief Financial Officer;

     - current base salary: at least $140,000, which may be increased periodically;

     - term of one year, which renews daily for each day served;

     - Towne may terminate the agreement upon death or disability, without cause if determined by the board of directors, or for cause;

     - the executive may terminate the agreement if the company breaches the agreement, if he is forced to relocate outside of the Atlanta metropolitan area or at any time upon 30 days notice; and

     - if the agreement is terminated by the executive prior to a change in control for any reason other than Towne's material breach of the agreement, Towne may repurchase all stock options owned by executive at the greater of the price paid or the current fair market value.

Cleve B. Shultz

     - serves as Executive Vice President;

     - current base salary: at least $140,000, which may be increased periodically;

     - term of one year, which renews daily for each day served;

     - Towne may terminate the agreement upon death or disability or for cause;

     - if the agreement is terminated by the executive prior to a change in control for any reason other than Towne's material breach of the agreement, Towne may repurchase all stock options owned by the executive at the greater of the price paid or the current fair market value.

DIRECTOR COMPENSATION


     Historically, upon initial election to the board of directors, each non-employee director has received options to acquire 30,000 shares of common stock. All of these options vested immediately. In addition, non-employee directors were granted 20,000 options each in March 1998 and 2,500 options each in December 1998. Directors are also paid $1,000 for attending meetings of board committees and may be reimbursed for other expenses incurred in their capacity as directors.



     Our board of directors and shareholders have approved an option plan for non-employee directors. Under the plan, upon initial election to the board of directors, each non-employee director will receive options to acquire 30,000 shares of common stock. On November 15, 1999 non-employee directors will each receive a grant of options to acquire 570 shares of common stock. In addition, non-employee directors will receive an annual grant of options to acquire a number of shares of common stock on January 1 of each calendar year, the value of which, as determined in accordance with the plan, equals $15,000 in 2000 and $25,000 in 2001 and in each subsequent year. All of these options vest immediately but may not be exercised for six months following the date of the grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On December 11, 1996, we entered into a $250,000 line of credit with Citizens Bank, Vienna, Georgia, to fund our working capital needs. J. Daniel Speight, Jr., a director, is the president and chief executive officer of Citizens Bank. The interest rate for any borrowings under the line of credit was 9.25% per year, but no money was drawn on this line of credit. Drew W. Edwards, Henry M. Baroco, Cleve B. Shultz, Thomas M. Bryan, G. Lynn Boggs, John W. Collins and Glenn W. Sturm guaranteed this line of credit. In consideration of their guarantees, we issued each of these directors and officers options to acquire 71,400 shares of common stock at an exercise price of $0.50 per share. This loan matured in December 1997 and was not renewed.


     On June 3, 1997, we entered into a $250,000 line of credit with First Federal Savings Bank of LaGrange, Georgia, to fund our working capital needs. Mr. Speight is the president and chief executive officer and a director of FLAG Financial Corporation, the holding company for First Federal Savings Bank of LaGrange. The interest rate for this loan was the lender's prime rate, and there were no borrowings under this line of credit. Messrs. Edwards, Baroco, Shultz, Bryan, Boggs, Collins and Sturm personally guaranteed this loan. In consideration of their guaranties, we issued each of these directors and officers options to acquire 59,523 shares of common stock at an exercise price of $0.60 per share. FLAG Financial is the bank holding company for several of our customer banks and is one of our shareholders.



     During 1998, Towne billed FLAG Financial $207,000 for set-up fees and ongoing processing fees related to FLAG's use of the TOWNE CREDIT and TOWNE FINANCE systems. From January 1 to April 30, 1999, FLAG Financial paid Towne approximately $60,000 for processing services related to these systems.



     On June 5, 1998, we entered into a loan with Citizens Bank, borrowing $500,000 to fund our acquisition of assets and liabilities from Credit Collection Solutions, Inc. The loan was repaid in August 1998 using proceeds of our initial public offering. We have from time to time obtained financing from Citizens Bank for the purchase of specific furniture and equipment. The total amount borrowed under these term loans was $90,000, and interest rates for these loans range from 9.25% to 12.0% per year.



     On March 13, 1998, we entered into a stock purchase agreement with Capital Appreciation Partners, L.P. under which Capital Appreciation Partners purchased 15,000 shares of Series A preferred stock for $1.5 million. These preferred shares were automatically converted into 1,217,903 shares of common stock upon completion of our initial public offering. We granted registration rights with respect to these shares. Frank W. Brown, a director, is the managing member of the general partner of Capital Appreciation Partners, and became a director as a result of the stock purchase. In addition, Brown Burke Capital Partners, of which Mr. Brown is a partner, purchased 100,000 shares of common stock at a price of $1.00 per share in October 1997 and 50,000 shares of common stock upon the exercise of options at an exercise price of $1.25 per share in March 1998. In 1998, we paid Brown, Burke Capital Partners $112,500 for financial advisory services relating to the acquisition of Banking Solutions, Inc.



     We entered into a General Marketing Agent Agreement with Phoenix International Ltd., Inc., dated as of June 5, 1998, under which Phoenix International agrees to market our products and services to its bank customers. The agreement provides that Towne will pay Phoenix a commission based on the initial set-up fees and ongoing revenue net of expenses and sales commissions actually received by Towne as a result of Phoenix's efforts. Bahram Yusefzadeh, a director, is the Chairman of the Board and Chief Executive Officer of Phoenix International and

Glenn W. Sturm, a director and member of our Compensation and Stock Option Committee and our Audit Committee, is also a director of Phoenix International. During 1998, we revised our agreement with Phoenix to give Phoenix exclusive marketing rights to our COLLECTION WORKS(SM) product throughout the world, except for the U.S. and Taiwan. Phoenix agreed to pay a total of $585,000 by the end of 1999 to Towne under the revised agreement. During 1998, we invoiced Phoenix for $585,000 pursuant to this agreement and paid Phoenix $21,000 for commissions related to sales of our products.



     From November 1, 1995 through May 1, 1996 we borrowed $45,000 from each of Mr. Boggs, a director and principal shareholder, and Mr. Bryan, a principal shareholder. We executed promissory notes and loan agreements to evidence these loans. Each of these loans accrued interest at the rate of 7.0% per year, and had principal payments due on October 31, 1998, 1999 and 2000. Messrs. Boggs and Bryan agreed to subordinate our obligations under these loans to our obligations to our other creditors. As of December 1997, these loans were paid in full.


     Thomas A. Bryan, who served as the chairman of the compensation committee during 1997, served without compensation as our Treasurer and Secretary from our inception in October 1995 until 1996.

     On March 31, 1997, we loaned $450,000 to J. Stephen Turner, a director, to fund the purchase of 450,000 shares of common stock. Interest accrued at 6.0% per year until May 31, 1997 and 8.0% per year thereafter until paid. Mr. Turner pledged the shares of common stock received upon this purchase as collateral for the loan. Mr. Turner paid this note in full prior to May 31, 1997.


                           RELATED PARTY TRANSACTIONS



     The information provided below summarizes transactions and relationships during the past three years among Towne and its directors, executive officers and shareholders owning more than 10% of our common stock.


LOAN FACILITIES

     On December 18, 1997, we entered into a loan facility and issued a stock purchase warrant to Sirrom Investments, Inc. Pursuant to this warrant, Messrs. Edwards, Baroco and Shultz agreed, with certain exceptions, not to sell any of their shares of common stock in Towne without first offering Sirrom Investments the right to sell stock on the same terms. These co-sale rights terminated upon completion of our initial public offering.

ISSUANCES OF STOCK AND WARRANTS


     On October 21, 1997, we issued warrants to purchase a total of 75,000 shares of common stock at an exercise price of $1.00 per share to Joe M. Rodgers, a director of Towne, and three other individuals who are principals of Rodgers Capital Group, L.P. in consideration of professional services provided by these individuals to us in connection with marketing efforts. As part of such issuance, Mr. Rodgers received a warrant to purchase 21,648 shares of common stock. Rodgers Capital Group also purchased 200,000 shares of Towne common stock in October in 1997 at a price of $1.00 per share. In addition, we paid Rodgers Capital a total of $220,000 as compensation for services provided by Rodgers Capital during 1997 in connection with obtaining equity investments for us. In connection with the Forseon merger, we have agreed to pay

Rodgers Capital a total of $300,000 for rendering advisory services and a fairness opinion. We have also retained Rodgers Capital for advisory services related to possible future acquisitions and have agreed to pay them $4,000 per month plus costs and expenses for these services.

MANAGEMENT LOANS


     In October 1998, we loaned our Chief Executive Officer, Drew W. Edwards, $50,000 to exercise options to acquire 100,000 shares of our common stock. The promissory note is full recourse and accrues interest at the rate of 8.5% per year. No payments are required until the note matures on the earlier of February 2000 or the date on which Mr. Edwards sells the common stock purchased with proceeds of the note, so the entire proceeds of this note remain outstanding.



     In September 1997, we loaned our President and Chief Operating Officer, Henry M. Baroco, $78,990 to exercise options to acquire 263,300 shares of our common stock. In October 1998, we loaned Mr. Baroco an additional $30,000 to exercise options to acquire 100,000 shares of our common stock. The promissory notes are full recourse and accrue interest at the rate of 8.5% per year. No payments are required until the 1997 note matures on the earlier of September 8, 1999 or the date that Mr. Baroco sells the common stock purchased with proceeds of the note, so the entire proceeds of this note remain outstanding. No payments are required until the 1998 promissory note matures on the earlier of February 2000 or the date on which Mr. Baroco sells the common stock purchased with proceeds of the note, so the entire proceeds of this note remain outstanding. Mr. Baroco pledged the shares of common stock received upon exercise of these options and other personal assets as collateral for the loans.



     In April 1998, we loaned our Chief Financial Officer, Bruce F. Lowthers, Jr., $75,000 to exercise options to acquire 75,000 shares of our common stock. This note is also full recourse and accrues interest at the rate of 8.75% per year. No payments are required until the note matures on the earlier of December 31, 1999 or the date on which Mr. Lowthers sells the common stock purchased with proceeds of the note, so the entire proceeds of this note remain outstanding. Mr. Lowthers pledged the shares of common stock received upon this exercise and other personal assets as collateral for the loan.


OTHER TRANSACTIONS AND RELATIONSHIPS


     During the year ended December 31, 1997, we incurred costs of $37,000 for rent on office space leased from ProVesa, Inc., a subsidiary of The InterCept Group Inc. based upon the pro rata portion of space we use in relation to the rent payment owed for all space leased by ProVesa. We also paid approximately $25,000 for utilities and accounting services provided by The InterCept Group based upon the estimated pro rata portion of the utility bills InterCept received and the estimated fair value of the accounting services performed. During 1998, we incurred costs of $121,000 for communications services provided by InterCept Communications Technologies, Inc., a subsidiary of The InterCept Group, based upon the ordinary rates InterCept charges for these services. Mr. Collins, a director, is the Chief Executive Officer and Chairman of the Board of Directors of The InterCept Group and Mr. Sturm, a Towne director, is also a director of The InterCept Group.



     On June 23, 1998, Towne and The InterCept Group entered into a strategic marketing agreement under which the parties agreed to jointly offer online services to Towne's business customers. Under this agreement, Towne has agreed to market, and has the ability to offer, products provided by InterCept under InterCept's regular pricing policies. Towne is entitled to receive a commission from InterCept on sales of InterCept products made by Towne. As of the date of this document, no sales have been made and, therefore, no commissions have been paid under this agreement.



     Some transactions with our officers, directors and principal shareholders may be on terms more favorable to such persons than they could obtain in a transaction with an unaffiliated party. Since our initial public offering, we require that all material transactions with our officers, directors and other affiliates be on terms no less favorable to us than could be obtained from unaffiliated third parties and must be approved by both a majority of the board and a majority of the disinterested directors.

                             PRINCIPAL SHAREHOLDERS


     The following table provides information, as of May 21, 1999, concerning the beneficial ownership of common stock by:



     - each person or entity known by Towne to beneficially own more than 5% of the outstanding common stock;



     - each director;



     - each named executive officer; and



     - all directors and executive officers as a group.



     The information in the table is based on information from the named persons regarding their ownership of common stock. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by them. Unless otherwise indicated below, the address of the beneficial owners of more than 5% of our common stock is in care of Towne Services, Inc., 3295 River Exchange Drive, Suite 350, Norcross, Georgia 30092. The percentage of shares beneficially owned includes common stock regarding which the person has the right to acquire beneficial ownership within 60 days of May 21, 1999, including but not limited to by exercise of an option; however, this common stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.



                                                              AMOUNT AND    PERCENT OF
                                                              NATURE OF       COMMON
                                                              BENEFICIAL       STOCK
            NAME AND ADDRESS OF BENEFICIAL OWNER              OWNERSHIP     OUTSTANDING
            ------------------------------------              ----------    -----------
Drew W. Edwards(1)..........................................  2,033,830        10.1%
Henry M. Baroco(2)..........................................  1,761,133         8.4
Bruce F. Lowthers, Jr.(3)...................................    346,893         1.7
Cleve B. Shultz(4)..........................................    677,935         3.4
G. Lynn Boggs(5)............................................  1,563,423         7.9
Frank W. Brown(6)...........................................    395,833         2.0
John W. Collins(7)..........................................    515,123         2.6
J. Stanley Mackin(8)........................................     52,500           *
Richardson M. Roberts(9)....................................     30,000           *
Joe M. Rodgers(10)..........................................    274,148         1.4
John D. Schneider, Jr.(11)..................................     37,500           *
J. Daniel Speight, Jr.(12)..................................    309,200         1.6
Glenn W. Sturm(13)..........................................    357,404         1.8
J. Stephen Turner(14).......................................    555,000         2.8
Bahram Yusefzadeh(15).......................................    105,000           *
Thomas A. Bryan(16).........................................  1,562,598         7.8
SAFECO Asset Management Company(17).........................    953,000         4.8
SAFECO Corporation(18)......................................  1,055,000         5.3
All directors and executive officers as a group(15
  persons)..................................................  9,014,922        39.9


---------------

  *  Less than one percent.

 (1) Includes currently exercisable options to purchase 350,923 shares of common stock and 5,500 shares owned by Mr. Edwards' spouse. Mr. Edwards disclaims beneficial ownership of his spouse's shares.


 (2) Includes currently exercisable options to purchase 1,205,923 shares of common stock.


 (3) Includes currently exercisable options to purchase 195,000 shares of common stock.


 (4) Includes currently exercisable options to purchase 365,923 shares of common stock.

 (5) Includes currently exercisable options to purchase 203,423 shares of common stock.


 (6) Includes (a) 150,000 shares of common stock held by Brown, Burke Capital Partners, Inc., of which Mr. Brown is a principal, (b) 25,047 shares of common stock held by Capital Appreciation Partners, L.P. of which Mr. Brown is the managing member of the managing general partner and (c) options to acquire 2,500 shares of common stock.


 (7) Includes (a) 331,700 shares of common stock held by Mr. Collins, (b) 50,000 shares of common stock held by The Intercept Group, Inc., of which Mr. Collins is Chief Executive Officer, Chairman of the Board and a significant shareholder, and (c) options to acquire 133,423 shares of common stock held by Mr. Collins. Mr. Collins disclaims beneficial ownership with respect to the shares held by The Intercept Group, Inc.


 (8) Includes options to acquire 52,500 shares of common stock.


 (9) Represents options to acquire 30,000 shares of common stock which are vested but not currently exercisable.


(10) Includes (a) options to acquire 52,500 shares of common stock, (b) 200,000 shares of common stock held by Rodgers Capital Group, L.P., of which Mr. Rodgers is a partner, and (c) warrants to acquire 21,648 shares of common stock.


(11) Includes currently exercisable options to purchase 37,500 shares of common stock.


(12) Includes 231,700 shares of common stock held by FLAG Financial Corporation, of which Mr. Speight is Chief Executive Officer, President and a director and options to acquire 77,500 shares of common stock.


(13) Includes currently exercisable options to purchase 2,500 shares of common stock.


(14) Includes currently exercisable options to purchase 55,000 shares of common stock.


(15) Includes (a) 50,000 shares owned by the Yusefzadeh Family Limited Partnership, for which Mr. Yusefzadeh is the general partner, (b) 38,400 shares owned by Mr. Yusefzadeh's children, and (c) options to acquire 2,500 shares of common stock.


(16) Includes 24,000 shares owned by Mr. Bryan's minor children and currently exercisable options to purchase 132,598 shares of common stock. Mr. Bryan is a co-founder and served as a director from 1995 to 1998.


(17) As reported by SAFECO Asset Management Company in a Statement on Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1998. In its Statement on Schedule 13G, SAFECO Asset Management Company reports that it is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 to several registered investment companies. SAFECO Asset Management Company's address is 601 Union Street, Suite 2500, Seattle, WA 98101.


(18) As reported by SAFECO Corporation in a Statement on Schedule 13G filed with the Commission as of December 31, 1998. In its Statement on Schedule 13G, SAFECO Corporation reports that it is a parent holding company in accordance with Rule 13d-1(b)(ii)(G) to a subsidiary which serves an investment advisor to several registered investment companies. SAFECO Corporation's address is SAFECO Plaza, Seattle, WA 98185.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is only a summary and is subject to the provisions of our articles of incorporation and bylaws and the provisions of applicable law. Our articles and bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     Our authorized capital stock consists of 50,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. As of April 30, 1999, there were 19,803,611 shares of common stock outstanding and no shares of preferred stock outstanding.


COMMON STOCK

     The holders of common stock are entitled to receive dividends that are legally declared by the board of directors. Each shareholder is entitled to one vote per share on all matters to be voted upon. Shareholders are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive, redemption or conversion rights and, upon our liquidation, dissolution or winding up, will be entitled to share ratably in our net assets available for distribution to common shareholders. All shares outstanding prior to this offering are, and all shares to be issued in this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

     Our board of directors can issue, without further action or vote by the holders of the common stock, shares of preferred stock in one or more series and to fix any preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as adopted by the board of directors. Articles of amendment must be filed with the Georgia Secretary of State before the issuance of any shares of preferred stock of the applicable series. Any preferred stock issued may rank senior to the common stock in the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, this preferred stock may have class or series voting rights. Issuances of preferred stock, while providing us with flexibility for general corporate purposes, may have an adverse effect on the rights of holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock or the effect of decreasing the market price of our common stock. We have no present plan to issue any shares of preferred stock.

CERTAIN PROVISIONS OF THE ARTICLES, BYLAWS AND GEORGIA LAW

Classified Board of Directors


     Our articles of incorporation provide that we shall have not less than 5 nor more than 15 directors. The board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected at each annual meeting of our shareholders. The classification of directors, together with other provisions in the articles and bylaws that limit the removal of directors and permit the remaining directors to fill any vacancies on the board of directors, make it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not the change in the board of directors would be beneficial to us and our shareholders and whether or not a majority of our shareholders believes that the change would be desirable. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies. Currently, the terms of Class I directors expire in 2002, the terms of Class II directors expire in 2000 and the terms of Class III directors expire in 2001.


Removal of Directors and Filling Vacancies

     Our bylaws provide that, unless the board of directors otherwise determines, any vacancies, including vacancies resulting from an increase in the number of directors, will be filled by the affirmative vote of a majority of the remaining directors, even if it is less than a quorum. A director may be removed only with cause by the vote of the holders of 66 2/3% of the shares entitled to vote for the election of directors at a meeting of shareholders called to remove that director.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

     Our bylaws provide that at an annual meeting of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made only by or at the direction of the board of directors, the Chairman of the board of directors or the President, or by a shareholder who has complied with the advance notice procedures set forth in the bylaws.

     One purpose of requiring shareholders to give us advance notice of nominations and other business is to give the board of directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business. If the board of directors considers it necessary or advisable, these provisions provide our board the opportunity to inform shareholders and make recommendations about the qualifications or business, and to provide a more orderly procedure for conducting meetings of shareholders. The bylaws do not give the board of directors any power to disapprove timely shareholder nominations for the election of directors or proposals for action. However, the provisions may preclude a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed. These provisions may also discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

     Special Meetings

     Our bylaws provide that, if we have more than 100 beneficial owners of our shares under Georgia law, special meetings of the shareholders may be called by shareholders only if those shareholders hold outstanding shares representing a majority of all votes entitled to be cast on any issue proposed to be considered at the special meeting. If we have less than 100 beneficial owners, the holders of shares representing 25% or more of the votes entitled to be cast may call a special meeting.

DIRECTOR LIABILITY AND INDEMNIFICATION

     Our articles of incorporation eliminate, with some exceptions, the personal liability of a director to our company or our shareholders for monetary damage for breaches of the director's duty of care or other duties as a director. This elimination of liability does not apply to:

     - any appropriation, in violation of the director's duties, of any of our business opportunities;

     - acts or omissions that involve intentional misconduct or a knowing violation of law;

     - unlawful corporate distributions; or

     - any transaction from which the director derived an improper personal benefit.

     Our articles also provide that if the Georgia law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended law, without further action by the shareholders. These provisions of the articles will limit the remedies available to a shareholder in the event of breaches of any director's duties to a shareholder or us.

     Our bylaws require us to indemnify and hold harmless any director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, including any action or suit by or in our right, because he or she is or was our director, officer, employee or agent. The bylaws require indemnification against expenses, including attorney's fees and disbursements, court costs and expert witness fees, judgments, fines, penalties, and amounts paid in settlement incurred by him or her from the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders, or otherwise.

     We have entered into separate indemnification agreements with each of our directors and executive officers in which we agreed, among other things, to provide for indemnification and advancement of expenses with similar terms and conditions to those in the bylaws. These agreements also provide that we purchase and maintain liability insurance for the benefit of our directors and executive officers. The shareholders cannot change these agreements. There is no pending litigation or proceeding involving any of our directors, officers, employees or other agent where indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ANTI-TAKEOVER PROVISIONS AND GEORGIA LAW

     Our articles of incorporation require the affirmative vote of at least
66 2/3% of our directors for the following actions to be submitted to a vote of the shareholders:

        - a sale of all or substantially all assets;

        - a liquidation or dissolution;

        - a merger, consolidation or reorganization, unless the shareholders immediately prior to the transaction will own at least a majority of the combined voting power of the company resulting from the merger, consolidation or reorganization; or


        - any increase in the number of directors above 15 directors.



In addition, the affirmative vote of 66 2/3% of the holders of the common stock is required for shareholder approval of any of these actions.



     Our board of directors has the power to issue preferred stock, in one or more classes or series and with rights and preferences as determined by the board of directors, all without shareholder approval. Because the board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may allow the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock. The board of directors has no present plans to issue any additional shares of preferred stock.


     Georgia law generally restricts a company from entering into business combinations with an interested shareholder, which is defined as any person or entity that is the beneficial owner of at least 10% of the company's voting stock, or its affiliates for a period of five years after the date on which the shareholder became an interested shareholder, unless:


        - the transaction is approved by the board of directors prior to the date the person became an interested shareholder;

        - the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%; or

        - subsequent to becoming an interested shareholder, the shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter.


     Georgia law provides that these restrictions will not apply unless the bylaws of the corporation specifically provide that these provisions of Georgia law are applicable to the corporation. We have not elected to be covered by this statute, but we could do so by action of the board of directors at any time.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE


     When we complete this offering, we will have 26,803,611 shares of common stock outstanding. Of these shares, approximately 13,710,000 shares, including the 7,000,000 shares sold in this offering, will be freely tradable without restriction by persons other than affiliates of our company. We also have options and warrants to purchase 3,798,815 shares of common stock outstanding. In addition, we plan to register 2,075,345 shares in connection with the proposed Forseon merger, and these shares will also be freely tradeable except by affiliates of Forseon.


     Outstanding shares of common stock that are not yet freely tradable are "restricted" securities within the meaning of Rule 144. These restricted shares may not be sold in the absence of registration under the Securities Act of 1933 unless an exemption from registration is available, such as the exemptions contained in Rule 144 and Rule 701.

     In general, under Rule 144, a person who has beneficially owned shares for at least one year can sell within any 90-day period a number of shares that does not exceed the greater of (a) 1% of the outstanding shares of common stock and
(b) the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 are also governed by manner of sale provisions, notice requirements and the availability of current public information about Towne. A person who has not been an affiliate of ours for at least three months and who has beneficially owned shares for at least two years could sell his or her shares under Rule 144(k) without regard to the limitations described above. Rule 144 defines an "affiliate" of a company as a person that directly or indirectly controls, is controlled by or is under common control with that company. Affiliates of a company generally include its directors, executive officers and principal shareholders.

     Any employee or consultant of ours who purchased his or her shares pursuant to a written compensatory plan or contract can rely on the resale provisions of Rule 701, which permit nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and which permit affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions. There are approximately 6,300,000 shares which are not held by affiliates of Towne that will be eligible for immediate resale under Rule 144 and Rule 701.

     We have registered 5,246,900 shares of common stock issuable upon the exercise of options granted or to be granted under our stock option and compensation plans. Upon exercise of these options, these shares will be eligible for resale in the public market without restriction by persons who are not affiliates of Towne and, to the extent they are held by affiliates, pursuant to Rule 144 without observance of the holding period requirement.

     Because the Forseon merger will be accounted for as a pooling of interests, the directors, executive officers and holders of more than 10% of the shares of each of Forseon and Towne are not permitted to sell shares of our common stock for a period of time beginning 30 days prior to completion of the merger and ending when we announce operating results which include 30 days of activities of the combined company. The underwriters will not receive separate agreements that restrict any shareholder's ability to sell shares in connection with this offering. As a result, if the Forseon merger is terminated, our affiliates will not be restricted from selling their shares, except as provided under the securities laws.

     We have granted our chief executive officer, Drew W. Edwards, piggyback registration rights and, after termination of his employment for any reason, demand registration rights with regard to all shares of common stock he owns. We have also granted piggyback and demand registration rights to Capital Appreciation Partners, L.P. for the shares of common stock that are held by it and some of its affiliates. Capital Appreciation Partners has agreed not to exercise its registration rights in connection with this offering. In connection with our acquisition of Banking Solutions, we granted piggyback registration rights to three individual shareholders. These registration rights have been waived in connection with this offering.



     In general, the demand registration rights require us to register the shares of common stock subject to the registration rights upon request of the holder. The piggyback registration rights held by Mr. Edwards, Capital Appreciation Partners and the three former Banking Solutions shareholders permit them to sell the shares of common stock subject to the registration rights in any registration of our common stock, with some exceptions. The registration rights held by Capital Appreciation Partners and the former Banking Solutions shareholders are terminated when the shares of common stock subject to those rights can be resold under Rule 144 with no volume restriction. We generally are required to bear the expenses of the sale of the shareholders' shares of common stock under these registration rights, except for underwriting discounts and commissions and, in certain cases, the fees and expenses of the shareholders' counsel and filing fees related to the registration statement. We also are obligated to indemnify the shareholders whose shares are included in any of our registrations against some types of losses and liabilities, including liabilities under the Securities Act of 1933 and state securities laws.


     We cannot predict the effect that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that substantial amounts of common stock are available for sale, could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, First Union Capital Markets Corp., Hambrecht & Quist LLC and J.C. Bradford & Co. have each agreed with us, subject to the terms of the underwriting agreement to purchase from us the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all such shares, if any are purchased.

                                                           NUMBER
                      UNDERWRITER                         OF SHARES
                      -----------                         ---------
First Union Capital Markets Corp........................
Hambrecht & Quist LLC...................................
J.C. Bradford & Co......................................
           Total........................................

     The representatives have advised us that they propose to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession of not
more than $        per share, of which $        may be reallowed to other
dealers. After the completion of the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. Any reduction will not affect the amount of proceeds received by us.


     We have granted the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 1,050,000 additional shares of common stock at the public offering price. To the extent that the underwriters exercise this option, each of them will have a firm commitment to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 7,000,000 shares offered by this prospectus. If purchased, the underwriters will sell those additional shares on the same terms as those on which the 7,000,000 shares are being sold.


     The following table summarizes the compensation to be paid by us to the underwriters in connection with the offering.

                                                                              TOTAL
                                                                 -------------------------------
                                                                    WITHOUT         WITH FULL
                                                          PER    OVER-ALLOTMENT   OVER-ALLOTMENT
                                                         SHARE      EXERCISE         EXERCISE
                                                         -----   --------------   --------------
Underwriting Discounts.................................   $           $                $


     In addition, we will pay J.C. Bradford & Co. a $150,000 fee for financial consulting services to be paid within ten days after the closing of the offering.



     We estimate that the total expenses of the offering, excluding underwriting discounts, will be approximately $2.0 million.


     The underwriting agreement contains covenants of indemnity among the underwriters and Towne against certain civil liabilities. These include liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. Towne has also agreed to contribute to payments that the underwriters may be required to make under the underwriting agreement as a result of these liabilities.

     The representatives have advised us that, according to the Securities and Exchange Commission, persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is repurchased by the representatives in syndicate covering transactions, in stabilizing transactions or otherwise. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if begun, may be discontinued at any time.



                                 LEGAL MATTERS



     The validity of the common stock offered under this prospectus will be passed upon for Towne by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Glenn W. Sturm, a partner of Nelson Mullins, is one of our directors. At April 30, 1999, members of Nelson Mullins Riley & Scarborough, L.L.P. beneficially owned an aggregate of 459,621 shares of common stock. The execution and delivery of the underwriting agreement will be passed upon for the underwriters by Kilpatrick Stockton, LLP, Atlanta, Georgia.


                                    EXPERTS

     The consolidated financial statements of Towne Services, Inc. as of December 31, 1996, 1997, and 1998 and for the period from inception (October 23, 1995) to December 31, 1995 and for each of the three years in the period ended December 31, 1998 included or incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Banking Solutions, Inc. as of December 31, 1996 and 1997 and for each of the years then ended included or incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Forseon Corporation as of June 30, 1997 and 1998 and for each of the years in the three-year period ended June 30, 1998, have been included in this document and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, which means that we are required to file reports, proxy statements and other information at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth

Street, NW, Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and registration statements and other information regarding registrants that file electronically with the SEC through the EDGAR system. Our common stock is traded on the Nasdaq National Market under the symbol TWNE, and reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     We filed a registration statement on Form S-1 to register with the SEC the common stock to be issued in this offering. This prospectus is a part of that registration statement and constitutes a prospectus of Towne. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
TOWNE SERVICES, INC. AND SUBSIDIARIES
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999........................................   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1997 and 1998 and for the three months
  ended March 31, 1998 and 1999.............................   F-4
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1996, 1997 and 1998 and for the
  three months ended March 31, 1999.........................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997 and 1998 and for the three months
  ended March 31, 1998 and 1999.............................   F-6
Notes to Consolidated Financial Statements..................   F-7
BANKING SOLUTIONS, INC.
Report of Independent Public Accountants....................  F-24
Balance Sheets as of December 31, 1996 and 1997 and
  September 30, 1998........................................  F-25
Statements of Operations for the Years Ended December 31,
  1996 and 1997 and for the Nine Months Ended September 30,
  1998......................................................  F-26
Statements of Shareholders' Deficit for the Years Ended
  December 31, 1996 and 1997 and for the Nine Months Ended
  September 30, 1998........................................  F-27
Statements of Cash Flows for the Years Ended December 31,
  1996 and 1997 and for the Nine Months Ended September 30,
  1998......................................................  F-28
Notes to Financial Statements...............................  F-29
FORSEON CORPORATION
Independent Auditors' Report................................  F-34
Consolidated Balance Sheets as of June 30, 1997 and 1998....  F-35
Consolidated Statements of Operations for the Years Ended
  June 30, 1996, 1997 and 1998..............................  F-36
Consolidated Statements of Shareholders' Equity for the
  Years Ended June 30, 1996, 1997 and 1998..................  F-37
Consolidated Statements of Cash Flows for the Years Ended
  June 30, 1996, 1997 and 1998..............................  F-38
Notes to Consolidated Financial Statements..................  F-39
Unaudited Condensed Consolidated Balance Sheet as of March
  31, 1999..................................................  F-49
Unaudited Condensed Consolidated Statements of Operations
  for the Nine Months Ended March 31, 1998 and 1999.........  F-50
Unaudited Condensed Consolidated Statements of Cash Flows
  for the Nine Months Ended March 31, 1998 and 1999.........  F-51
Notes to Condensed Consolidated Financial Statements........  F-52
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................  F-55
Unaudited Pro Forma Combined Condensed Balance Sheet as of
  March 31, 1999............................................  F-56
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Three Months Ended March 31, 1999......  F-57
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Year Ended December 31, 1998...........  F-58
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Three Months Ended March 31, 1998......  F-59
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Year Ended December 31, 1997...........  F-60
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the Year Ended December 31, 1996...........  F-61
Notes to Unaudited Pro Forma Combined Condensed Financial
  Statements................................................  F-62

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Towne Services, Inc.:

     We have audited the accompanying consolidated balance sheets of TOWNE SERVICES, INC. (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Towne Services, Inc. and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in Item 16(b) of this registration statement is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                          /s/ ARTHUR ANDERSEN LLP


Atlanta, Georgia

February 12, 1999 (except with


respect to the matter discussed in Note 12,


as to which the date is March 25, 1999)

                              TOWNE SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                 DECEMBER 31, 1997 AND 1998 AND MARCH 31, 1999



                                                                                            MARCH 31,
                                                                 1997           1998           1999
                                                              -----------   ------------   ------------
                                                                                           (UNAUDITED)
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,536,439   $ 13,081,284   $  5,024,542
  Accounts receivable, net of allowance for uncollectible
    accounts of $25,000, $347,065 and $337,565 in 1997, 1998
    and 1999, respectively..................................      121,566      3,552,478      5,170,946
  Note receivable...........................................            0        167,305        170,625
  Other.....................................................       68,273        229,732        392,079
                                                              -----------   ------------   ------------
         Total current assets...............................    2,726,278     17,030,799     10,758,192
PROPERTY AND EQUIPMENT, net.................................      489,849      2,116,987      3,155,617
NOTES RECEIVABLE............................................       78,990         81,565         83,265
DEBT ISSUANCE COSTS, net....................................      288,815              0              0
GOODWILL, net...............................................            0     14,955,414     15,002,777
OTHER INTANGIBLES, net......................................            0      1,134,614      1,077,883
OTHER ASSETS, net...........................................        2,500        100,249         81,396
                                                              -----------   ------------   ------------
                                                              $ 3,586,432   $ 35,419,628   $ 30,159,130
                                                              ===========   ============   ============

                                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   297,937   $    125,763   $    800,014
  Accrued liabilities.......................................      215,109      1,273,148      1,092,117
  Accrued compensation......................................      220,300        250,391        558,915
  Accrued termination costs.................................            0        497,910        437,076
  Current portion of long-term debt.........................       46,757      5,000,000              0
                                                              -----------   ------------   ------------
         Total current liabilities..........................      780,103      7,147,212      2,888,122
                                                              -----------   ------------   ------------
LONG TERM DEBT, net of discount of $249,500, $0, and $0 in
  1997, 1998, and 1999, respectively........................    1,289,666              0              0
                                                              -----------   ------------   ------------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
WARRANTS WITH REDEMPTION FEATURE............................      255,000              0              0
                                                              -----------   ------------   ------------
SHAREHOLDERS' EQUITY:
  Preferred stock, $100 par value; 20,000,000 shares
    authorized, 0 issued and outstanding in 1997, 1998, and
    1999, respectively......................................            0              0              0
  Common stock, no par value; 50,000,000 shares authorized,
    11,706,766, 19,651,390, and 19,803,611 issued and
    outstanding in 1997, 1998, and 1999, respectively.......    4,417,696     52,363,084     52,418,798
  Warrants outstanding......................................       41,000         41,000         41,000
  Accumulated deficit.......................................   (3,197,033)   (24,131,668)   (25,188,790)
                                                              -----------   ------------   ------------
         Total shareholders' equity.........................    1,261,663     28,272,416     27,271,008
                                                              -----------   ------------   ------------
                                                              $ 3,586,432   $ 35,419,628   $ 30,159,130
                                                              ===========   ============   ============


      The accompanying notes are an integral part of these balance sheets.

                              TOWNE SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

             AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999



                                                                                           FOR THE THREE
                                                    FOR THE YEARS ENDED                    MONTHS ENDED
                                                       DECEMBER 31,                          MARCH 31,
                                          ---------------------------------------   ---------------------------
                                             1996         1997           1998           1998           1999
                                          ----------   -----------   ------------   ------------   ------------
                                                                                            (UNAUDITED)
REVENUES................................  $  105,285   $   722,364   $  6,397,628   $    547,954   $  4,604,460
                                          ----------   -----------   ------------   ------------   ------------
COSTS AND EXPENSES:
  Costs of processing, servicing and
    support.............................     219,621       832,102      2,027,160        374,128        953,990
  Research and development..............      51,871       332,470        306,482         74,024         71,840
  Sales and marketing...................     118,163       839,323      6,251,564        485,562      3,239,832
  Stock compensation expense............      10,020             0      6,267,497      5,971,590         36,339
  Employee termination costs............           0             0      2,291,102              0              0
  General and administrative............     358,606     1,139,642      3,858,564      1,347,282      1,437,648
                                          ----------   -----------   ------------   ------------   ------------
         Total costs and expenses.......     758,281     3,143,537     21,002,369      8,252,586      5,739,649
                                          ----------   -----------   ------------   ------------   ------------
OPERATING LOSS..........................    (652,996)   (2,421,173)   (14,604,741)    (7,704,632)    (1,135,189)
                                          ----------   -----------   ------------   ------------   ------------
OTHER EXPENSES:
  Interest expense (income), net........       5,802        95,946       (263,503)        64,289        (78,067)
  Other expense (income)................       3,509        (1,018)        (5,814)             0              0
  Financing costs for stock issued to
    nonemployees........................           0             0        323,000        323,000              0
                                          ----------   -----------   ------------   ------------   ------------
         Total other expenses...........       9,311        94,928         53,683        387,289        (78,067)
                                          ----------   -----------   ------------   ------------   ------------
Loss before extraordinary loss on early
  extinguishment of debt................    (662,307)   (2,516,101)   (14,658,424)    (8,091,921)    (1,057,122)
Extraordinary loss on early
  extinguishment of debt................           0             0        476,239              0              0
                                          ----------   -----------   ------------   ------------   ------------
NET LOSS................................  $ (662,307)  $(2,516,101)  $(15,134,663)  $ (8,091,921)  $ (1,057,122)
                                          ==========   ===========   ============   ============   ============
PREFERRED STOCK DIVIDENDS...............           0             0     (5,108,000)    (5,108,000)             0
ACCRETION OF WARRANTS WITH REDEMPTION
  FEATURE...............................           0             0       (691,972)      (211,000)             0
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS BEFORE EXTRAORDINARY
  LOSS..................................  $ (662,307)  $(2,516,101)  $(20,458,396)  $(13,410,921)  $ (1,057,122)
                                          ==========   ===========   ============   ============   ============
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS PER COMMON SHARE BEFORE
  EXTRAORDINARY LOSS:
Basic...................................  $    (0.10)  $     (0.26)  $      (1.32)  $      (1.11)  $      (0.05)
                                          ==========   ===========   ============   ============   ============
Diluted.................................  $    (0.10)  $     (0.26)  $      (1.32)  $      (1.11)  $      (0.05)
                                          ==========   ===========   ============   ============   ============
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS..........................  $ (662,307)  $(2,516,101)  $(20,934,635)  $(13,410,921)  $ (1,057,122)
                                          ==========   ===========   ============   ============   ============
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS PER COMMON SHARE:
Basic...................................  $    (0.10)  $     (0.26)  $      (1.35)  $      (1.11)  $      (0.05)
                                          ==========   ===========   ============   ============   ============
Diluted.................................  $    (0.10)  $     (0.26)  $      (1.35)  $      (1.11)  $      (0.05)
                                          ==========   ===========   ============   ============   ============
Weighted Average Common Shares
  Outstanding...........................   6,337,356     9,600,592     15,516,170     12,077,352     19,765,493
                                          ==========   ===========   ============   ============   ============


        The accompanying notes are an integral part of these statements.

                              TOWNE SERVICES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999



                                       PREFERRED STOCK            COMMON STOCK                                          TOTAL
                                     --------------------   ------------------------    WARRANTS     ACCUMULATED    SHAREHOLDERS'
                                     SHARES      AMOUNT       SHARES       AMOUNT      OUTSTANDING     DEFICIT         EQUITY
                                     -------   ----------   ----------   -----------   -----------   ------------   -------------
BALANCE, DECEMBER 31, 1995.........       --           --    5,000,000   $    15,750          --     $    (18,625)  $     (2,875)
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
Issuance of common stock...........       --           --    2,905,700       720,150          --               --        720,150
Fair value of stock options
  granted..........................       --           --           --        64,124          --               --         64,124
Net loss...........................       --           --           --            --          --         (662,307)      (662,307)
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
BALANCE, DECEMBER 31, 1996.........       --           --    7,905,700       800,024          --         (680,932)       119,092
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
Issuance of common stock...........       --           --    3,537,766     3,471,099          --               --      3,471,099
Issuance of warrants...............       --           --           --            --      41,000               --         41,000
Exercise of stock options..........       --           --      263,300        78,990          --               --         78,990
Fair value of stock options
  granted..........................       --           --           --        67,583          --               --         67,583
Net loss...........................       --           --           --            --          --       (2,516,101)    (2,516,101)
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
BALANCE, DECEMBER 31, 1997.........       --           --   11,706,766     4,417,696      41,000       (3,197,033)     1,261,663
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
Issuance of preferred stock........   15,000   $1,500,000           --            --          --               --      1,500,000
Issuance of common stock...........       --           --    1,052,308     5,532,500          --               --      5,532,500
Preferred stock dividend (Note
  8)...............................       --           --           --     5,100,000          --       (5,108,000)        (8,000)
Exercise of stock options..........       --           --      771,000       583,500          --               --        583,500
Employee compensation expense for
  stock options granted or
  amended..........................       --           --           --     2,275,266          --               --      2,275,266
Accretion of warrants with
  redemption feature...............       --           --           --       691,972          --         (691,972)            --
Conversion of preferred stock......  (15,000)  (1,500,000)   1,217,903     1,508,000          --               --          8,000
Conversion of outstanding
  warrants.........................       --           --      308,982       255,000          --               --        255,000
Initial public offering
  transactions, net (Note 3).......       --           --    3,850,000    26,989,129          --               --     26,989,129
Issuance of common shares in
  connection with the purchase of
  Banking Solutions, Inc...........       --           --      744,431     5,010,021          --               --      5,010,021
Net loss...........................       --           --           --            --          --      (15,134,663)   (15,134,663)
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
BALANCE, DECEMBER 31, 1998.........       --           --   19,651,390    52,363,084      41,000      (24,131,668)    28,272,416
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
Exercise of stock options..........       --           --      152,221        19,375          --               --         19,375
Employee compensation expense......       --           --           --        36,339          --               --         36,339
Net loss...........................       --           --           --            --          --       (1,057,122)    (1,057,122)
                                     -------   ----------   ----------   -----------     -------     ------------   ------------
BALANCE, MARCH 31, 1999
  (UNAUDITED)......................       --           --   19,803,611   $52,418,798     $41,000     $(25,188,790)  $ 27,271,008
                                     =======   ==========   ==========   ===========     =======     ============   ============


        The accompanying notes are an integral part of these statements

                              TOWNE SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

             AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999



                                                                                                     THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                         --------------------------------------   -------------------------
                                                           1996         1997           1998          1998          1999
                                                         ---------   -----------   ------------   -----------   -----------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss.............................................  $(662,307)  $(2,516,101)  $(15,134,663)  $(8,091,921)  $(1,057,122)
                                                         ---------   -----------   ------------   -----------   -----------
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Compensation expense recognized for stock option
      grants...........................................     10,020             0      6,267,497     5,971,590        36,339
    Financing costs for stock issued to nonemployees...          0             0        323,000       323,000             0
    Issuance of warrants...............................          0        41,000              0             0             0
    Loss on disposal of property and equipment.........      7,234             0              0             0             0
    Extraordinary loss from early extinguishment of
      debt.............................................          0             0        476,239             0             0
    Depreciation.......................................     12,895       103,629        285,354        39,980       155,243
    Amortization of goodwill and other intangibles.....          0             0        113,337             0       215,430
    Amortization of debt financing fees................          0        39,423         13,496        20,896             0
    Amortization of debt discount......................          0         5,500         33,025        10,103             0
    Changes in operating assets and liabilities, net of
      acquisitions:
      Accounts receivable..............................     (1,596)     (119,970)    (2,969,117)     (237,441)   (1,618,468)
      Prepaid & other assets...........................     (8,713)     (259,209)      (265,166)     (146,339)     (143,494)
      Accounts payable.................................     39,487       257,836       (401,993)     (172,432)      674,251
      Accrued liabilities..............................     94,022       200,922        993,439        81,360      (294,862)
      Accrued compensation.............................          0       139,977         30,092       685,997       308,524
      Deferred revenue.................................     23,103       (23,103)             0             0             0
                                                         ---------   -----------   ------------   -----------   -----------
        Total adjustments..............................    176,452       386,005      4,899,203     6,576,714      (667,037)
                                                         ---------   -----------   ------------   -----------   -----------
        Net cash used in operating activities..........   (485,855)   (2,130,096)   (10,235,460)   (1,515,207)   (1,724,159)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Note receivable from shareholders....................          0       (78,990)      (169,880)            0        (5,020)
  Purchase of Credit Collection Solutions, Inc., net of
    cash acquired......................................          0             0       (510,000)            0             0
  Purchase of Banking Solutions, Inc., net of cash
    acquired...........................................          0             0    (10,351,129)            0      (153,065)
  Purchase of property and equipment, net..............   (151,813)     (451,569)    (1,870,672)     (223,094)   (1,193,873)
                                                         ---------   -----------   ------------   -----------   -----------
        Net cash used in investing activities..........   (151,813)     (530,559)   (12,901,681)     (223,094)   (1,351,958)
                                                         ---------   -----------   ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options..............          0        78,990        583,500             0        19,375
  Repayment of debt....................................          0      (318,702)    (2,236,761)      (15,397)   (5,000,000)
  Proceeds from Sirrom Capital loan....................          0     1,500,000              0             0             0
  Proceeds from short/long-term borrowings.............     60,000       314,625      5,628,849             0             0
  Proceeds from issuance of preferred stock............          0             0      1,500,000     1,500,000             0
  Proceeds from issuance of common stock...............    710,130     3,471,099     28,206,398     1,217,269             0
                                                         ---------   -----------   ------------   -----------   -----------
        Net cash provided by financing activities......    770,130     5,046,012     33,681,986     2,701,872    (4,980,625)
                                                         ---------   -----------   ------------   -----------   -----------
NET INCREASE IN CASH...................................    132,462     2,385,357     10,544,845       963,571    (8,056,742)
CASH AND CASH EQUIVALENTS, beginning of period.........     18,620       151,082      2,536,439     2,536,439    13,081,284
                                                         ---------   -----------   ------------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period...............  $ 151,082   $ 2,536,439   $ 13,081,284   $ 3,500,010   $ 5,024,542
                                                         =========   ===========   ============   ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes.............................  $       0   $         0   $          0   $         0   $         0
                                                         =========   ===========   ============   ===========   ===========
Cash paid for interest.................................          0   $    15,900   $    235,030   $    42,083   $     5,890
                                                         =========   ===========   ============   ===========   ===========
Fair value of stock options granted....................  $  64,124   $    67,583   $          0   $         0   $         0
                                                         =========   ===========   ============   ===========   ===========
Stock subscription receivable..........................  $       0   $         0   $          0   $   427,500   $         0
                                                         =========   ===========   ============   ===========   ===========
ACQUISITION OF BSI:
  Fair value of assets acquired........................  $       0   $         0   $    413,534
  Liabilities assumed..................................          0             0     (1,285,120)
  Value of common shares issued........................          0             0     (4,517,230)


        The accompanying notes are an integral part of these statements.

                              TOWNE SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BACKGROUND

     Towne Services, Inc. ("Towne Services" or the "Company") designs, develops and markets products and services that convert the in-house credit transactions of small businesses into automated accounts which are processed electronically in much the same way as credit card transactions are processed. Usually, in-house credit transactions are completed without a credit card or cash, are recorded and processed manually and then billed to the customer at a later date. To automate this process, Towne Services offers the following electronic processing systems, TOWNE CREDIT, TOWNE FINANCE and CASHFLOW MANAGER, which process small business' in-house credit transactions in much the same way as credit card transactions are processed.

     The TOWNE CREDIT system electronically processes in-house consumer credit transactions of small and medium size retail merchants. The TOWNE FINANCE system, a commercial version of TOWNE CREDIT, is an automated asset management and financing system that processes business-to-business credit transactions for small commercial businesses. The CASHFLOW MANAGER system is an accounts receivable financing program similar to the TOWNE FINANCE product. Through the use of the Company's products and services, small businesses can automate certain manual processes, accelerate cash flow, provide better customer service, reduce paperwork and shift many other administrative burdens to Towne Services. In addition, the Company provides complementing products and services to banks that enable them to generate interest-bearing revolving credit accounts by financing the accounts receivable of these small businesses. Through the use of the Company's products, banks can monitor customers' accounts receivable and generate detailed status reports, and may attract new business customers who, in turn, may become customers of Towne Services.

     Incorporated on October 23, 1995, Towne Services had no significant operations until it released its TOWNE CREDIT product and related services in June 1997. Accordingly, the Company has only a limited operating history. The Company has incurred significant losses in each quarter since it commenced operations. Towne Services had net losses of $662,000, $2.5 million and $15.1 million for the years ended December 31, 1996, 1997 and 1998, respectively. The Company expects that it will continue to incur net losses until it is able to attain sufficient revenues to support its business. The Company can provide no assurances as to when, if ever, this may occur.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPALS OF CONSOLIDATION

     The accompanying financial statements include the accounts of Towne Services, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of

                              TOWNE SERVICES, INC.

the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION


     The Company functions as a service bureau whereby customers process transactions utilizing the Company's software on an outsourced basis. The Company's revenues are generated primarily through initial set-up fees, discount fees and recurring monthly transaction processing fees. Revenues related to the initial set-up fee are recognized upon execution of the related contract. Revenues are deferred for contracts that contain certain cancellation clauses and/or return guarantees until the guarantee period is expired. Discount fees and transaction fees are recognized on a monthly basis as earned. Management believes the prices charged for its services are based upon the relative fair value of the related services provided. The Company also leases point of sale terminal equipment to certain customers under month-to-month operating leases. Such operating lease revenues are recognized on a monthly basis as earned.


CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. Depreciation is provided using the straight-line method for financial reporting. The detail of property and equipment at December 31, 1997 and 1998 is as follows:

                                                      1997         1998      USEFUL LIVES
                                                    ---------   ----------   ------------
Furniture and fixtures............................  $ 114,841   $  280,144   Seven years
Automobiles.......................................     18,406       18,406   Three years
Computers and equipment...........................    219,328      651,740   Five years
Point-of-sale equipment...........................    193,843    1,279,644   Three years
Leasehold improvements............................      9,337       32,267   Five years
Computer software.................................          0      162,653   Five years
Software development costs........................     47,000       59,500   Three years
                                                    ---------   ----------
                                                      602,755    2,484,354
Less accumulated depreciation.....................   (112,906)    (367,367)
                                                    ---------   ----------
                                                    $ 489,849   $2,116,987
                                                    =========   ==========

LONG-LIVED ASSETS


     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and intangibles, to determine whether any impairments are other than temporary. The Company reviews the value of its long lived assets by calculating whether the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

                              TOWNE SERVICES, INC.

GOODWILL AND OTHER INTANGIBLES

     In connection with the purchase of Credit Collection Solutions, Inc. ("CCS") (Note 4), the Company has recorded goodwill in the amount of $440,000, which is being amortized over a period of 5 years.

     In connection with the purchase of Banking Solutions, Inc. ("BSI") (Note
4), the Company has recorded goodwill in the amount of $14.6 million, which is being amortized over a period of 25 years. The Company has allocated $1.1 million to BSI's customer list, which is being amortized over a period of 5 years.

OFFICERS' LIFE INSURANCE

     The Company carries life insurance policies on four key executives. The aggregate face value of these policies is $4,250,000, and the Company is entitled to receive any proceeds as the beneficiary. The Company had no cash surrender value in these policies at December 31, 1997 and 1998.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses consist of salary related personnel costs, including costs for employee benefits, computer equipment and support services used in products necessary to deliver the Company's services. The Company's policy is to capitalize research and development costs upon establishing technological feasibility, subject to a periodic assessment of recoverability based on expected future revenues. The Company had capitalized approximately $47,000, and $60,000 of software development costs at December 31, 1997 and 1998, respectively.

NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," effective for fiscal years ending after December 15, 1997. The Company adopted the new guidelines for the calculation and presentation of earnings per share, and all prior periods have been restated. Basic loss per share is based on the weighted average number of shares outstanding. Diluted loss per share is based on the weighted average number of shares outstanding, and the dilutive effect of common stock equivalent shares issuable upon the exercise of stock options and warrants (using the treasury stock method). All common stock equivalents have been excluded, as their effect would be anti-dilutive. Therefore, the weighted average shares used for basic and diluted earnings per share are the same.

INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires the use of an asset and liability method of accounting for deferred income taxes. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

                              TOWNE SERVICES, INC.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the current year presentation.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book values of cash, trade accounts receivable, trade accounts payable, and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities.

RISK OF POSSIBLE SYSTEM FAILURE

     The Company's operations depend on its ability to protect its network infrastructure and equipment against damages from human error, natural disasters, power and telecommunications failures, intentional acts of vandalism, and similar events. Despite precautions taken by the Company, the occurrence of human error, a natural disaster, or other unanticipated problems could halt the Company's services, damage network equipment, and result in substantial expense for the Company to repair or replace damaged equipment. In addition, the failure of the Company's telecommunications providers to supply the necessary services could also interrupt the Company's services. The inability of the Company to supply services to its customers could negatively affect the Company's business and financial results and may also harm the Company's reputation.

LOSS OF CUSTOMERS

     Customer attrition is a normal part of the electronic processing business. The Company has and will experience losses of small business customers due to attrition. Towne Services' written agreements with its customers generally provide that either party may terminate the agreement upon 30 to 60 days' notice for any reason. Consolidation in the financial services industry in the United States may result in fewer potential bank customers. In addition, the Company may elect not to process or continue processing for customers that experience financial difficulties or other problems.

PRODUCT RISKS

     Towne Services may be liable if the use of any of its products causes damage to its customers' businesses. Towne Services also may be required to recall certain of its products if they become damaged or unable to perform their intended functions. Towne Services has not experienced any product recalls or product liability judgments or claims. However, a product recall or product liability judgment against Towne Services could negatively affect its business and financial results.

TRADEMARKS AND OTHER PROPRIETARY RIGHTS

     Towne Services believes that its technologies, trademarks and other proprietary rights are important to its success. The Company attempts to protect itself through a combination of copyright law, trademark and trade secret laws, employee and third party confidentiality

                              TOWNE SERVICES, INC.

agreements and other methods. However, unauthorized parties may attempt to copy aspects of the Company's technology, products and services or to otherwise obtain and use information that the Company regards as proprietary, despite the Company's efforts to protect them. Third parties may claim that the Company's current or future products and services infringe the patent, copyright or trademark rights of such third parties. No assurance can be given that, if such actions or claims are brought, the Company will ultimately prevail. Any such claims, whether with or without merit, could be costly and time consuming, cause delays in introducing new or improved products and services, require Towne Services to enter royalty or licensing agreements or discontinue using the challenged technology and otherwise could have a material adverse effect on the Company's business and financial results.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. This statement is effective for periods beginning after December 15, 1997. The Company adopted SFAS No. 130 effective March 31, 1998. The adoption of SFAS No. 130 did not have a material impact on the Company's financial statements, as comprehensive income did not differ from the reported net loss.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company's operating business segments provide electronic transaction processing for small business in-house accounts. The product lines offered by the Company use the Company's central administrative offices for customer support, centralized processing and sales support. In addition, the Company's sales force markets all products within their assigned markets. Consequently, the Company considers all of its products as one reportable segment under the definitions in SFAS No. 131.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement SFAS No. 133 as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1999 and thereafter). SFAS No. 133 cannot be applied retroactively; it must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were

                              TOWNE SERVICES, INC.

issued, acquired, or substantively modified after December 31, 1997. The adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial statements.


UNAUDITED INTERIM FINANCIAL INFORMATION



     The accompanying consolidated financial statements for the three months ended March 31, 1998 and 1999 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial statements. Certain information and footnote disclosures usually found in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999 or for any other future periods.


3. INITIAL PUBLIC OFFERING

     In August 1998 the Company completed an initial public offering ("IPO") of its common stock. The total proceeds of the IPO, net of underwriting discounts and offering expenses, were approximately $27.0 million. The Company issued 3,850,000 shares at an offering price at $8.00 per share. Subsequent to the IPO, the Company converted all outstanding shares of Series A Preferred Stock to 1,217,903 shares of common stock and warrants for 308,982 shares of common stock were exercised.

4. ACQUISITIONS


     In June 1998, the Company acquired certain assets and liabilities of Credit Collection Solutions, Inc. ("CCS") for approximately $510,000 cash and the issuance of up to 100,000 shares of the Company's common stock if specified sales levels of Collection Works Software are achieved. If the contingent consideration is earned, the value of the shares will be treated as additional goodwill to be amortized over the remaining useful life. As of December 31, 1998, the specified sales levels have not been achieved. CCS is a developer of computer software for processing payments and tracking collections. In connection with the purchase of CCS, the Company has recorded goodwill in the amount of $440,000, which is being amortized over a period of 5 years. This amount includes $200,000 which was originally recognized as purchased in-process development at the time of the acquisition.


     In December 1998, the Company acquired the outstanding stock of Banking Solutions, Inc. ("BSI") for approximately $14.9 million in cash and stock. In connection with the acquisition of Banking Solutions, the Company issued 744,431 shares of Towne's common stock at $6.73 per share. The remainder of the purchase price was paid in cash. Towne also agreed to pay former officers of Banking Solutions amounts of money which are contingent upon future performance criteria. BSI is a developer and provider of a transaction processing system, CASHFLOW MANAGER, an accounts receivable financing program similar to the TOWNE FINANCE product. The Company recorded this transaction using the purchase method of accounting. The Company has allocated goodwill in the amount of $14.6 million, which is being amortized over a period of 25 years. The Company has recorded $1.1 million to an intangible asset for BSI's customer list, which is being amortized over a period of 5 years. The Company recognized a one-time charge

                              TOWNE SERVICES, INC.

in the amount of $2.3 million consisting of $1.8 million in cash and $0.5 million in stock in December 1998 related to employee terminations which were not identified at the date of purchase. The terminations included 21 administrative, technical and sales employees. Of the $1.8 million in cash payments, $1.3 million was paid on various days from mid to late December 1998, and the remaining $0.5 million will be paid during fiscal year 1999. BSI's operations have been included in the operations of the Company since acquisition.



     The detail of the allocation of the purchase price is as follows (in thousands):



Accounts receivable................................  $   402
Prepaid expenses...................................       12
Accounts payable...................................     (230)
Accrued liabilities................................   (1,056)
Goodwill...........................................   14,586
Other intangibles..................................    1,154
                                                     -------
Total Consideration................................  $14,868


     Pro forma financial information as if the acquisitions had occurred at the beginning of the respective periods during which they occurred would be as follows:

                                                                1997           1998
                                                             -----------   ------------
                                                                    (UNAUDITED)
REVENUES...................................................  $ 8,808,177   $ 14,510,777
NET LOSS BEFORE EXTRAORDINARY ITEM.........................   (3,484,053)   (15,429,602)
NET LOSS...................................................   (3,484,053)   (15,905,842)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS...............  $(3,484,053)  $(21,705,813)
                                                             ===========   ============
NET LOSS ATTRIBUTABLE PER COMMON SHARE.....................  $     (0.34)  $      (1.35)
                                                             -----------   ------------

5. LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1997 and 1998:

                                                                 1997         1998
                                                              ----------   -----------
Note payable to First Union Bank, interest at LIBOR+2.0%
  (7.1% at December 31, 1998)...............................  $        0   $ 5,000,000
Note payable to Sirrom Investments, Inc. ("Sirrom") (the
  "Sirrom Note"), interest at 14%, $1,500,000 due December
  2002, secured by certain assets of the Company and all
  shares owned by the Company's principal shareholders......   1,500,000             0
Notes payable to Citizens Bank, interest ranging from 9.25%
  to 12%, payable monthly through 2000, secured by
  equipment.................................................      85,923             0
                                                              ----------   -----------
                                                               1,585,923     5,000,000
Less current portion........................................     (46,757)   (5,000,000)
                                                              ----------   -----------
                                                               1,539,166             0
Less original issue discount................................    (249,500)            0
                                                              ----------   -----------
                                                              $1,289,666   $         0
                                                              ==========   ===========

                              TOWNE SERVICES, INC.

     In August 1998, the Company repaid all of its then current and long-term debt obligations then outstanding using proceeds of the initial public offering. This resulted in an extraordinary one-time charge to net income of $476,000, which is comprised of $218,000 unamortized discount on a note payable to Sirrom Investments, Inc. (the "Sirrom Note") and $258,000 deferred debt issuance costs.

     In January 1999, the Company paid in full the First Union National Bank note of $5,000,000.

6. INCOME TAXES

     The following is a reconciliation of income taxes at the federal statutory rate with income taxes recorded by the Company for the years ended December 31, 1996, 1997 and 1998:

                                                       1996        1997         1998
                                                     ---------   ---------   -----------
Income tax benefit computed
  at the federal statutory rate....................  $ 225,184   $ 843,568   $ 5,145,786
State income tax benefit,
  net of federal income tax benefit................     30,220      96,136       605,387
Other, net.........................................     (2,784)    (16,193)      (49,994)
Change in valuation allowance......................   (252,620)   (923,511)   (5,701,179)
                                                     ---------   ---------   -----------
                                                     $       0   $       0   $         0
                                                     =========   =========   ===========

     Deferred income tax assets and liabilities for 1996, 1997 and 1998 reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences that give rise to deferred tax assets and liabilities at December 31, 1996, 1997 and 1998 are as follows:

                                                     1996         1997          1998
                                                   ---------   -----------   -----------
Deferred tax assets:
  Deferred compensation..........................  $  30,523   $    38,000   $    76,114
  Accounts receivable reserves...................          0         7,980       131,885
  Other..........................................     10,837        16,068        70,300
  Net operating loss carryforwards...............    211,129     1,134,584     6,693,044
                                                   ---------   -----------   -----------
          Deferred tax assets....................    252,489     1,196,632     6,971,343
Deferred tax liability:
  Depreciation...................................       (131)      (20,501)      (94,033)
                                                   ---------   -----------   -----------
                                                     252,358     1,176,131     6,877,310
Valuation allowance..............................   (252,358)   (1,176,131)   (6,877,310)
                                                   ---------   -----------   -----------
          Net deferred tax asset.................  $       0   $         0   $         0
                                                   =========   ===========   ===========

     Due to the Company's current year operating loss position and projected losses for the fiscal year ending December 31, 1999, no benefit for income taxes for the year ended December 31, 1998 has been provided in the accompanying financial statements as management has not determined it is more likely than not that such benefits will be realized.

     At December 31, 1998, the Company had net operating loss carryforwards ("NOLs") of approximately $17.6 million which will expire if not utilized beginning in 2011. Due to changes in the Company's ownership structure, the Company's use of its NOLs as of October 1, 1997 of

                              TOWNE SERVICES, INC.

approximately $2.5 million will be limited to approximately $550,000 in any given year to offset future taxes. If the Company does not realize taxable income in excess of the limitation in future years, certain NOLs will be unrealizable. NOLs generated after October 1, 1997 may be further limited as a result of any future sales of stock by the Company. Once these net operating loss carryforwards are utilized or expire, the Company's projected effective tax rate will increase which will adversely affect the Company's operating results and financial condition.

7. WARRANTS WITH REDEMPTION FEATURE

     In connection with the issuance of the Sirrom Note, the Company issued warrants to purchase 308,982 shares of common stock at a price of $0.01 per share. Upon completion of the IPO (Note 3), warrants for 308,982 shares of common stock were exercised. The value assigned to these warrants was $255,000. The excess of the redemption value over the carrying value was accrued by periodic charges to retained earnings over the redemption period. As the redemption feature expired upon the IPO, the total amount of $946,972 charged to retained earnings was transferred to permanent equity subsequent to the IPO.

8. SHAREHOLDERS' EQUITY

PREFERRED STOCK

     In January 1998, the Company authorized 20,000,000 shares of Series A preferred Stock ("Preferred Stock") with a stated value of $100 per share. The board of directors has the authority to issue these shares and to establish dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions. In March 1998, the Company sold 15,000 shares of Preferred Stock to Capital Appreciation Partners, L.P. for $1,500,000. These shares were converted into common stock at a conversion price of $1.25 per share at the completion of the Company's IPO (Note 3).

     The Company recorded $5.1 million as a preferred stock dividend for the difference between the estimated fair market value of the common stock at the date of the issuance and the conversion price.

     In July 1998 the IPO was declared effective by the Securities and Exchange Commission (Note 3) and all outstanding shares of Series A Preferred Stock were converted to 1,217,903 shares of common stock.

COMMON STOCK

     During 1996 the Company issued 2,872,300 shares of common stock at prices ranging from approximately $.04 to $.30 per share. In addition, the Company granted 33,400 shares to an employee in the form of a bonus. The Company recorded compensation expense related to these shares at $.30 per share which represented management's estimate of the fair value of the common stock on the date of issuance.

     In January 1997, the Company effected a 100-for-1 stock split. All references in the accompanying financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding of common stock.

                              TOWNE SERVICES, INC.

     In an attempt to raise a minimum of $500,000 to serve as bridge financing for the Company, the Company offered to sell shares of common stock for $1.00 per share to accredited investors as defined by Rule 501(a) under the Federal Securities Act of 1933. The private placement began in late March 1997 and ended October 17, 1997. Through this private placement and certain other issuances of common stock, the Company raised $3.4 million.

     In February 1998, the Company sold 76,000 shares of common stock to third parties at $1.25 per share. The Company recorded $323,000 as financing costs for stock issued to nonemployees for the difference between the sale price to these third parties and the estimated fair market value on the date of sale.

     In October 1998, the Company issued 33,225 shares of common stock at $5.625 per share as an incentive compensation to employees for achieving performance expectations established in the second quarter of 1998.

     In connection with the acquisition of BSI (Note 4), Towne issued 744,431 shares of restricted common stock of the Company at $6.73 per share. The restricted stock award grantees may not sell, transfer, assign, pledge or otherwise encumber or dispose of these restricted shares until June 30, 2000.

STOCK SALE TO EMPLOYEES

     In February 1998, the board of directors authorized the sale of the Company's common stock to all employees of the Company for approximately $1.19 per share. The stock sale was available through March 6, 1998 and 943,083 shares were purchased by employees. The Company recorded $3.8 million as compensation expense for the difference between the sales price to employees and the estimated fair market value at the date of sale.

OPTIONS

     The Company has a stock option plan for key employees of the Company (the "Plan") which provides for the issuance of options to purchase up to 2,090,000 shares of the Company's common stock. Options are granted at an exercise price which is not less than fair value as determined by a committee appointed by the board of directors and generally vest over a period not to exceed five years. Options granted under the Plan generally expire ten years from the date of grant. At December 31, 1998, options to purchase 1,652,000 shares of common stock were available for future grant under the Plan.

     In September 1996, the board of directors granted options to purchase 1,118,300 shares of common stock outside the Plan to the president of the Company. These options vested immediately and have an exercise price of $.30 per share. No compensation expense was recorded for these options, as the option price was made at the estimated fair market value of the common stock at the date of grant.

     In September 1997, the board of directors granted options to purchase 100,000 shares of common stock outside the Plan to a member of the board of directors. These options vested immediately and have an exercise price of $1.00 per share. No compensation expense was recorded for these options, as the option price was established at the estimated fair market value of the common stock at the date of grant.

                              TOWNE SERVICES, INC.

     The Company granted options to purchase 111,000 and 60,000 shares of common stock under the Plan at $1.25 per share to key employees in January 1998 and February 1998, respectively. These options vest 20% per year beginning upon the first anniversary of the date of grant. The Company will record $726,750 ($145,350 per year) of compensation expense over the five year period of the options for the difference between the exercise price and the estimated fair market value on the date of grant.

     In February 1998, the board of directors approved an amendment to the vesting period for options to purchase 397,000 shares of common stock granted during 1996 and 1997 to nonemployee directors from a five year vesting period to immediate vesting. As of the date of the amendment, options to purchase 150,000 of these shares were already vested. As this change in vesting period created a new measurement date, the Company recorded compensation expense of $1,188,750 for the difference between the original exercise price and the estimated fair market value on the date the options were amended.

     In February 1998, the board of directors granted options to purchase 20,000 shares of common stock to each nonemployee director, and options to purchase 30,000 shares of common stock to a new nonemployee director. These options vest immediately and have an exercise price of $1.25 per share. The Company has recorded $977,500 as compensation expense for the difference between the exercise price and the estimated fair market value on the date of grant.

     In May 1998, the board of directors granted options to certain board members and key employees to purchase 595,000 shares of common stock. These options vest immediately and have an option price of $7.20 per share. Options to purchase 170,000 shares expire on May 2003 and the remaining options to purchase 425,000 share expire in May 2008. All of these options vest immediately. The Company did not record any compensation expense related to these grants as the option price represented the estimated fair value of the Company's common stock at the date of grant.

     Stock option activity for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                                         NUMBER OF SHARES   WEIGHTED AVERAGE
                                                            SUBJECT TO       EXERCISE PRICE
                                                             OPTIONS           PER SHARE
                                                         ----------------   ----------------
Options outstanding at December 31, 1995...............             0            $0.00
  Granted..............................................     2,601,500             0.42
  Canceled.............................................             0             0.00
  Exercised............................................             0             0.00
                                                            ---------            -----
Options outstanding at December 31, 1996...............     2,601,500             0.42
  Granted..............................................     1,020,161             0.83
  Canceled.............................................             0             0.00
  Exercised............................................      (263,300)            0.30
                                                            ---------            -----
Options outstanding at December 31, 1997...............     3,358,361             0.55
  Granted..............................................     1,212,675             5.23
  Canceled.............................................       (29,000)            1.22
  Exercised............................................      (771,000)            0.76
                                                            ---------            -----
Options outstanding at December 31, 1998...............     3,771,036            $2.00
                                                            =========            =====
  Exercisable at December 31, 1997.....................     2,157,361
                                                            =========
  Exercisable at December 31, 1998.....................     3,088,561
                                                            =========

                              TOWNE SERVICES, INC.

     The following table sets forth the range of exercise prices, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date at December 31, 1998:

                                                   WEIGHTED
                OPTIONS OUTSTANDING                 AVERAGE        OPTIONS EXERCISABLE
    -------------------------------------------    REMAINING    -------------------------
       RANGE OF        NUMBER       WEIGHTED      CONTRACTUAL    NUMBER       WEIGHTED
    EXERCISE PRICES   OF SHARES   AVERAGE PRICE      LIFE       OF SHARES   AVERAGE PRICE
    ---------------   ---------   -------------   -----------   ---------   -------------
     $0.30-$0.50..    1,938,200       $0.42          5.82       1,763,200       $0.41
     $0.60.......       436,661        0.60          8.07         421,661        0.60
     $1.00-$1.25..      584,500        1.11          8.92         223,700        1.11
     $6.50-$8.00..      811,675        7.20          9.47         680,000        7.22
                      ---------                                 ---------
          Total..     3,771,036       $2.00          7.27       3,088,561       $1.99
                      =========                                 =========

     During 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument. However, it also allows an entity to continue to measure compensation costs for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in the statement had been applied.

     The Company has elected to account for its stock-based compensation plan under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1996 and 1997 using the minimum value option pricing model as prescribed by SFAS No. 123 as the Company was privately held. For options issued in 1998, the Company has determined the fair value using the Black-Scholes pricing method. The Company used the following weighted average assumptions for grants in 1996, 1997 and 1998:

                                                   1996           1997           1998
                                               ------------   ------------   ------------
Risk-free interest rate......................  5.9% to 6.7%   6.3% to 6.7%   4.6% to 5.6%
Expected dividend yield......................  0.0%           0.0%           0.0%
Expected lives...............................  Five years     Five years     Five years
Expected volatility..........................  0.0%           0.0%           55%

     The total value of the options granted during the years ended December 31, 1996, 1997 and 1998 were computed as approximately $199,000, $356,000 and $3.1 million, respectively, which would be amortized over the vesting period of the options. If the Company had accounted for these options in accordance with SFAS No. 123, the Company's reported pro forma net loss and

                              TOWNE SERVICES, INC.

pro forma net loss per share for the years ended December 31, 1997 and 1998 would have increased to the following pro forma amounts:

                                                    1996         1997           1998
                                                  ---------   -----------   ------------
Net loss attributable to common shareholders:
  As reported...................................  $(662,307)  $(2,516,101)  $(20,934,635)
  Pro forma.....................................   (669,307)   (2,548,527)  $(23,277,560)
Basic:
  As reported...................................  $    (.10)  $      (.26)  $      (1.35)
  Pro forma.....................................       (.11)         (.27)         (1.50)
Diluted:
  As reported...................................       (.10)         (.26)         (1.35)
  Pro forma.....................................       (.11)         (.27)         (1.50)

WARRANTS

     In October 1997, the Company issued warrants to certain principals of Rodgers Capital Corporation in connection with services performed by Rodgers Capital Corporation to assist the Company in securing a marketing agreement with a third party. These warrants allow the holders to purchase 75,000 shares of common stock for $1.00 per share. The warrants vest immediately and expire in 2002. The Company has recorded $41,000, the estimated fair value of these warrants at the date of issuance using the minimum value method under SFAS No. 123, as warrants outstanding on the accompanying balance sheet.

9. COMMITMENTS AND CONTINGENCIES

LEASES

     For the year ended December 31, 1997, the Company incurred approximately $37,000 in rent expense for leased office space from ProVesa, Inc., a subsidiary of The InterCept Group, Inc. ("InterCept"), a company for which a director of Towne serves as Chairman and Chief Executive Officer. The Company was also allocated costs for utilities and accounting services from ProVesa, Inc. based on usage by the Company. In February 1998, the Company began leasing office space under a noncancelable operating lease agreement with a nonrelated third party expiring in January 2003. For the year ended December 31, 1998, the Company incurred approximately $210,000 in rent expense for this leased office space. Future minimum rental payments for this noncancelable lease are as follows:

1999........................................................  $184,205
2000........................................................   184,205
2001........................................................   184,205
2002........................................................   184,205
2003........................................................    15,350
                                                              --------
                                                              $752,170
                                                              ========

EMPLOYEE LEASING

     Effective March 1998, the Company began leasing all personnel from an independent personnel leasing company. Under the lease agreement, the Company paid a percentage of

                              TOWNE SERVICES, INC.

compensation per leased employee (in addition to compensation costs) to the employee leasing company to cover payroll processing, unemployment insurance and workers' compensation. This employment lease agreement was terminated in November 1998.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain executive officers of the Company. The agreements, which are substantially similar, provide for compensation to the officers in the form of annual base salaries and bonuses based on earnings of the Company. The employment agreements also provide for severance benefits upon the occurrence of certain events, including a change in control, as defined.

10. RELATED-PARTY TRANSACTIONS

     In September 1997, the Company loaned the President of the Company $78,990 to exercise stock options. The full recourse loan is secured by the underlying common stock and personal assets of the president, bears interest at 8.5% per annum, and is due in full in September 1999, as amended.

     On April 1, 1998, the Company loaned its Chief Financial Officer $75,000 pursuant to a full recourse promissory note to fund the exercise of options to acquire 75,000 shares of its common stock. This full recourse note accrues interest at the rate of 8.75% per year and matures on the earlier of (i) December 31, 1999 or (ii) the date on which the common stock purchased is sold. All shares of common stock received upon this exercise as well as other personal assets of the executive were pledged as collateral for the loan.

     In October 1998, the Company loaned the President of the Company $30,000 to fund the exercise of options to acquire 100,000 shares of the Company's common stock. The full recourse loan bears interest at 8.5% per annum, and is due in full in February 2000.

     In October 1998, the Company loaned the Chief Executive Officer of the Company $50,000 to fund the exercise of options to acquire 100,000 shares of the Company's common stock. The full recourse loan bears interest at 8.5% per annum, and is due in full in February 2000.

     During the years ended December 31, 1996, 1997 and 1998, the Company incurred fees of approximately $37,000, $55,000 and $1.0 million, respectively, for legal services to a law firm in which a director and shareholder of the Company is a partner. As of December 31, 1997 and 1998, approximately $42,000 and $185,000 respectively, of such fees are included in accounts payable in the accompanying balance sheets.

     During the years ended December 31, 1996, 1997 and 1998, the Company incurred costs of approximately $4,000, $15,000, and $121,000, respectively, for communication services from InterCept. As of December 31, 1998, approximately $30,000 of such fees is included in the accrued accounts payable in the accompanying balance sheets.

     In October 1997, Rodgers Capital Group purchased 200,000 shares of common stock from the Company at a price of $1.00 per share. In addition, the Company paid Rodgers Capital a total of $220,000 and $217,000 as compensation for services provided by Rodgers Capital in connection with obtaining equity investments for the Company during 1997 and 1998, respectively.

                              TOWNE SERVICES, INC.

     During 1998, the Company incurred costs of approximately $21,000 from Phoenix International for commission fees related to sales of the Company's products. Phoenix International has a strategic marketing alliance with the Company and its Chairman and Chief Executive Officer is a director and shareholder of the Company. The Company also invoiced Phoenix International approximately $585,000 for marketing-related services of the Company's products.

     During 1998, the Company incurred costs of approximately $113,000 from Brown Burke Capital Partners, Inc. for merger and acquisition advisory services in connection with the purchase of BSI (Note 4). One of the principals of this corporation is a director and shareholder of the Company.

     During 1998, the Company invoiced FLAG Financial Corporation $207,000 for set-up fee and processing services related to the purchase of TOWNE CREDIT and TOWNE FINANCE products. The Chief Executive Officer of FLAG Financial Corporation is a director and shareholder of the Company.

11. QUARTERLY DATA (UNAUDITED)

     Amounts for the quarter ended June 30, 1998 have been restated to reflect reallocation of the purchase price of CCS (Note 4).

                                                                      QUARTER ENDED
                                                     -----------------------------------------------
                    FISCAL 1998                      MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                    -----------                      --------   -------   ------------   -----------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUE............................................  $    548   $   875     $ 1,715        $ 3,260
COSTS AND EXPENSES:
Costs of processing, servicing and support.........       374       403         544            706
Research and development...........................        74       102         117             13
Sales and marketing................................       486     1,140       1,971          2,656
Stock compensation expense.........................     5,972       223          36             36
Employee termination costs.........................         0         0           0          2,291
General and administrative.........................     1,347       729         645          1,138
                                                     --------   -------     -------        -------
          Total costs and expenses.................     8,253     2,597       3,313          6,840
                                                     --------   -------     -------        -------
OPERATING LOSS.....................................    (7,705)   (1,722)     (1,598)        (3,580)
                                                     --------   -------     -------        -------
OTHER EXPENSES (INCOME):
Interest expense (income), net.....................        64        68        (158)          (238)
Other expense (income), net........................         0                     4             (9)
Financing costs for stock issued to nonemployees...       323         0           0              0
                                                     --------   -------     -------        -------
Total other expenses...............................       387        68        (154)          (247)
                                                     --------   -------     -------        -------
Loss before extraordinary loss on early
  extinguishment of debt...........................  $ (8,092)   (1,790)    $(1,444)       $(3,333)
                                                     --------   -------     -------        -------
Extraordinary loss on early extinguishment of
  debt.............................................  $      0   $     0     $   476        $     0
                                                     --------   -------     -------        -------
NET LOSS...........................................  $ (8,092)  $(1,790)    $(1,920)       $(3,333)
                                                     ========   =======     =======        =======
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS.......  $(13,411)  $(2,074)    $(2,117)       $(3,333)
                                                     ========   =======     =======        =======

                              TOWNE SERVICES, INC.

                                                                      QUARTER ENDED
                                                     -----------------------------------------------
                    FISCAL 1998                      MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                    -----------                      --------   -------   ------------   -----------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS PER
  COMMON SHARE:
Basic..............................................  $  (1.11)  $ (0.16)    $ (0.12)       $ (0.17)
                                                     ========   =======     =======        =======
Diluted............................................  $  (1.11)  $ (0.16)    $ (0.12)       $ (0.17)
                                                     ========   =======     =======        =======
Weighted Average Common Shares Outstanding.........    12,077    13,297      16,997         19,155
                                                     ========   =======     =======        =======

                                                                        QUARTER ENDED
                                                       -----------------------------------------------
                     FISCAL 1997                       MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                     -----------                       --------   -------   ------------   -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUES.............................................   $   97    $   88       $  198        $   340
COSTS AND EXPENSES:
Costs of processing, servicing, and support..........      103       150          222            357
Research and development.............................       11        34          114            173
Sales and marketing..................................       94       118          207            421
General and administrative...........................      170       181          268            521
                                                        ------    ------       ------        -------
Total costs and expenses.............................      378       483          811          1,472
                                                        ------    ------       ------        -------
OPERATING LOSS.......................................     (282)     (395)        (613)        (1,132)
                                                        ------    ------       ------        -------
OTHER EXPENSES (INCOME):
Interest expense (income), net.......................       19        26           29             22
Other expense (income), net..........................       (1)        0            0              0
Financing costs for stock issued to nonemployees.....        0         0            0              0
                                                        ------    ------       ------        -------
Total other expenses.................................       18        26           29             22
                                                        ------    ------       ------        -------
NET LOSS.............................................   $ (300)   $ (421)      $ (642)       $(1,154)
                                                        ======    ======       ======        =======
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS:........   $ (300)   $ (421)      $ (642)       $(1,154)
                                                        ======    ======       ======        =======
NET LOSS ATTRIBUTABLE TO COMMON
SHAREHOLDERS PER COMMON SHARE:
Basic................................................   $(0.04)   $(0.05)      $(0.07)       $ (0.10)
                                                        ======    ======       ======        =======
Diluted..............................................   $(0.04)   $(0.05)      $(0.07)       $ (0.10)
                                                        ======    ======       ======        =======
Weighted Average Common Shares Outstanding...........    8,077     9,101        9,684         11,912
                                                        ======    ======       ======        =======


12. SUBSEQUENT EVENTS



     On March 25, 1999 Towne entered into a merger agreement to acquire Forseon Corporation, a company based in Riverside, California. Forseon provides products and services that process inventory, accounts receivable and point of sale transaction information and generate merchandise forecasts and management reports for retail businesses in the United States and Canada. These products and services often improve small retail businesses' ability to compete with larger chain retailers by providing automated processing and business management capabilities similar to those used by these larger competitors. Forseon's management reports

                              TOWNE SERVICES, INC.

assist these small business owners in developing and implementing their merchandising strategies as well as receivable management and marketing plans.



     The merger agreement provides for the combination of Towne's and Forseon's businesses through the merger of Forseon with a subsidiary of Towne. Towne will issue a total of 2,075,345 shares of its common stock in exchange for all outstanding stock and options to acquire stock in Forseon. Ten percent of the Towne common stock will be held back in escrow to satisfy the indemnification obligations of Forseon stockholders under the merger agreement. The merger will be accounted for as a pooling of interests. There are many risks involved with this merger and it may not actually occur for a variety of reasons, including if the merger agreement and related matters are not approved by the holders of 90% of the outstanding Forseon common stock. On April 22, 1999 Towne Services filed a registration statement on Form S-1 to register up to 8,050,000 shares of common stock for sale to the public.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Banking Solutions, Inc.:

     We have audited the accompanying balance sheets of BANKING SOLUTIONS, INC. (a Texas corporation) as of December 31, 1996 and 1997 and the related statements of operations, shareholders' deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Banking Solutions, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.

                                                /s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
January 15, 1999

                            BANKING SOLUTIONS, INC.

                                 BALANCE SHEETS
               DECEMBER 31, 1996 AND 1997 AND SEPTEMBER 30, 1998

                                                             1996          1997          1998
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................  $         0   $         0   $         0
  Trade accounts receivable, net of allowance for
     uncollectible accounts of $20,000 in 1996, $50,000
     in 1997, and $100,000 in 1998......................      386,217       384,540       484,061
                                                          -----------   -----------   -----------
          Total current assets..........................      386,217       384,540       484,061
                                                          -----------   -----------   -----------
PROPERTY AND EQUIPMENT, NET.............................      116,995       214,332       190,873
                                                          -----------   -----------   -----------
OTHER ASSETS............................................       10,756         9,506         9,506
                                                          -----------   -----------   -----------
          Total assets..................................  $   513,968   $   608,378   $   684,440
                                                          ===========   ===========   ===========

                              LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable......................................  $   192,019   $   235,483   $   268,373
  Accrued liabilities...................................      296,387       287,942       302,533
  Current portion of long-term debt.....................       26,422       163,956       100,993
  Deferred revenue......................................    1,439,867     1,518,223     1,453,069
                                                          -----------   -----------   -----------
          Total current liabilities.....................    1,954,695     2,205,604     2,124,968
                                                          -----------   -----------   -----------
LONG-TERM DEBT, LESS CURRENT PORTION....................        6,071        29,110       221,526
                                                          -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
SHAREHOLDERS' DEFICIT:
  Common stock, no par value; 1,000,000 shares
     authorized, issued, and outstanding in 1996, 1997,
     and 1998...........................................        1,000         1,000         1,000
  Accumulated deficit...................................   (1,447,798)   (1,627,336)   (1,663,054)
                                                          -----------   -----------   -----------
          Total shareholders' deficit...................   (1,446,798)   (1,626,336)   (1,662,054)
                                                          -----------   -----------   -----------
          Total liabilities and shareholders' deficit...  $   513,968   $   608,378   $   684,440
                                                          ===========   ===========   ===========

      The accompanying notes are an integral part of these balance sheets.

                            BANKING SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998


                                                             1996         1997         1998
                                                          ----------   ----------   -----------
                                                                                    (UNAUDITED)
REVENUES................................................  $5,791,265   $8,085,813    $6,638,031
                                                          ----------   ----------    ----------
COSTS AND EXPENSES:
  Costs of processing, servicing, and support...........   2,994,431    3,867,946     3,225,843
  Research and development..............................     228,122      266,322       351,538
  Sales and marketing...................................     282,501      459,774       844,068
  General and administrative............................   2,429,837    3,665,590     2,239,434
                                                          ----------   ----------    ----------
          Total costs and expenses......................   5,934,891    8,259,632     6,660,883
                                                          ----------   ----------    ----------
OPERATING LOSS..........................................    (143,626)    (173,819)      (22,852)
                                                          ----------   ----------    ----------
INTEREST EXPENSE, NET...................................       3,268        5,719        12,866
                                                          ----------   ----------    ----------
LOSS BEFORE INCOME TAXES................................    (146,894)    (179,538)      (35,718)
                                                          ----------   ----------    ----------
PROVISION FOR INCOME TAXES (NOTE 4).....................           0            0             0
                                                          ----------   ----------    ----------
NET LOSS................................................  $ (146,894)  $ (179,538)   $  (35,718)
                                                          ==========   ==========    ==========
NET LOSS PER COMMON SHARE
  Basic.................................................      $(0.15)      $(0.18)       $(0.04)
                                                          ==========   ==========    ==========
  Diluted...............................................      $(0.15)      $(0.18)       $(0.04)
                                                          ==========   ==========    ==========
Weighted average common shares outstanding..............   1,000,000    1,000,000     1,000,000
                                                          ==========   ==========    ==========


        The accompanying notes are an integral part of these statements.

                            BANKING SOLUTIONS, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                       COMMON STOCK
                                                    ------------------   ACCUMULATED
                                                     SHARES     AMOUNT     DEFICIT        TOTAL
                                                    ---------   ------   -----------   -----------
BALANCE, DECEMBER 31, 1995........................  1,000,000   $1,000   $(1,300,904)  $(1,299,904)
Net loss..........................................          0        0      (146,894)     (146,894)
                                                    ---------   ------   -----------   -----------
BALANCE, DECEMBER 31, 1996........................  1,000,000    1,000    (1,447,798)   (1,446,798)
Net loss..........................................          0        0      (179,538)     (179,538)
                                                    ---------   ------   -----------   -----------
BALANCE, DECEMBER 31, 1997........................  1,000,000    1,000    (1,627,336)   (1,626,336)
Net loss..........................................          0        0       (35,718)      (35,718)
                                                    ---------   ------   -----------   -----------
BALANCE, SEPTEMBER 30, 1998
  (unaudited).....................................  1,000,000   $1,000   $(1,663,054)  $(1,662,054)
                                                    =========   ======   ===========   ===========

        The accompanying notes are an integral part of these statements.

                            BANKING SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                             1996        1997         1998
                                                           ---------   ---------   -----------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................  $(146,894)  $(179,538)   $ (35,718)
  Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
     Depreciation........................................     32,906      35,415       51,302
     Changes in operating assets and liabilities:
       Accounts receivable...............................   (163,310)      1,677      (99,521)
       Other assets......................................    (10,756)      1,250            0
       Accounts payable..................................     31,325      43,464       32,890
       Accrued liabilities...............................     43,547      (8,445)      14,591
       Deferred revenue..................................    267,738      78,356      (65,154)
                                                           ---------   ---------    ---------
          Net cash provided by (used in) operating
            activities...................................     54,556     (27,821)    (101,610)
                                                           ---------   ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment, net.............................    (54,876)   (132,752)     (27,843)
                                                           ---------   ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt......................................    (11,911)    (79,427)    (185,758)
  Proceeds from long-term borrowings.....................          0     240,000      315,211
                                                           ---------   ---------    ---------
          Net cash (used in) provided by financing
            activities...................................    (11,911)    160,573      129,453
                                                           ---------   ---------    ---------
NET DECREASE IN CASH.....................................    (12,231)          0            0
CASH, BEGINNING OF PERIOD................................     12,231           0            0
                                                           ---------   ---------    ---------
CASH, END OF PERIOD......................................  $       0   $       0    $       0
                                                           =========   =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest.................................  $   3,268   $   9,586    $  16,434
                                                           =========   =========    =========
  Cash paid for taxes....................................  $ 159,855   $       0    $       0
                                                           =========   =========    =========

        The accompanying notes are an integral part of these statements.

                            BANKING SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BACKGROUND

     Banking Solutions, Inc., (the "Company") is a Texas corporation incorporated on July 1, 1993. The Company designs, develops, and markets products to community banks that enable the banks to generate interest-bearing revolving credit accounts by financing the accounts receivable of small and medium-size retail merchants.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying financial statements and footnote data as of September 30, 1998 and for the nine-month period ended September 30, 1998 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full year.

REVENUE RECOGNITION

     The Company functions as a service bureau whereby customers process transactions utilizing the Company's software on an outsourced basis. The Company's revenues are generated primarily through initial license fees and recurring monthly transaction processing fees. The Company recognizes recurring transaction fees as the related services are provided. Initial license fees are deferred.

DEFERRED REVENUE

     Deferred revenue on the accompanying balance sheets represents deferred initial license fees. Because support and upgrades are free with the initial license fee, the Company recognizes the license fee ratably over the life of the contract (usually five years). For contracts with a refund period, the license fee is recognized ratably over the remaining life of the contract once this refund period has expired.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                            BANKING SOLUTIONS, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. Depreciation is provided using the straight-line method for financial reporting. The detail of property and equipment at December 31, 1996 and 1997 is as follows:

                                                                             USEFUL
                                                   1996       1997            LIVES
                                                 --------   --------   -------------------
Furniture and fixtures.........................  $ 31,502   $112,046   Five years
Computers and equipment........................    83,974    125,690   Three to five years
Vehicles.......................................    67,226     77,718   Five years
                                                 --------   --------
                                                  182,702    315,454
Less accumulated depreciation..................   (65,707)  (101,122)
                                                 --------   --------
                                                 $116,995   $214,332
                                                 ========   ========

LONG-LIVED ASSETS

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

     Research and development costs consist principally of compensation and benefits paid to the Company's employees. All research and development costs are expensed as incurred.

     The Company's policy is to capitalize software development costs once a working model is achieved, subject to a periodic assessment of recoverability based upon expected future revenues. The Company has not capitalized any software development costs in the accompanying financial statements, as all costs incurred subsequent to the achievement of a working model were immaterial.

INCOME TAXES

     The Company is a C corporation for income tax reporting purposes and accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the use of an asset and liability method of accounting for deferred income taxes. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book values of cash, trade accounts receivable, trade accounts payable, and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities.

                            BANKING SOLUTIONS, INC.

ACCOUNTS PAYABLE

     Accounts payable includes book overdrafts created by outstanding checks. At December 31, 1996 and 1997, book overdrafts totaled $41,305 and $3,747, respectively.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to credit risk consist principally of cash and accounts receivable. The Company's trade accounts receivable are mainly with customers in the banking industry, dispersed across a wide geographic area within the United States. The Company extends credit to customers in the ordinary course of business and periodically reviews the credit levels extended to customers.

3. NOTES PAYABLE

     At December 31, 1996 and 1997, notes payable consisted of the following:

                                                                1996       1997
                                                              --------   ---------
Note payable to City National Bank, interest at 6.72%, due
  in monthly installments of $12,977 including interest,
  maturing June 1998........................................  $      0   $  50,836
Line of credit to City National Bank, interest at the prime
  rate (8.5% at December 31, 1997) due in full March 1998,
  guaranteed by a shareholder...............................         0     100,000
Note payable to City National Bank, interest at 10.75%, due
  in monthly installments of $652 including interest, paid
  in full June 1997.........................................    19,353           0
Note payable to City National Bank, interest at 8.75%, due
  in monthly installments of $652 including interest,
  maturing September 1998, secured by a vehicle.............    13,140       6,072
Note payable to City National Bank, interest at 8.50%, due
  in monthly installments of $821 including interest,
  maturing May 2002, secured by a vehicle...................         0      36,158
                                                              --------   ---------
                                                                32,493     193,066
Less current portion........................................   (26,422)   (163,956)
                                                              --------   ---------
                                                              $  6,071   $  29,110
                                                              ========   =========

     At December 31, 1997, aggregate maturities of long-term debt are as follows:

1998........................................................  $163,956
1999........................................................     7,671
2000........................................................     8,349
2001........................................................     9,087
2002........................................................     4,003
                                                              --------
                                                              $193,066
                                                              ========

                            BANKING SOLUTIONS, INC.

4. INCOME TAXES

     The following is a reconciliation of income taxes at the federal statutory rate with income taxes recorded by the Company for the years ended December 31, 1996 and 1997:

                                                                1996        1997
                                                              ---------   --------
  Income tax benefit computed at the federal statutory
     rate...................................................  $ (49,944)  $(61,043)
  Other, net................................................      5,795      3,465
  Change in valuation allowance.............................     44,149     57,578
                                                              ---------   --------
                                                              $       0   $      0
                                                              =========   ========

     The tax effects of significant temporary differences representing deferred tax assets (liabilities) at December 31, 1996 and 1997 are as follows:

                                                                1996        1997
                                                              ---------   ---------
Deferred tax assets:
  Accounts payable..........................................  $  65,286   $  80,064
  Accrued liabilities.......................................    100,772      97,900
  Deferred revenue..........................................    489,555     516,196
  Net operating loss carryforwards..........................          0      18,460
                                                              ---------   ---------
                                                                655,613     712,620
Deferred tax liabilities....................................   (131,314)   (130,743)
                                                              ---------   ---------
Net deferred tax asset......................................    524,299     581,877
Valuation allowance.........................................   (524,299)   (581,877)
                                                              ---------   ---------
                                                              $       0   $       0
                                                              =========   =========

     The Company has recorded a valuation allowance to offset the Company's net deferred tax asset due to the uncertainty of the realizability. At December 31, 1997, the Company has net operating loss carryforwards of approximately $54,000 which will expire if not utilized by 2012.

5. COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under operating lease agreements expiring on various dates through 2002. At December 31, 1997, future minimum rental payments were as follows:

1998........................................................  $187,512
1999........................................................   186,228
2000........................................................   180,234
2001........................................................   172,874
2002........................................................    33,532
                                                              --------
                                                              $760,380
                                                              ========

     Total rent expense under operating leases was $43,859 and $126,707 for the years ended December 31, 1996 and 1997, respectively.

                            BANKING SOLUTIONS, INC.

INDEPENDENT CONTRACTORS

     The Company sells its product through the use of independent contractors who are not employees of the Company. The Company does not pay or withhold federal or state employment taxes with respect to these independent contractors. The use of independent contractors as salesmen allows the Company to control costs. In the event the Company was required to treat these salesmen as its employees, the Company could become responsible for the taxes required to be withheld and could incur additional costs associated with employee benefits and other employee costs.

6. SUBSEQUENT EVENT

     On November 30, 1998, Towne Services, Inc. purchased all of the outstanding common stock of the Company for $10.6 million in cash, 536,084 shares of Towne Services common stock, plus certain contingent payment amounts based on future performance.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Forseon Corporation:

     We have audited the accompanying consolidated balance sheets of Forseon Corporation as of June 30, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the three years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forseon Corporation as of June 30, 1997 and 1998 and the results of their operations and their cash flows for the three years then ended in conformity with generally accepted accounting principles.


                                          /s/  KPMG LLP



September 18, 1998, except for note 9


which is as of March 25, 1999

Los Angeles, California

                              FORSEON CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1997 AND 1998


                                                                 1997         1998
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $1,213,000   $  932,000
  Accounts receivable, less allowance for doubtful accounts
     of $41,000 and $34,000 in 1997 and 1998,
     respectively...........................................     942,000      786,000
  Deferred income taxes (note 4)............................     104,000       69,000
  Income tax receivable.....................................          --       59,000
  Other current assets......................................      85,000       88,000
                                                              ----------   ----------
          Total current assets..............................   2,344,000    1,934,000
Deferred income taxes (note 4)..............................      10,000       63,000
Land, building and equipment, net (note 3)..................   1,441,000    1,374,000
                                                              ----------   ----------
                                                              $3,795,000   $3,371,000
                                                              ==========   ==========
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (note 5)................  $  255,000   $  273,000
  Accounts payable..........................................     182,000      178,000
  Accrued commissions payable...............................     498,000      456,000
  Accrued wages and fringe benefits.........................     455,000      495,000
  Accrued expenses..........................................      96,000       99,000
  Income taxes payable (note 4).............................      55,000        2,000
                                                              ----------   ----------
          Total current liabilities.........................   1,541,000    1,503,000
                                                              ----------   ----------
Long-term debt, excluding current portion (note 5)..........     461,000      187,000
                                                              ----------   ----------
Redeemable common stock (note 7)............................     249,000      548,000

Net shareholders' equity (notes 6 and 7):
  Common stock, $.01 par value. Authorized 5,000,000 shares;
     issued and outstanding 640,919 and 651,113 shares in
     1997 and 1998, respectively............................       6,000        7,000
  Capital in excess of par value............................   1,350,000    1,137,000
  Retained earnings (accumulated deficit)...................     188,000      (11,000)
                                                              ----------   ----------
          Net shareholders' equity..........................   1,544,000    1,133,000
Commitments, contingencies and subsequent event (notes 8 and
  9)
                                                              ----------   ----------
                                                              $3,795,000   $3,371,000
                                                              ==========   ==========


          See accompanying notes to consolidated financial statements.

                              FORSEON CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998


                                                         1996           1997           1998
                                                      -----------    -----------    -----------
Revenues............................................  $11,670,000    $12,051,000    $12,004,000
Costs and expenses:
  Costs of processing...............................    2,375,000      2,620,000      2,311,000
  Research and development..........................      783,000        620,000        801,000
  Sales, servicing and marketing....................    6,519,000      6,829,000      7,310,000
  Employee stock ownership plan.....................      102,000             --             --
  General and administrative........................    1,346,000      1,395,000      1,746,000
                                                      -----------    -----------    -----------
          Total costs and expenses..................   11,125,000     11,464,000     12,168,000
  Operating profit (loss)...........................      545,000        587,000       (164,000)
Other expenses -- interest expense..................       67,000         44,000         48,000
                                                      -----------    -----------    -----------
          Income (loss) before income tax provision
            (benefit)...............................      478,000        543,000       (212,000)
Income tax provision (benefit) (note 4).............      233,000        241,000        (34,000)
                                                      -----------    -----------    -----------
          Net income (loss).........................  $   245,000    $   302,000    $  (178,000)
                                                      ===========    ===========    ===========
Net income (loss) per share:
  Basic.............................................  $      0.33    $      0.43    $     (0.28)
                                                      ===========    ===========    ===========
  Diluted...........................................  $      0.30    $      0.42    $     (0.28)
                                                      ===========    ===========    ===========
Weighted average number of shares used in computing
  per share amounts:
  Basic.............................................      748,000        707,000        645,000
                                                      ===========    ===========    ===========
  Diluted...........................................      809,000        723,000        645,000
                                                      ===========    ===========    ===========


          See accompanying notes to consolidated financial statements.

                              FORSEON CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998


                                                                CAPITAL IN       RETAINED
                                             COMMON STOCK        EXCESS OF       EARNINGS
                                          ------------------        PAR        (ACCUMULATED
                                           SHARES    AMOUNT        VALUE         DEFICIT)       TOTAL
                                          --------   -------   -------------   ------------   ----------
BALANCE AT JUNE 30, 1995................   752,920   $ 8,000    $  410,000      $ 604,000     $1,022,000
Net income for the year.................        --        --            --        245,000        245,000
Stock options exercised.................     1,000        --         4,000             --          4,000
Stock bonus awarded.....................    26,667        --       105,000             --        105,000
Contribution of newly issued shares of
  ESOP..................................    17,000        --       102,000             --        102,000
Repurchase of common stock..............   (23,561)       --            --       (137,000)      (137,000)
Change in value of redeemable common
  stock (note 7)........................        --        --       (22,000)            --        (22,000)
                                          --------   -------    ----------      ---------     ----------
BALANCE AT JUNE 30, 1996................   774,026     8,000       599,000        712,000      1,319,000
Net income for the year.................        --        --            --        302,000        302,000
Repurchase of common stock (note 7).....  (133,107)   (2,000)           --       (826,000)      (828,000)
Change in value of redeemable common
  stock (note 7)........................        --        --       751,000             --        751,000
                                          --------   -------    ----------      ---------     ----------
BALANCE AT JUNE 30, 1997................   640,919     6,000     1,350,000        188,000      1,544,000
Net loss for the year...................        --        --            --       (178,000)      (178,000)
Repurchase of common stock (note 7).....    (3,096)       --            --        (21,000)       (21,000)
Shares redeemed on cashless exercise of
  stock options.........................    (1,000)       --            --             --             --
Issuance of common stock on cashless
  exercise of stock options.............    14,290     1,000        86,000             --         87,000
Change in value of redeemable common
  stock (note 7)........................        --        --      (299,000)            --       (299,000)
                                          --------   -------    ----------      ---------     ----------
BALANCE AT JUNE 30, 1998................   651,113   $ 7,000    $1,137,000      $ (11,000)    $1,133,000
                                          ========   =======    ==========      =========     ==========


          See accompanying notes to consolidated financial statements.

                              FORSEON CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998


                                                                1996         1997         1998
                                                             ----------   ----------   ----------
Cash flows from operating activities:
  Net income (loss)........................................  $  245,000   $  302,000   $ (178,000)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Depreciation and amortization.......................     157,000      171,000      173,000
       Provisions for doubtful accounts....................      66,000       62,000       48,000
       Compensation expense on issuance of common stock....          --           --       87,000
       Deferred income taxes...............................     194,000      153,000      (18,000)
       Changes in assets and liabilities:
       (Increase) decrease in:
          Accounts receivable..............................     (48,000)     (86,000)     108,000
          Income tax receivable............................          --           --      (59,000)
          Other current assets.............................     (36,000)      22,000       (3,000)
       Increase (decrease) in:
          Accounts payable.................................     108,000     (142,000)      (4,000)
          Accrued expenses.................................    (390,000)     122,000        1,000
          Income taxes payable.............................     (31,000)      54,000      (53,000)
                                                             ----------   ----------   ----------
               Cash provided by operating activities.......     265,000      658,000      102,000
                                                             ----------   ----------   ----------
Cash used in investing activities -- capital
  expenditures.............................................    (266,000)    (264,000)    (106,000)
                                                             ----------   ----------   ----------
Cash flows from financing activities:
  Issuance of long-term debt...............................      55,000      733,000           --
  Principal payments on long-term debt.....................    (376,000)    (413,000)    (256,000)
  Issuance of common stock.................................     211,000           --           --
  Repurchase of common stock...............................    (137,000)    (828,000)     (21,000)
                                                             ----------   ----------   ----------
               Cash used in financing activities...........    (247,000)    (508,000)    (277,000)
                                                             ----------   ----------   ----------
               Net decrease in cash and cash equivalents...    (248,000)    (114,000)    (281,000)
Cash and cash equivalents at beginning of year.............   1,575,000    1,327,000    1,213,000
                                                             ----------   ----------   ----------
Cash and cash equivalents at end of year...................  $1,327,000   $1,213,000   $  932,000
                                                             ==========   ==========   ==========
Supplemental disclosure of cash flow information:
  Cash and cash equivalents paid during the year for:
       Interest............................................  $   50,000   $   43,000   $   48,000
       Income taxes........................................  $   72,000   $   32,000   $   96,000
                                                             ==========   ==========   ==========


          See accompanying notes to consolidated financial statements.

                              FORSEON CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1996, 1997 AND 1998

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Forseon Corporation (Forseon or the Company) provides merchandise forecasting and related services to independent specially retail stores throughout the United States. In addition, accounts receivable billing, point-of-sale data collection, and sales and inventory analysis services are offered by Charter Data Systems, Inc. (CDS), a wholly owned subsidiary. Through January 1996, the Company was named Retail Merchandising Service Automation, Inc. and continues to use Retail Merchandising Service Automation (RMSA) as a trade name.

(A) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions are eliminated in consolidation.

(B) RECOGNITION OF REVENUE


     Generally, revenues are recorded as transactions are processed or services are provided and costs are expensed as incurred. Revenues related to initial set-up fees are recognized upon execution of the related contract. Revenue from the licensing, in perpetuity, of software is recognized upon acceptance by the client. Revenues from contracts subject to discretionary acceptance by the client are recognized when the product is unconditionally accepted. Revenues from software support and maintenance services are recognized equally over the related support and maintenance period.


(C) DEPRECIATION AND AMORTIZATION

     Land, building and equipment are stated at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using an accelerated method over the estimated useful lives of the improvements, which are less than the anticipated period of occupancy of the leasehold premises, including anticipated lease renewals.

(D) CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Certain costs related to the development of software for licensing to customers may be capitalized and amortized over the expected useful life of the software. Capitalization begins upon the establishment of technological feasibility of the project, including the completion of a detailed program design or a working model. Capitalization ends upon the general release of the software to customers. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies. No software development costs were capitalized in fiscal years 1996, 1997 and 1998.

                              FORSEON CORPORATION

(E) INCOME TAXES

     The Company uses the asset and liability method of accounting for income taxes. Under that method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


(F) NET INCOME (LOSS) PER SHARE



     Forseon has adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" for all periods presented. This statement replaces previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of options and convertible securities.



     Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common stock and dilutive stock equivalents outstanding during the period.



     The following table sets forth the computation of basic and diluted net income (loss) per share:



                                                          1996       1997       1998
                                                        --------   --------   ---------
Numerator:
  Net income (loss)...................................  $245,000   $302,000   $(178,000)
                                                        ========   ========   =========
Denominator:
  Denominator for basic net income (loss) per share --
     Weighted average shares outstanding..............   748,000    707,000     645,000
                                                        --------   --------   ---------
Effect of dilutive securities:
     Contingent shares issued under stock bonus
        plan..........................................    27,000         --          --
     Employee stock options...........................    34,000     16,000          --
                                                        --------   --------   ---------
     Denominator for dilutive net income (loss) per
        share -- weighted average shares and dilutive
        potential shares outstanding..................   809,000    723,000     645,000
                                                        ========   ========   =========



     For the periods in which a net loss was incurred, the effect of stock options has not been included in the denominator, as they would be anti-dilutive.



(G) CASH EQUIVALENTS


     All highly liquid securities purchased with an original maturity of three months or less are considered cash equivalents. Cash and cash equivalents included cash of $580,000, $523,000 and $536,000 and commercial paper of $747,000, $690,000 and $396,000 at June 30, 1996, 1997 and 1998, respectively.

                              FORSEON CORPORATION

(H) USE OF ESTIMATES


     The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal year. Actual results could differ from those estimates.


(I) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF


     The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment adjustment was recorded during fiscal 1996, 1997 and 1998.


(J) STOCK OPTION PLAN



     The Company accounts for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25 and provide pro forma net income (loss) disclosures for employee stock option grants made in fiscal year 1997 and 1998 as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provision of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.



(K) NEW ACCOUNTING PRONOUNCEMENTS


COMPREHENSIVE INCOME

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. The statement requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations. There is no difference between net income (loss) and comprehensive income loss for the Company.

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim and annual financial reports issued to shareholders. SFAS No. 131 is effective for financial statements issued for periods beginning

                              FORSEON CORPORATION
after December 15, 1997. The Company operates principally in one business segment; accordingly, the adoption of SFAS No. 131 will not have an impact on the consolidated financial statements.

STARTUP ACTIVITIES


     In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-5, "Reporting on the Cost of Startup Activities." This SOP No. 98-5 requires that costs incurred during startup activities, including organization costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of the SOP No. 98-5 should be as of the beginning of the fiscal year in which the SOP is first adopted and should be reported as a cumulative effect of a change in accounting principles. Adoption of SOP No. 98-5 will not have a material impact on the consolidated financial statements.


DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In 1998, the FASB issued Statement of Financial Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 modifies the accounting for derivative and hedging activities and is effective for fiscal years beginning after December 15, 1999. Adoption of SFAS No. 133 will not have a material impact on the consolidated financial statements.

SOFTWARE REVENUE RECOGNITION

     SOP No. 97-2, "Software Revenue Recognition" was issued in October 1997 and addresses software revenue recognition matters. The SOP No. 97-2 supersedes SOP No. 91-1 and is effective for transactions entered into for fiscal years beginning after December 15, 1997. Based upon its reading and interpretation of SOP No. 97-2 the Company believes its current revenue recognition policies and practices are materially consistent with the SOP No. 97-2. However, implementation guidelines for this standard have not yet been issued and a wide range of potential interpretations are being discussed by the accounting profession. Once available, such implementation guidance could lead to unanticipated changes in the Company's current revenue accounting practices, and such changes could materially adversely affect the Company's future revenue and earnings. Such implementation guidance may necessitate substantial changes in the Company's business practices in order for the Company to continue to recognize a substantial portion of its license fee revenue upon delivery of its software products. Such changes may reduce demand, extend sales cycles, increase administrative costs and otherwise adversely affect operations.

2. EMPLOYEE STOCK OWNERSHIP PLAN AND 401(K) PLAN

     The Company has adopted an employee stock ownership plan (the ESOP) covering all employees with more than one year of service. Contributions are allocated to individual employee accounts and are invested principally in the Company's common stock. Generally, employees will receive distributions from the plan only upon separation from service, retirement, death or permanent disability.

                              FORSEON CORPORATION

     The Company's policy is to make discretionary contributions to the plan. In fiscal 1996, the Company contributed 17,000 newly issued shares to the ESOP, representing an expense of $102,000. In fiscal years 1997 and 1998, the Company made no contributions to the Plan.

     The ESOP is administered by a committee, which is comprised of four employees appointed by the Board of Directors. All ESOP assets are held by a non-independent trustee.

     Effective January 1, 1997, the Company adopted a 401(k) plan generally covering all employees over age 21 and more than six months of service. Employee contributions may range between 2% and 15% of compensation, not to exceed $10,000 per year. The Company matches 25% of employee contributions up to 6% of compensation, representing an expense of $33,000 in fiscal year 1997 and $73,000 in fiscal year 1998. Generally, employees will receive distributions from the plan only upon separation from service, retirement, death or permanent disability.

3. LAND, BUILDING AND EQUIPMENT:

     Land, building and equipment consist of:

                                                           JUNE 30,              RANGE OF
                                                    -----------------------      LIVES IN
                                                       1997         1998          YEARS
                                                    ----------   ----------   --------------
Land..............................................  $  404,000   $  404,000         --
Building..........................................     931,000      931,000         30
Data processing equipment.........................   1,102,000    1,174,000       3 to 7
Furniture and fixtures............................     276,000      265,000       5 to 7
Automobiles.......................................      26,000       26,000         5
Leasehold improvements............................     143,000      151,000      7 to 19
                                                    ----------   ----------
                                                     2,882,000    2,951,000
Less accumulated depreciation and amortization....   1,441,000    1,577,000
                                                    ----------   ----------
                                                    $1,441,000   $1,374,000
                                                    ==========   ==========

4. INCOME TAXES

     The income tax provision (benefit) is summarized as follows:

                                                              YEAR ENDED JUNE 30,
                                                         ------------------------------
                                                           1996       1997       1998
                                                         --------   --------   --------
Current:
  Federal..............................................  $     --   $ 41,000   $(40,000)
  State................................................    39,000     48,000     24,000
Deferred:
  Federal..............................................   162,000    130,000    (18,000)
  State................................................    32,000     22,000         --
                                                         --------   --------   --------
                                                         $233,000   $241,000   $(34,000)
                                                         ========   ========   ========

                              FORSEON CORPORATION

     The income tax provision (benefit) differs from the amounts computed by applying the U.S. Federal tax rate of 34% to the income before income tax provision. A reconciliation of this difference is as follows:

                                                              YEAR ENDED JUNE 30,
                                                         ------------------------------
                                                           1996       1997       1998
                                                         --------   --------   --------
Federal income tax provision (benefit) calculated at
  statutory rate.......................................  $163,000   $184,000   $(72,000)
Effect of graduated tax rates..........................        --         --      7,000
State income tax provision, net of Federal tax
  benefit..............................................    47,000     46,000     15,000
Other, net.............................................    23,000     11,000     16,000
                                                         --------   --------   --------
                                                         $233,000   $241,000   $(34,000)
                                                         ========   ========   ========

     The tax effect of temporary differences that give rise to significant portions of the Company's deferred income tax benefits at June 30, 1997 and 1998 are as follows:

                                                                   JUNE 30,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Deferred tax assets:
  Accrued costs not deductible until following tax year.....  $ 67,000   $ 48,000
  Deferred revenue taxable in current year..................    20,000     11,000
  Direct write-off method for doubtful accounts.............    17,000     14,000
  Tax returns versus financial statement depreciation.......    10,000      3,000
  Net operating loss carryforwards..........................        --     45,000
  Other.....................................................        --     15,000
                                                              --------   --------
                                                               114,000    136,000
          Deferred tax liability............................        --      4,000
                                                              --------   --------
          Net deferred tax assets...........................  $114,000   $132,000
                                                              ========   ========

     Management believes it is more likely than not that the Company will realize the $132,000 in net deferred tax assets at June 30, 1998 as the temporary differences become available to reduce future taxable income and, accordingly, has not recorded a valuation allowance as of June 30, 1998.


     At June 30, 1998, the Company had net operating loss carryforwards of approximately $111,000 and $148,000 for Federal and state income tax purposes, respectively. If not used to offset future taxable income, the net operating loss carryforwards will expire between June 30, 2003 and June 30, 2013.

                              FORSEON CORPORATION

5. LONG-TERM DEBT

     Long-term debt consists of:


                                                                   JUNE 30,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Promissory note for purchase of 105,000 shares of common
  stock from Mr. Vernon Rossi (note 7) annual principal and
  interest payments of $248,000, interest rate of 8.25%, due
  December 31, 1999.........................................  $557,000   $347,000
Notes payable to former ESOP participants (note 7), annual
  principal payments of approximately $46,000, average
  interest rate of 7%, due from 1998 to 2002................   159,000    113,000
                                                              --------   --------
                                                               716,000    460,000
Current portion.............................................   255,000    273,000
                                                              --------   --------
          Long-term debt....................................  $461,000   $187,000
                                                              ========   ========



     The aggregate annual maturities for long-term debt in fiscal years subsequent to June 30, 1998 are as follows:


Fiscal year:
1999........................................................  $273,000
2000........................................................   159,000
2001........................................................    21,000
2002........................................................     7,000

6. STOCK OPTION AND STOCK BONUS PLANS

     The Company has two stock option plans. The Company's 1997 stock option plan, which expires as to the grant of new stock options on November 7, 2007, provides that stock options for a maximum of 100,000 shares of common stock may be granted to directors, employees or consultants of the Company. The exercise price of options granted must be equal to or greater than 85% of the stock's fair market value at the date of grant. The option may be exercised up to ten years after the option is granted. Options which are exercised, canceled or are not exercised are available for subsequent reissuance.

     The Company's 1987 stock option plan provides that stock options for a maximum of 130,000 shares of common stock may be granted to directors or employees of the Company. New stock options may not be granted under this plan after September 16, 1997. Previously granted stock options will continue until they are canceled, exercised or otherwise expire, in accordance with the terms of the specific stock option grant. The exercise price of options granted must be equal to or greater than the stock's fair market value at the date of grant. The option may be exercised up to ten years after the option is granted.

                              FORSEON CORPORATION

     Stock option activity is summarized as follows:


                                                       YEAR ENDED JUNE 30,
                                   ------------------------------------------------------------
                                          1996                 1997                 1998
                                   ------------------   ------------------   ------------------
                                             WEIGHTED             WEIGHTED             WEIGHTED
                                             AVERAGE              AVERAGE              AVERAGE
                                             EXERCISE             EXERCISE             EXERCISE
                                   SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                   -------   --------   -------   --------   -------   --------
Shares under option at beginning
  of year........................  120,500    $4.19     118,850    $4.27     120,200    $4.38
Options granted..................    6,600     6.00       7,000     6.75      13,400     4.90
Options exercised................   (1,000)    4.00          --       --     (14,290)    4.20
Options canceled.................   (7,250)    4.60      (2,150)    6.00     (19,710)    4.20
Options expired..................       --       --      (3,500)    4.57      (8,175)    4.78
                                   -------    -----     -------    -----     -------    -----
Shares under option at end of
  year...........................  118,850    $4.27     120,200    $4.38      91,425    $4.48
                                   =======    =====     =======    =====     =======    =====


     The number of shares available for future grants was 8,800 and 86,000 at June 30, 1997 and 1998, respectively. As of June 30, 1996, 112,500 shares were exercisable, at exercise prices ranging from $3.85 to $4.60 per share and a weighted average exercise price of $4.17. As of June 30, 1997, 113,200 shares were exercisable, at exercised prices ranging from $3.85 to $6.00 per share and a weighted average exercise price of $4.23. As of June 30, 1998, 87,210 shares were exercisable, at exercise prices ranging from $3.85 to $6.75 per share, a weighted average exercise price of $4.37 and a weighted average remaining contract life of 5.5 years.

     The per share weighted-average fair value of stock options granted during 1996, 1997 and 1998 was $2.87, $3.13 and $4.16, respectively, on the date of grant using the Black-Scholes option pricing model with the following assumptions: fiscal year 1996 -- expected dividend yield 0%, risk interest rate of 6.63%, volatility assumed to be 0, and an expected life of ten years; fiscal year 1997 -- expected dividend yield 0%, risk-free interest rate of 6.33%, volatility assumed to be 0, and an expected life of ten years; fiscal year
1998 -- expected dividend yield 0%, risk-free interest rate of 5.9% and 5.83%, volatility factor assumed to be 0, and expected life of ten years.


     The Company applies APB Opinion No. 25 in accounting for its stock options plans, and, accordingly, recognized compensation expense for stock options granted in fiscal years 1997 and 1998 of $0 and $87,000, respectively. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income (loss) would have been reduced to the pro forma amounts indicated below:


                                                              YEAR ENDED JUNE 30,
                                                        -------------------------------
                                                          1996       1997       1998
                                                        --------   --------   ---------
Net income (loss):
  As reported.........................................  $245,000   $302,000   $(178,000)
  Pro forma...........................................   227,000    292,000    (247,000)

7.  REDEEMABLE COMMON STOCK

     The Company may be required to repurchase common stock distributed to separated ESOP participants. Generally, the Company must repurchase this stock at its most recent appraised value, as determined annually by an independent valuation. The Company may, at its option, pay for the repurchased stock through equal annual installments over five years, plus interest, or in a

                              FORSEON CORPORATION
lump sum. In fiscal years 1996, 1997 and 1998, the Company purchased $137,000, $172,000, and $21,000, respectively, in common stock as a result of this requirement. At June 30, 1997, and 1998, the Company could be required to repurchase a maximum of $90,000, and $259,000 in common stock, if all separated ESOP participants exercised their rights to have the Company repurchase their stock.



     The Company may also be required to repurchase up to 25% of the common stock in the accounts of certain ESOP participants, to provide these participants an opportunity to diversify their ESOP investments. This common stock must be repurchased at its most recent appraised value. At June 30, 1997, and 1998, the Company could be required to repurchase a maximum of $159,000, and $190,000 in common stock if all eligible ESOP participants exercised these rights.



     Through March 18, 2000, the Company may be required to repurchase common stock owned by two former directors of the Company. The Company must repurchase this stock at its most recent appraised value, as determined annually by an independent valuation. At June 30, 1998, the Company could be required to repurchase approximately $99,000 in common stock as a result of this commitment. The Company may, at its option, pay for the repurchased stock through equal, monthly installments over twenty-four months, plus interest, or in a lump sum.



     In January 1997, the Company purchased 105,000 shares of common stock from the retired founder of the Company as a result of an option granted in 1988. In accordance with the terms of the option, the $6.25 per share purchase price was equal to the appraised value of the Company's common stock as of June 30, 1996 as determined by the ESOP's independent valuation consultant.



     As certain shareholders have the right to require the Company to repurchase outstanding shares of common stock as discussed above, the Company has classified this value as redeemable common stock on the consolidated balance sheet.


8.  COMMITMENTS AND CONTINGENCIES

     The Company leases certain office facilities under operating leases which are, for the most part, renewable. The future minimum rental obligations under noncancelable lease agreements at June 30, 1998 totaled $134,000, payable $47,000, $34,000, $26,000, $17,000 and $10,000 in fiscal years 1999 through
2003, respectively. Total rental expense for all operating leases was $169,000, $171,000 and $164,000 for fiscal years 1996, 1997 and 1998, respectively.

     The Company is party to various legal action which arose in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                              FORSEON CORPORATION

9.  SUBSEQUENT EVENT



     On March 25, 1999 the Company entered a merger agreement to be acquired by Towne Services Inc. (Towne). The merger agreement provides for the combination of Towne's and the Company's businesses through the merger of Forseon with a subsidiary of Towne. The Company will receive a total of 2,075,345 shares of Towne common stock in exchange for all outstanding stock and options. Ten percent of the Towne common stock will be held back in escrow to satisfy the indemnification obligations of Company stockholders under the merger agreement. The merger will be accounted for as a pooling of interests. There are many risks involved with this merger and it may not actually occur for a variety of reasons, including if the merger agreement and related matters are not approved by the holders of 90% of the outstanding Company common stock. In connection with the merger agreement, the Company has deferred $351,000 in merger costs incurred which will be expensed when the merger is consummated.

                              FORSEON CORPORATION



               CONDENSED CONSOLIDATED BALANCE SHEET -- UNAUDITED



                                                              MARCH 31,
                                                                 1999
                                                              ----------
                                 ASSETS
Current assets:
  Cash and cash equivalents.................................  $  938,000
  Accounts receivable, less allowance for doubtful accounts
     of $68,000.............................................     892,000
  Deferred income taxes.....................................      69,000
  Other current assets......................................      71,000
                                                              ----------
          Total current assets..............................   1,970,000
Deferred income taxes.......................................     172,000
Land, building and equipment, net...........................   1,346,000
Other assets (note 7).......................................     351,000
                                                              ----------
                                                              $3,839,000
                                                              ==========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $  225,000
  Accounts payable..........................................     617,000
  Accrued commissions payable...............................     452,000
  Accrued wages and fringe benefits.........................     570,000
  Accrued expenses..........................................     100,000
  Income taxes payable......................................      19,000
  Deferred revenue (note 2).................................     436,000
                                                              ----------
          Total current liabilities.........................   2,419,000
                                                              ----------
Long-term debt, excluding current portion...................      48,000
                                                              ----------
Redeemable common stock (note 5)............................     534,000

Shareholders' equity:
  Common stock, $.01 par value. Authorized 5,000,000 shares;
     issued and outstanding 642,069 shares..................       6,000
  Capital in excess of par value............................   1,151,000
  Accumulated deficit.......................................    (319,000)
                                                              ----------
          Net shareholders' equity..........................     838,000
Commitments and contingencies (note 6)
                                                              ----------
                                                              $3,839,000
                                                              ==========



     See accompanying notes to condensed consolidated financial statements.

                              FORSEON CORPORATION



          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS -- UNAUDITED



                                                                 NINE MONTHS ENDED
                                                              -----------------------
                                                              MARCH 31,    MARCH 31,
                                                                 1998         1999
                                                              ----------   ----------
Revenues....................................................  $9,029,000   $8,657,000
Costs and expenses:
  Costs of processing.......................................   1,719,000    1,685,000
  Research and development..................................     638,000      547,000
  Sales, servicing and marketing............................   5,559,000    5,544,000
  General and administrative................................   1,286,000    1,189,000
                                                              ----------   ----------
          Total costs and expenses..........................   9,202,000    8,965,000
                                                              ----------   ----------
  Operating loss............................................    (173,000)    (308,000)
Other expenses -- interest expense..........................      38,000       22,000
                                                              ----------   ----------
          Loss before income tax benefit....................    (211,000)    (330,000)
Income tax benefit..........................................     (34,000)     (84,000)
                                                              ----------   ----------
          Net loss..........................................  $ (177,000)  $ (246,000)
                                                              ==========   ==========
Net loss per share:
  Basic.....................................................      $(0.28)      $(0.38)
                                                              ==========   ==========
  Diluted...................................................      $(0.28)      $(0.38)
                                                              ==========   ==========
Weighted average number of shares used in computing per
  share amounts
  Basic.....................................................     642,000      645,000
                                                              ==========   ==========
  Diluted...................................................     642,000      645,000
                                                              ==========   ==========



     See accompanying notes to condensed consolidated financial statements.

                              FORSEON CORPORATION



          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS -- UNAUDITED



                                                                 NINE MONTHS ENDED
                                                              -----------------------
                                                              MARCH 31,    MARCH 31,
                                                                 1998         1999
                                                              ----------   ----------
Cash flows from operating activities:
  Net loss..................................................  $ (177,000)  $ (246,000)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
       Depreciation and amortization........................     125,000      120,000
       Provisions for doubtful accounts.....................      36,000       58,000
       Compensation expense on issuance of common stock.....      86,000           --
       Deferred income taxes................................     (83,000)    (109,000)
       Changes in assets and liabilities:
       (Increase) decrease in:
          Accounts receivable...............................      60,000     (164,000)
          Income tax receivable.............................          --       59,000
          Other current assets..............................     (30,000)      17,000
          Other assets......................................          --     (351,000)
       Increase (decrease) in:
          Accounts payable..................................     (62,000)     439,000
          Accrued expenses..................................     124,000       72,000
          Income taxes payable..............................     (45,000)      17,000
          Deferred revenue..................................          --      436,000
                                                              ----------   ----------
               Cash provided by operating activities........      34,000      348,000
                                                              ----------   ----------
Cash used in investing activities -- capital expenditures...     (87,000)     (92,000)
                                                              ----------   ----------
Cash flows from financing activities:
  Issuance of long-term debt................................          --        4,000
  Principal payments on long-term debt......................    (179,000)    (191,000)
  Repurchase of common stock................................          --      (63,000)
                                                              ----------   ----------
               Cash used in financing activities............    (179,000)    (250,000)
                                                              ----------   ----------
Net (decrease) increase in cash and cash equivalents........    (232,000)       6,000
Cash and cash equivalents at beginning of year..............   1,213,000      932,000
                                                              ----------   ----------
Cash and cash equivalents at end of year....................  $  981,000   $  938,000
                                                              ==========   ==========
Supplemental disclosure of cash flow information:
  Cash and cash equivalents paid during the year for:
       Interest.............................................  $   36,000   $   22,000
       Income taxes.........................................  $   94,000   $    8,000
                                                              ==========   ==========



     See accompanying notes to condensed consolidated financial statements.

                              FORSEON CORPORATION



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



1. UNAUDITED INTERIM FINANCIAL INFORMATION



     The accompanying consolidated financial statements as of March 31, 1999 and for the nine months ended March 31, 1998 and 1999 are unaudited. In the opinion of Forseon's management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial statements. Certain information and footnote disclosures usually found in financial statements prepare in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the nine months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending June 30, 1999 or for any other future periods.



2. SOFTWARE REVENUE RECOGNITION



     Forseon has adopted the provisions of AICPA Statement of Position No. 97-2 relating to software revenue recognition, for transactions entered into on or after July 1, 1998. For the nine months ended March 31, 1999, Forseon has deferred $436,000 in software and other revenue due to contingencies that have not been resolved as of March 31, 1999 or Forseon's inability to demonstrate vendor-specific objective evidence, as of March 31, 1999, for the fair value of each element in a multiple element software and services arrangement.



3. NEW ACCOUNTING PRONOUNCEMENTS



COMPREHENSIVE INCOME



     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. The statement requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations. There is no difference between net loss and comprehensive loss for the Company.



SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION



     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim and annual financial reports issued to shareholders. SFAS No. 131 is effective for financial statements issued for periods beginning after December 15, 1997. The Company operates principally in one business segment; accordingly, the adoption of SFAS No. 131 did not impact the consolidated financial statements.



STARTUP ACTIVITIES



     In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-5, "Reporting on the Cost of Startup Activities." This SOP No. 98-5 requires that costs incurred during startup activities, including organization costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of the SOP No. 98-5 should be as of the beginning

                              FORSEON CORPORATION
of the fiscal year in which the SOP is first adopted and should be reported as a cumulative effect of a change in accounting principles. Adoption of SOP No. 98-5 will not have a material impact on the consolidated financial statements.



DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES



     In 1998, the FASB issued Statement of Financial Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 modifies the accounting for derivative and hedging activities and is effective for fiscal years beginning after December 15, 1999. Adoption of SFAS No. 133 will not have a material impact on the consolidated financial statements.



4.  NET LOSS PER SHARE



     Due to Forseon's net losses for the nine months ended March 31, 1998 and 1999, the denominator for calculating diluted net loss per share is the same as basic net loss per share. All common stock equivalents have been excluded, as their effect would be anti-dilutive.



5.  REDEEMABLE COMMON STOCK



     The Company may be required to repurchase common stock distributed to separated ESOP participants. Generally, the Company must repurchase this stock at its most recent appraised value, as determined annually by an independent valuation. The Company may, at its option, pay for the repurchased stock through equal annual installments over five years, plus interest, or in a lump sum. At March 31, 1999, the Company could be required to repurchase a maximum of $245,000 in common stock, if all separated ESOP participants exercised their rights to have the Company repurchase their stock.



     The Company may also be required to repurchase up to 25% of the common stock in the accounts of certain ESOP participants, to provide these participants an opportunity to diversify their ESOP investments. This common stock must be repurchased at its most recent appraised value. At March 31, 1999, the Company could be required to repurchase a maximum of $190,000, in common stock if all eligible ESOP participants exercised these rights.



     Through March 18, 2000, the Company may be required to repurchase common stock owned by two former directors of the Company. The Company must repurchase this stock at its most recent appraised value, as determined annually by an independent valuation. At March 31, 1999, the Company could be required to repurchase approximately $99,000 in common stock as a result of this commitment. The Company may, at its option, pay for the repurchased stock through equal, monthly installments over twenty-four months, plus interest, or in a lump sum.



     As certain shareholders have the right to require the Company to repurchase outstanding shares of common stock as discussed above, the Company has classified this value as redeemable common stock on the consolidated balance sheet.

                              FORSEON CORPORATION

6.  COMMITMENTS AND CONTINGENCIES



     The Company leases certain office facilities under operating leases which are, for the most part, renewable. The future minimum rental obligations under noncancelable lease agreements at March 31, 1999 totaled $223,000.



     The Company is party to various legal action which arose in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.



7.  ACQUISITION OF THE COMPANY



     On March 25, 1999, the Company entered into a merger agreement to be acquired by Towne Services Inc. (Towne). The merger agreement provides for the combination of Towne's and the Company's businesses through the merger of Forseon with a subsidiary of Towne. The Company will receive a total of 2,075,345 shares of Towne common stock in exchange for all outstanding stock and options. Ten percent of the Towne common stock will be held back in escrow to satisfy the indemnification obligations of Company stockholders under the merger agreement. The merger will be accounted for as a pooling of interests. There are many risks involved with this merger and it may not actually occur for a variety of reasons, including if the merger agreement and related matters are not approved by the holders of 90% of the outstanding Company common stock. In connection with the merger agreement, the Company has deferred $351,000 in merger costs incurred which will be expensed when the merger is consummated.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS


     The following unaudited pro forma combined condensed financial statements give effect to both the proposed merger between Towne Services, Inc. and Forseon Corporation, which is accounted for on a pooling of interests basis, and the purchase of Banking Solutions, Inc. The information is based on each company's respective historical consolidated financial statements and notes thereto. The pro forma combined condensed balance sheet assumes the Forseon transaction occurred on March 31, 1999. Banking Solutions, Inc. is included in the historical consolidated balance sheet of Towne Services as of March 31, 1999. The pro forma combined condensed statements of operations assume the Forseon transaction occurred at the beginning of the earliest year presented. The pro forma combined condensed statement of operations for the year ended December 31, 1998 has been prepared to reflect adjustments to Towne Services' historical results of operations to give effect to the purchase of Banking Solutions, Inc. as if it had occurred at the beginning of the year. The pro forma financial statements should be read in conjunction with the accompanying notes and with each companies' historical financial statements and related notes.



     The results of operations of Towne for the years ended December 31, 1996, 1997 and 1998 and the financial position as of December 31, 1998 have been derived from its historical consolidated financial statements which have been audited by Arthur Andersen LLP. The financial position of Towne Services as of March 31, 1999 and for the three months ended March 31, 1999 are unaudited. Forseon has historically reported its operating results on the basis of a fiscal year ended June 30. The results of operations of Forseon for the twelve months ended December 31, 1996, 1997 and 1998 and the financial position as of March 31, 1999 are unaudited. The results of operations of Forseon for the periods presented have been derived from Forseon's historical consolidated financial statements. The results of operations for Banking Solutions, Inc. for the 11-month period before the acquisition are unaudited. In the opinion of the respective companies' management, the unaudited financial information includes all adjustments consisting only of normal recurring accruals, that are considered necessary for a fair presentation of the results of operations for such periods.


     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

                              UNAUDITED PRO FORMA

                        COMBINED CONDENSED BALANCE SHEET

                              AS OF MARCH 31, 1999



                                             HISTORICAL        HISTORICAL     PRO FORMA
                                           TOWNE SERVICES       FORSEON      ADJUSTMENTS     PRO FORMA
                                          -----------------    ----------    -----------     ---------
                                                                 (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............      $  5,024           $  938        $     0       $  5,962
  Accounts receivable, net..............         5,171              892              0          6,063
  Note receivable.......................           171                0              0            171
  Other.................................           392              140              0            532
                                              --------           ------        -------       --------
          Total current assets..........        10,758            1,970              0         12,728
PROPERTY AND EQUIPMENT, net.............         3,156            1,346              0          4,502
NOTES RECEIVABLE........................            83                0              0             83
GOODWILL, net...........................        15,003                0              0         15,003
OTHER INTANGIBLES, net..................         1,078                0              0          1,078
OTHER ASSETS, net.......................            81              523              0            604
                                              --------           ------        -------       --------
                                              $ 30,159           $3,839        $     0       $ 33,998
                                              ========           ======        =======       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable......................      $    800           $  636        $     0       $  1,436
  Accrued liabilities...................         1,092              100          1,500(1)       2,692
  Accrued compensation..................           559            1,022              0          1,581
  Deferred revenue......................             0              436              0            436
  Accrued termination costs.............           437                0              0            437
  Current portion of long-term debt.....             0              225              0            225
                                              --------           ------        -------       --------
          Total current liabilities.....         2,888            2,419          1,500          6,807
                                              --------           ------        -------       --------
LONG-TERM DEBT..........................             0               48              0             48
                                              --------           ------        -------       --------
REDEEMABLE COMMON STOCK.................             0              534           (344)(2)        190
                                              --------           ------        -------       --------
SHAREHOLDERS' EQUITY:
Common stock............................        52,419            1,157            344(2)      53,920
Warrants outstanding....................            41                0              0             41
Accumulated deficit.....................       (25,189)            (319)        (1,500)(1)    (27,008)
                                              --------           ------        -------       --------
          Total shareholders' equity....        27,271              838         (1,156)        26,953
                                              --------           ------        -------       --------
                                              $ 30,159           $3,839        $     0       $ 33,998
                                              ========           ======        =======       ========

                              UNAUDITED PRO FORMA

                   COMBINED CONDENSED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999



                                                        HISTORICAL
                                                           TOWNE       HISTORICAL
                                                         SERVICES       FORSEON       PRO FORMA
                                                        -----------    ----------    -----------
                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES..............................................  $     4,605      $2,889      $     7,494
COST AND EXPENSES:
  Costs of processing, servicing, and support.........          954         565            1,519
  Research and development............................           72         177              249
  Sales and marketing.................................        3,240       2,103            5,343
  Stock compensation expense..........................           36           0               36
  General and administrative..........................        1,438         429            1,867
                                                        -----------      ------      -----------
     Total costs and expenses.........................        5,740       3,274            9,014
                                                        -----------      ------      -----------
OPERATING LOSS........................................       (1,135)       (385)          (1,520)
OTHER (INCOME) EXPENSES:
  Interest (income) expense, net......................          (78)          6              (72)
  Other income........................................            0           0                0
                                                        -----------      ------      -----------
     Total other (income) expenses....................          (78)          6              (72)
                                                        -----------      ------      -----------
Loss before income taxes..............................       (1,057)       (391)          (1,448)
Benefit for income taxes..............................            0        (114)            (114)
                                                        -----------      ------      -----------
NET LOSS..............................................  $    (1,057)     $ (277)     $    (1,334)
                                                        ===========      ======      ===========
NET LOSS PER COMMON SHARE -- BASIC AND DILUTED........  $     (0.05)                 $     (0.06)(4)
                                                        ===========                  ===========
Weighted average common shares outstanding -- basic
  and diluted.........................................   19,765,493                   21,840,838(4)
                                                        ===========                  ===========

                              UNAUDITED PRO FORMA


                   COMBINED CONDENSED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1998



                                                      HISTORICAL
                                     HISTORICAL         BANKING        PRO FORMA    SUBTOTAL    HISTORICAL
                                   TOWNE SERVICES   SOLUTIONS, INC.   ADJUSTMENTS   PRO FORMA    FORSEON     PRO FORMA
                                   --------------   ---------------   -----------   ---------   ----------   ----------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES.........................    $    6,398         $8,113           $   0      $ 14,511     $11,752     $   26,263
COST AND EXPENSES:
  Costs of processing, servicing
     and support.................         2,027          3,943               0         5,970       2,275          8,245
  Research & development.........           306            430               0           736         735          1,471
  Sales and marketing............         6,252          1,031               0         7,283       7,137         14,420
  Stock compensation expense.....         6,268              0               0         6,268           0          6,268
  Employee termination costs.....         2,291              0               0         2,291           0          2,291
  General and administrative.....         3,859          2,737             727(3)      7,323       1,710          9,033
                                     ----------         ------           -----      --------     -------     ----------
          Total costs and
            expenses.............        21,003          8,141             727        29,871      11,857         41,728
                                     ----------         ------           -----      --------     -------     ----------
OPERATING LOSS...................       (14,605)           (28)           (727)      (15,360)       (105)       (15,465)
OTHER (INCOME) EXPENSES:
  Interest (income) expense,
     net.........................          (263)            16               0          (247)         38           (209)
  Other income...................            (6)             0               0            (6)          0             (6)
  Financing costs for stock
     issued to nonemployees......           323              0               0           323           0            323
                                     ----------         ------           -----      --------     -------     ----------
          Total other (income)
            expenses.............            54             16               0            70          38            108
Loss before extraordinary loss
  and benefit from income
  taxes..........................       (14,659)           (44)           (727)      (15,430)       (143)       (15,573)
Extraordinary loss on early
  extinguishment of debt.........           476              0               0           476           0            476
Benefit from income taxes........             0              0               0             0         (11)           (11)
                                     ----------         ------           -----      --------     -------     ----------
NET LOSS.........................       (15,135)           (44)           (727)      (15,906)       (132)       (16,038)
PREFERRED STOCK DIVIDENDS........        (5,108)             0               0        (5,108)          0         (5,108)
ACCRETION OF WARRANTS WITH
  REDEMPTION FEATURE.............          (692)             0               0          (692)          0           (692)
                                     ----------         ------           -----      --------     -------     ----------
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS...................    $  (20,935)        $  (44)          $(727)     $(21,706)    $  (132)    $  (21,838)
                                     ==========         ======           =====      ========     =======     ==========
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS PER COMMON SHARE--
  BASIC AND DILUTED..............    $    (1.35)                                                             $    (1.20)(4)
Weighted average common shares
  outstanding -- basic and
  diluted........................    15,516,170                                                              18,127,599(4)

                              UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998



                                                           HISTORICAL     HISTORICAL
                                                         TOWNE SERVICES    FORSEON      PRO FORMA
                                                         --------------   ----------    ----------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES...............................................    $      548        3,009      $    3,557
COST AND EXPENSES:
  Costs of processing, servicing and support...........           374          564             938
  Research & development...............................            74          202             276
  Sales and marketing..................................           486        1,944           2,430
  Stock compensation expense...........................         5,972            0           5,972
  General and administrative...........................         1,347          490           1,837
                                                           ----------      -------      ----------
          Total costs and expenses.....................         8,253        3,200          11,453
                                                           ----------      -------      ----------
OPERATING LOSS.........................................        (7,705)        (191)         (7,896)
OTHER EXPENSES:
  Interest expense, net................................            64           11              75
  Financing costs for stock issued to nonemployees.....           323            0             323
                                                           ----------      -------      ----------
          Total other expenses.........................           387           11             398
Loss before benefit from income taxes..................        (8,092)        (202)         (8,294)
                                                           ----------      -------      ----------
Benefit from income taxes..............................             0          (34)            (34)
                                                           ----------      -------      ----------
NET LOSS...............................................        (8,092)        (168)         (8,260)
PREFERRED STOCK DIVIDENDS..............................        (5,108)           0          (5,108)
ACCRETION OF WARRANTS WITH REDEMPTION FEATURE..........          (211)           0            (211)
                                                           ----------      -------      ----------
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS...........    $  (13,411)        (168)     $  (13,579)
                                                           ==========      =======      ==========
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS PER COMMON
  SHARE -- BASIC AND DILUTED...........................    $    (1.11)                  $    (0.96)(4)
                                                           ==========                   ==========
Weighted average common shares outstanding -- basic and
  diluted..............................................    12,077,352                   14,152,697(4)
                                                           ==========                   ==========

                              UNAUDITED PRO FORMA

                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                                         HISTORICAL
                                                           TOWNE       HISTORICAL
                                                          SERVICES      FORSEON       PRO FORMA
                                                         ----------    ----------    -----------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES...............................................  $      722     $12,174      $    12,896
COST AND EXPENSES:
  Costs of processing, servicing, and support..........         832       2,557            3,389
  Research and development.............................         332         635              967
  Sales and marketing..................................         839       7,150            7,989
  Stock compensation expense...........................           0           0                0
  Employee termination costs...........................           0           0                0
  General and administrative...........................       1,140       1,539            2,679
                                                         ----------     -------      -----------
     Total costs and expenses..........................       3,143      11,881           15,024
                                                         ----------     -------      -----------
OPERATING (LOSS) INCOME................................      (2,421)        293           (2,128)
OTHER (INCOME) EXPENSES:
  Interest expense, net................................          96          59              155
  Other income.........................................          (1)          0               (1)
                                                         ----------     -------      -----------
     Total other (income) expenses.....................          95          59              154
                                                         ----------     -------      -----------
(Loss) income before income taxes......................      (2,516)        234           (2,282)
Provision for income taxes.............................           0         104              104
                                                         ----------     -------      -----------
NET (LOSS) INCOME......................................  $   (2,516)    $   130      $    (2,386)
                                                         ==========     =======      ===========
NET LOSS PER COMMON SHARE -- BASIC AND DILUTED.........  $    (0.26)                 $     (0.20)(4)
                                                         ==========                  ===========
Weighted average common shares outstanding -- basic and
  diluted..............................................   9,600,592                   11,675,937(4)
                                                         ==========                  ===========

                              UNAUDITED PRO FORMA

                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                                           HISTORICAL      HISTORICAL
                                                         TOWNE SERVICES     FORSEON      PRO FORMA
                                                         --------------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES...............................................    $      105       $11,827      $   11,932
COST AND EXPENSES:
  Costs of processing, servicing, and support..........           220         2,472           2,692
  Research and development.............................            52           805             857
  Sales and marketing..................................           118         6,673           6,791
  Stock compensation expense...........................            10           102             112
  Employee termination costs...........................             0             0               0
  General and administrative...........................           358         1,317           1,675
                                                           ----------       -------      ----------
     Total costs and expenses..........................           758        11,369          12,127
                                                           ----------       -------      ----------
OPERATING (LOSS) INCOME................................          (653)          458            (195)
OTHER EXPENSES:
  Interest expense, net................................             6            47              53
  Other expense........................................             3             0               3
                                                           ----------       -------      ----------
     Total other expenses..............................             9            47              56
                                                           ----------       -------      ----------
(Loss) income before income taxes......................          (662)          411            (251)
Provision for income taxes.............................             0           182             182
                                                           ----------       -------      ----------
NET (LOSS) INCOME......................................    $     (662)      $   229      $     (433)
                                                           ==========       =======      ==========
NET LOSS PER COMMON SHARE -- BASIC AND DILUTED.........    $    (0.10)                   $    (0.05)(4)
                                                           ==========                    ==========
Weighted average common shares outstanding -- basic and
  diluted..............................................     6,337,356                     8,412,701(4)
                                                           ==========                    ==========

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

 1.  TRANSACTION COSTS AND MERGER RELATED EXPENSES

     Towne and Forseon estimate that they will incur direct transaction costs of approximately $1.5 million associated with the merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon completion of the merger.


     Towne and Forseon also expect that following the merger, the combined company will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies, such as severance costs and anticipated capital expenditures. This additional significant charge has not been reflected in the pro forma combined condensed balance sheet or the pro forma combined condensed statements of operations. There can be no assurance that Towne and Forseon will not incur additional charges to reflect costs associated with the merger or that management will be successful in its efforts to integrate the operations of the two companies.



     The unaudited pro forma combined condensed balance sheet gives effect to the estimated direct transaction costs as if such costs and expenses had been incurred as of March 31, 1999. These costs and expenses are assumed to be nondeductible for income tax purposes. These costs and expenses are not reflected in the unaudited pro forma combined condensed statements of operations.



 2.  REDEEMABLE COMMON STOCK



     Historically, Forseon could be required to repurchase common stock distributed to separated ESOP participants. Generally, Forseon would repurchase this stock at its most recent appraised value, as determined annually by an independent valuation. Forseon could, at its option, pay for the repurchased stock through equal annual installments over five years, plus interest, or in a lump sum. At March 31, 1999 Forseon could be required to repurchase a maximum of $245,000 of common stock, if all separated ESOP participants exercised their rights to have the Company repurchase their stock. As the shares to be distributed to these participants in the transaction will be freely tradeable on the open market, the obligation would no longer exist and has been reclassified to equity on a pro forma basis.



     Historically, Forseon could be required to repurchase common stock owned by two former directors of Forseon. Forseon would repurchase this stock at its most recent appraised value, as determined annually by an independent valuation. At March 31, 1999 Forseon could be required to purchase $99,000 of common stock from these individuals. These obligations cease upon a change in control in accordance with the original terms of the agreements, and accordingly have been reclassified to equity on a pro forma basis.



     Forseon may also be required to repurchase up to 25% of the common stock in the accounts of certain ESOP participants, to provide these participants an opportunity to diversify their ESOP investments. This common stock must be repurchased at its most recent appraised value. Under the terms of the Plan, this feature does not cease upon a change in control and therefore an obligation of $190,000 is reflected on a pro forma basis. The Company will accrete the value of these shares through retained earnings based on the fair market value of the underlying stock.

 3.  AMORTIZATION OF GOODWILL AND INTANGIBLES


     Represents amortization of goodwill associated with the purchase of Banking Solutions, Inc. which is being amortized over a period of 25 years and the amortization of intangible assets associated with Banking Solutions, Inc.'s customer list which is being amortized over a period of 5 years.


 4.  UNAUDITED PRO FORMA COMBINED NET LOSS PER SHARE


     The unaudited pro forma combined net loss per share -- basic and diluted is based on the weighted average common shares outstanding of Towne, and the issuance of 2,075,345 shares of Towne common stock in exchange for Forseon's outstanding common stock as part of the merger. The net loss attributable to common shareholders per common share -- basic and diluted for the year ended December 31, 1998 assumes the issuance of 536,084 shares associated with the acquisition of Banking Solutions, Inc. as of January 1, 1998.

                              TOWNE SERVICES, INC.
                                     [LOGO]

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the Offering described in the Registration Statement. All amounts are estimates except the SEC Registration Fee, the NASD fees and the Nasdaq fees:


SEC Registration Fee...................................  $   23,500
NASD fees..............................................       8,953
Nasdaq fees............................................
Blue Sky Fees and Expenses.............................
Printing and Engraving.................................
Legal Fees and Expenses................................
Accounting Fees and Expenses...........................
Transfer Agent Fees....................................
Miscellaneous Expenses.................................
                                                         ----------
           Total.......................................  $2,000,000
                                                         ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Towne's Articles of Incorporation eliminate, subject to certain limited exceptions, the personal liability of a director to Towne Services or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of Towne; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit or (iv) as to any payments of a dividend or any other type of distribution that is illegal under
Section 14-2-832 of the Georgia Business Corporation Code (the "Code"). In addition, if at any time the Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director of Towne shall be eliminated or limited to the fullest extent permitted by the provisions, as so amended, without further action by the shareholders, unless the provisions of the Code require this action. The provision does not limit the right of Towne or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

     Towne's Bylaws contain certain provisions which provide indemnification to directors of Towne that is broader than the protection expressly mandated in
Section 14-2-852 and 14-2-857 of the Code. To the extent that a director or officer of Towne has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person was a director or officer of Towne, Sections 14-2-852 and 14-2-857 of the Code would require Towne to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense of the action. The Code expressly allows Towne to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

     The indemnification provisions in Towne Bylaws require Towne to indemnify and hold harmless any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of Towne) because he or she is or was a director of Towne, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. The board of directors of Towne also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have Towne advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, these amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to officers and directors of Towne pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     Towne has entered into separate indemnification agreements with each of its directors and executive officers whereby Towne agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements also provide that Towne shall purchase and maintain liability insurance for the benefit of its directors and executive officers. These agreements may not be abrogated by action of the shareholders. There is no pending litigation or proceeding involving a director, officer, employee or other agent of Towne as to which indemnification is being sought, nor is Towne aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     No securities which were not registered under the Securities Act of 1933 have been sold by Towne within the past three years except for those indicated below. Share numbers reflect the 100-for-1 stock split with respect to Towne's common stock effected in January 1997.

     (i) In connection with the acquisition of Banking Solutions, Inc. in December 1998, Towne issued 744,431 shares of restricted common stock.

     (ii) In connection with its formation in October 1995, Towne issued a total of 5,000,000 shares of common stock to its four initial shareholders in exchange for $16,000 in the aggregate.


     (iii) From August to October 1996, Towne issued 2,258,700 shares of common stock at a price of $0.30 per share to certain officers, directors and other investors. Towne also issued 647,000 shares of common stock and options to purchase 983,400 shares of common stock to certain executive officers, directors, employees, consultants and advisors of Towne at approximately
$.30 per share during 1996.


     (iv) In connection with his employment, Towne granted its President and Chief Operating Officer options to purchase 1,118,300 shares of common stock at an exercise price of $0.30 per share in September 1996. In addition, in consideration of their guaranties of a $250,000 line of credit, in December 1996 Towne granted options to purchase 71,400 shares of common stock at an exercise price of $.50 per share to seven of its directors and executive officers.

     (v) In January and February 1997, Towne sold 166,666 shares of common stock at a price of $0.60 per share to a director and a related party investor. In January 1997, Towne granted seven directors options to acquire 59,523 shares of common stock at $0.60 per share each in exchange for their personal guaranty of a new $250,000 credit facility for Towne.

     (vi) Towne issued 350,500 shares of common stock and granted options to acquire 206,000 shares of common stock to certain employees and advisors of Towne at prices of either $0.60 or $1.00 per share during 1997. In connection with his employment, Towne granted options to acquire 300,000 shares of common stock to its Chief Financial Officer, effective as of November 1997, at $1.00 per share. In addition, Towne granted options to acquire 32,500 share of common stock to each of its three new directors in September 1997 at a price of $1.00 per share.

     (vii) Between the end of March and the middle of October 1997, Towne issued 3,020,600 shares of common stock at a price of $1.00 per share to certain officers, directors, accredited investors and a limited number of other investors.

     (viii) Between January and March 1998, Towne issued, 1,019,083 shares of common stock and options to acquire 401,000 shares of common stock to officers, directors, employees, customers, advisors and consultants at a purchase or exercise price of either $1.19 per share or $1.25 per share (employees received a 5% discount off the estimated fair market value of the securities).

     (ix) On March 13, 1998, Towne sold 15,000 shares of its Series A Convertible Preferred Stock for $1,500,000 to an accredited investor. The terms of the stock purchase agreement provided for conversion of the preferred stock into common stock at conversion price of $1.25 per share, subject to adjustment.

     (x) In May 1998, Towne granted options to acquire 595,000 shares of common stock to a new director and four senior officers at an exercise price of $7.20 per share. In June 1998, Towne granted options to acquire 50,000 shares of common stock to a new director.

     The issuances of securities described above were made in reliance on one or more of the exemptions from registration, including those provided for by
Section 4(2), Regulation D and Rule 701 of the Securities Act of 1933. The recipients of the securities in the above transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. The recipients of these securities had adequate access, through their relationship with Towne, to information about Towne.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1       --  Form of Underwriting Agreement among Towne Services, Inc.
               and First Union Capital Markets Corp., Hambrecht & Quist LLC
               and J.C. Bradford & Co. as representatives of the several
               underwriters.
 2.1       --  Agreement and Plan of Merger by and among Towne Services,
               Inc., TSI Acquisition One, Inc., Forseon Corporation and
               certain of the stockholders of Forseon Corporation dated as of March 25, 1999. **
 2.2       --  Form of Escrow Agreement to be entered into by and among
               Towne Services, Inc., Dan Paul and Allen Merrill, each in
               their capacity as a Stockholder Representative, and First
               Union National Bank. **

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 2.3       --  Asset Purchase Agreement by and between Towne Services, Inc.
               and Credit Collection Solutions, Inc., and Burton W. Crapps
               and Robert M. Ragsdale dated as of June 11, 1998.*
 2.4       --  Stock Purchase Agreement dated November 30, 1998 by and between Towne Services, Inc., BSI Acquisition Corp., Banking
               Solutions, Inc. ("BSI"), and certain shareholders of BSI
               (incorporated by reference to Exhibit 2.1 of the Company's
               Report on Form 8-K filed on December 15, 1998).
 3.1       --  Amended and Restated Articles of Incorporation of Towne
               Services, Inc., as filed with the Secretary of State of the
               State of Georgia on July 29, 1998.*
 3.2       --  Amended and Restated Bylaws of Towne Services, Inc.,
               effective May 19, 1998.*
 3.3       --  Articles of Amendment to the Amended and Restated Articles
               of Incorporation of Towne Services, Inc., as filed with the
               Secretary of State of Georgia on May 21, 1999.
 3.4       --  Amendment to the Amended and Restated Bylaws of Towne
               Services, Inc., effective May 21, 1999.
 4.1       --  See Exhibits 3.1 and 3.2 for provisions of the Amended and
               Restated Articles of Incorporation and Amended and Restated
               Bylaws defining the rights of the holders of common stock of the Company.
 5.1       --  Opinion of Nelson Mullins Riley & Scarborough, L.L.P. (to be
               filed by amendment).
10.1       --  1996 Stock Option Plan (including form of Stock Option
               Agreement.*
10.2       --  1998 Stock Option Plan (including form of Stock Option
               Agreement).*
10.3       --  Form of Non-Qualified Stock Option Agreement.*
10.4       --  Lease by and among River Exchange Associates Limited
               Partnership and Towne Services, Inc. dated January 12,
               1998.*
10.5       --  Employment Agreement by and between Towne Services, Inc. and
               Drew W. Edwards dated as of October 15, 1995.*
10.6       --  Employment Agreement by and between Towne Services, Inc. and
               Henry M. Baroco dated as of January 15, 1997.*
10.7       --  Amended and Restated Employment Agreement by and between
               Towne Services, Inc. and Bruce Lowthers dated as of May 18,
               1998.*
10.8       --  Employment Agreement by and between Towne Services, Inc. and
               Cleve Shultz dated as of May 19, 1998.*
10.9       --  Form of TOWNE CREDIT Bank Marketing Agreement.*
10.10      --  Form of TOWNE FINANCE Bank Marketing Agreement.*
10.11      --  Form of TOWNE CREDIT Merchant Processing Agreement.*
10.12      --  Form of TOWNE FINANCE Client Processing Agreement.*
10.13      --  Form of CASHFLOW MANAGER Merchant Services Agreement.+
10.14      --  Form of CASHFLOW MANAGER License Agreement.+
10.15      --  Form of Independent Bankers Bank General Marketing Agent
               Agreement.+
10.16      --  Registration Rights Agreement dated as of March 13, 1998 by and between Towne Services, Inc. and Capital Appreciation
               Partners, L.P.*
10.17      --  Form of Indemnification Agreement entered into between Towne
               Services, Inc. and its directors and officers.*
10.18      --  Promissory note dated September 8, 1997 issued to Towne
               Services, Inc. by Henry M. Baroco.*
10.19      --  Promissory note dated April 1, 1998 issued to Towne
               Services, Inc. by Bruce F. Lowthers, Jr.*
10.20      --  Promissory Note dated October 8, 1998 issued to Towne
               Services, Inc. by Drew W. Edwards.+

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.21      --  Promissory Note dated October 8, 1998 issued to Towne
               Services, Inc. by Henry M. Baroco.+
10.22      --  Form of General Marketing Agent Agreement.*
10.23      --  Promissory Note by the Company to the order of First Union
               National Bank dated December 31, 1998.+
10.24      --  Sublease agreement by and among Technology Park/Atlanta,
               Inc. and Towne Services dated March 9, 1999 (incorporated by reference to Exhibit 10.1 to the Company's Report on Form
               10-Q filed on May 7, 1999).
21.1       --  Subsidiaries of Towne Services, Inc.**
23.1       --  Consent of Arthur Andersen LLP.
23.2       --  Consent of KPMG LLP.
23.3       --  Consent of Nelson Mullins Riley and Scarborough, L.L.P.
               (included in Exhibit 5.1).
24.1       --  Power of Attorney (contained on the signature page hereof as to Richardson M. Roberts, Joe M. Rodgers and J. Daniel
               Speight, Jr., all others previously filed.)
27.1       --  Financial Data Schedule for the periods ending March 31,
               1998 and 1999 (for SEC use only) (incorporated by reference to the Company's Report on Form 10-Q filed on May 7, 1999).


---------------

 * Incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1 (No. 333-53341) as declared effective by the Securities and Exchange Commission on July 30, 1998.
** Incorporated by reference to the exhibits to the Company's Registration
   Statement on Form S-4 (No. 333-76493) filed on April 16, 1999.
 + Incorporated by reference to the exhibits to the Company's Report on Form
   10-K filed on March 26, 1999.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.

     (b) Financial Statement Schedules

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS SCHEDULE

                                                                     TOWNE SERVICES, INC.
                                                         ---------------------------------------------
                                                         BEGINNING   CHARGED TO                ENDING
DESCRIPTION                                               BALANCE     EXPENSE     DEDUCTIONS   BALANCE
-----------                                              ---------   ----------   ----------   -------
December 31, 1995 Allowance for Doubtful Accounts......        0            0            0           0
December 31, 1996 Allowance for Doubtful Accounts......        0            0            0           0
December 31, 1997 Allowance for Doubtful Accounts......        0       25,000            0      25,000
December 31, 1998 Allowance for Doubtful Accounts......   25,000      322,065            0     347,065

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Towne pursuant to the foregoing provisions, or otherwise, Towne has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Towne of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Towne will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Towne hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Towne pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 25th day of May, 1999.


                                          TOWNE SERVICES, INC.

                                          By:      /s/ DREW W. EDWARDS
                                            ------------------------------------
                                                      Drew W. Edwards
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed and on the dates indicated.



                     SIGNATURES                                      TITLE                    DATE
                     ----------                                      -----                    ----
                 /s/ DREW W. EDWARDS                   Chairman of the Board and Chief    May 25, 1999
-----------------------------------------------------    Executive Officer (principal
                   Drew W. Edwards                       executive officer)

                          *                            President, Chief Operating         May 25, 1999
-----------------------------------------------------    Officer and Director
                   Henry M. Baroco

                /s/ BRUCE F. LOWTHERS                  Chief Financial Officer            May 25, 1999
-----------------------------------------------------    (principal financial and
                  Bruce F. Lowthers                      accounting officer)

                          *                            Director                           May 25, 1999
-----------------------------------------------------
                    G. Lynn Boggs

                          *                            Director                           May 25, 1999
-----------------------------------------------------
                   Frank W. Brown

                          *                            Director                           May 25, 1999
-----------------------------------------------------
                   John W. Collins

                          *                            Director                           May 25, 1999
-----------------------------------------------------
                  J. Stanley Mackin

                          *                            Director                           May 25, 1999
-----------------------------------------------------
               John D. Schneider, Jr.

                          *                            Director                           May 25, 1999
-----------------------------------------------------
                   Glenn W. Sturm

                          *                            Director                           May 25, 1999
-----------------------------------------------------
                  J. Stephen Turner

                          *                            Director                           May 25, 1999
-----------------------------------------------------
                  Bahram Yusefzadeh

*By: /s/ BRUCE F. LOWTHERS
----------------------------------------------------
     as attorney-in-fact pursuant to power of
     attorney set forth in this registration
     statement as filed on April 22, 1999 (SEC File
     No. 333-76859)

                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of Towne Services, Inc., a Georgia corporation, for himself and not for one another, does hereby constitute and appoint Drew W. Edwards and Bruce F. Lowthers, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Section 462(b) of the Securities Act of 1933, and all post-effective amendments thereto, and to cause the same (together with all Exhibits thereto and all documents in connection therewith) to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform each and every act and thing necessary and proper to be done in and about the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys-in-fact and agents or any one of them, or his or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof.



                     SIGNATURES                                      TITLE                    DATE
                     ----------                                      -----                    ----
                 /s/ JOE M. RODGERS                    Director                           May 25, 1999
-----------------------------------------------------
                   Joe M. Rodgers

             /s/ J. DANIEL SPEIGHT, JR.                Director                           May 25, 1999
-----------------------------------------------------
               J. Daniel Speight, Jr.

              /s/ RICHARDSON M. ROBERTS                Director                           May 25, 1999
-----------------------------------------------------
                Richardson M. Roberts

                                 EXHIBIT INDEX


EXHIBIT NO.                                DESCRIPTION
-----------                                -----------
     1.1      --   Form of Underwriting Agreement among Towne Services, Inc.
                   and First Union Capital Markets Corp., Hambrecht & Quist LLC
                   and J.C. Bradford & Co. as representatives of the several
                   underwriters.
     2.1      --   Agreement and Plan of Merger by and among Towne Services,
                   Inc., TSI Acquisition One, Inc., Forseon Corporation and
                   certain of the stockholders of Forseon Corporation dated as of March 25, 1999.**
     2.2      --   Form of Escrow Agreement to be entered into by and among
                   Towne Services, Inc., Dan Paul and Allen Merrill, each in
                   their capacity as a Stockholder Representative, and First
                   Union National Bank.**
     2.3      --   Asset Purchase Agreement by and between Towne Services, Inc.
                   and Credit Collection Solutions, Inc., and Burton W. Crapps
                   and Robert M. Ragsdale dated as of June 11, 1998.*
     2.4      --   Stock Purchase Agreement dated November 30, 1998 by and
                   between Towne Services, Inc., BSI Acquisition Corp., Banking
                   Solutions, Inc. ("BSI"), and certain shareholders of BSI
                   (incorporated by reference to Exhibit 2.1 of the Company's
                   Report on Form 8-K filed on December 15, 1998).
     3.1      --   Amended and Restated Articles of Incorporation of Towne
                   Services, Inc., as filed with the Secretary of State of the
                   State of Georgia on July 29, 1998.*
     3.2      --   Amended and Restated Bylaws of Towne Services, Inc.,
                   effective May 19, 1998.*
     3.3      --   Articles of Amendment to the Amended and Restated Articles
                   of Incorporation of Towne Services, Inc., as filed with the
                   Secretary of State of the State of Georgia on May 21, 1999.
     3.4      --   Amendment to the Amended and Restated Bylaws of Towne
                   Services, Inc., effective May 21, 1999.
     4.1      --   See Exhibits 3.1 and 3.2 for provisions of the Amended and
                   Restated Articles of Incorporation and Amended and Restated
                   Bylaws defining the rights of the holders of common stock of the Company.
     5.1      --   Opinion of Nelson Mullins Riley & Scarborough, L.L.P. (to be
                   filed by amendment).
    10.1      --   1996 Stock Option Plan (including form of Stock Option
                   Agreement.*
    10.2      --   1998 Stock Option Plan (including form of Stock Option
                   Agreement).*
    10.3      --   Form of Non-Qualified Stock Option Agreement.*
    10.4      --   Lease by and among River Exchange Associates Limited
                   Partnership and Towne Services, Inc. dated January 12,
                   1998.*
    10.5      --   Employment Agreement by and between Towne Services, Inc. and
                   Drew W. Edwards dated as of October 15, 1995.*
    10.6      --   Employment Agreement by and between Towne Services, Inc. and
                   Henry M. Baroco dated as of January 15, 1997.*
    10.7      --   Amended and Restated Employment Agreement by and between
                   Towne Services, Inc. and Bruce Lowthers dated as of May 18,
                   1998.*
    10.8      --   Employment Agreement by and between Towne Services, Inc. and
                   Cleve Shultz dated as of May 19, 1998.*
    10.9      --   Form of TOWNE CREDIT Bank Marketing Agreement.*
   10.10      --   Form of TOWNE FINANCE Bank Marketing Agreement.*
   10.11      --   Form of TOWNE CREDIT Merchant Processing Agreement.*
   10.12      --   Form of TOWNE FINANCE Client Processing Agreement.*
   10.13      --   Form of CASHFLOW MANAGER Merchant Services Agreement.+

EXHIBIT NO.                                DESCRIPTION
-----------                                -----------
   10.14      --   Form of CASHFLOW MANAGER License Agreement.+
   10.15      --   Form of Independent Bankers Bank General Marketing Agent
                   Agreement.+
   10.16      --   Registration Rights Agreement dated as of March 13, 1998 by and between Towne Services, Inc. and Capital Appreciation
                   Partners, L.P.*
   10.17      --   Form of Indemnification Agreement entered into between Towne
                   Services, Inc. and its directors and officers.*
   10.18      --   Promissory note dated September 8, 1997 issued to Towne
                   Services, Inc. by Henry M. Baroco.*
   10.19      --   Promissory note dated April 1, 1998 issued to Towne
                   Services, Inc. by Bruce F. Lowthers, Jr.*
   10.20      --   Promissory Note dated October 8, 1998 issued to Towne
                   Services, Inc. by Drew W. Edwards.+
   10.21      --   Promissory Note dated October 8, 1998 issued to Towne
                   Services, Inc. by Henry M. Baroco.+
   10.22      --   Form of General Marketing Agent Agreement.*
   10.23      --   Promissory Note by the Company to the order of First Union
                   National Bank dated December 31, 1998.+
   10.24      --   Sublease agreement by and among Technology Park/Atlanta,
                   Inc. and Towne Services, Inc. dated March 9, 1999
                   (incorporated by reference to Exhibit 10.1 to the Company's
                   Report on Form 10-Q filed on May 7, 1999).
    21.1      --   Subsidiaries of Towne Services, Inc.**
    23.1      --   Consent of Arthur Andersen LLP.
    23.2      --   Consent of KPMG LLP.
    23.3      --   Consent of Nelson Mullins Riley and Scarborough, L.L.P.
                   (included in Exhibit 5.1).
    24.1      --   Power of Attorney (contained on the signature page hereof as to Richardson M. Roberts, Joe M. Rodgers and J. Daniel
                   Speight, Jr., all others previously filed).
    27.1      --   Financial Data Schedule for the periods ending March 31,
                   1998 and 1999 (for SEC use only) (incorporated by reference to the Company's Report on Form 10-Q filed on May 7, 1999).


---------------

 * Incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1 (No. 333-53341) as declared effective by the Securities and Exchange Commission on July 30, 1998.
** Incorporated by reference to the exhibits to the Company's Registration
   Statement on Form S-4 (No. 333-76493) filed on April 16, 1999.
 + Incorporated by reference to the exhibits to the Company's Report on Form
   10-K filed on March 26, 1999.